Exhibit (a)(1)(a)

BROCADE COMMUNICATIONS SYSTEMS, INC.

OFFER TO AMEND CERTAIN OPTIONS
AND
CANCEL CERTAIN OTHER OPTIONS

This document constitutes part of the prospectus relating to each of the
Brocade Communications Systems, Inc. Amended and Restated 1999 Stock Plan, and
the Brocade Communications Systems, Inc. Amended and Restated 1999 Nonstatutory Stock Option
Plan covering securities that have been registered under the Securities Act of 1933.
May 12, 2006

BROCADE COMMUNICATIONS SYSTEMS, INC.
Offer to Amend Certain Options and Cancel Certain Other Options

This offer and withdrawal rights will expire at
5:00 p.m., Pacific Time, on June 12, 2006 unless we extend them.

     By this Offer to Amend Certain Options and Cancel Certain Other Options (the “Offer to Amend or Cancel”), we are giving all eligible employees holding eligible options to purchase shares of our common stock the right (i) to amend certain outstanding options and receive cash payments, and (ii) to cancel certain other outstanding options in return for cash payments, as described below (we refer to this collectively as the “offer”). Each eligible employee holding eligible options will be provided with an addendum (referred to as the “Addendum”) setting forth his or her eligible options and a description of any potential cash payments. We refer to the amended options and/or cash payments a participant may receive in replacement of his or her eligible options as the “Option Consideration.”
     Brocade has determined that certain of your stock options were or may have been granted at a discount from fair market value and therefore may be subject to adverse tax consequences under Section 409A of the Internal Revenue Code. These consequences include income tax at vesting, an additional 20% tax and interest charges. If you elect to participate in this Offer to Amend or Cancel, your eligible options will no longer be subject to the adverse tax consequences under Section 409A.
     You are an “eligible employee” only if you are an employee of Brocade Communications Systems, Inc. or our subsidiaries (collectively referred to as “Brocade,” the “Company,” “we,” “our” or “us”) on the last date on which this offer remains open for acceptance.
     An option to purchase common stock is eligible for this offer (“eligible option”) only if each of the following conditions is met:
•	the option was granted under the Amended and Restated 1999 Stock Option Plan (the “1999 Stock Plan”) or the Amended and Restated 1999 Nonstatutory Stock Option Plan (the “1999 Nonstatutory Plan”);

•	the option has an exercise price per share that was less, or may have been less, than the fair market value per share of the common stock underlying the option on the option’s grant date;

•	the option was unvested as of December 31, 2004 (if only a portion of an option was unvested as of December 31, 2004, the unvested portion may be an “eligible option”);

•	the option is outstanding as of the last date on which this offer remains open for acceptance; and

•	the option holder is subject to taxation in the United States.
     If you participate in this offer, any eligible options with respect to which you accept this offer will be replaced with the Option Consideration described below, and detailed more fully in Section 2 of this Offer to Amend or Cancel.
     There are two categories of eligible options with respect to which this offer may be accepted, and the type of Option Consideration you receive will be determined based upon the category into which your option falls.

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OPTION CATEGORY	SUMMARY OF OPTION CONSIDERATION
Eligible Options Granted post-August 14, 2003 (called “post-August 14, 2003 options”)
1. The portion of your stock option that vests after December 31, 2004 will be amended to increase the original exercise price to the fair market value of a share of our common stock on the deemed grant date (as listed on your Addendum); and

2. You will receive cash payments equal to the difference between the new exercise price per share of the amended option and the original exercise price per share multiplied by the number of unexercised shares subject to the amended option in the manner described below.

Eligible Options Granted pre-August 14, 2003 (called “pre-August 14, 2003 options”)
1. The portion of your options that vests after December 31, 2004 will be canceled; and

2. You will be entitled to receive cash payments equal to the fair value (based on the “Black-Scholes Value,” defined below) for the options that were canceled.

Each eligible employee will receive an Addendum that describes his or her eligible options and the Option Consideration he or she will receive for those eligible options, including, where applicable, the amended option exercise price, as well as the cash payment amounts for post-August 14, 2003 options and a description of the cash payment amount for pre-August 14, 2003 options. Cash payments will be made promptly following January 1, 2007, subject to applicable withholding. Participating employees will be entitled to receive cash payments regardless of whether they remain employed with Brocade on the actual cash payment date.
Post-August 14, 2003 Options
     If you elect to receive an amended option for a post-August 14, 2003 option, such option will be amended on the date that this offer expires (currently expected to be June 12, 2006) and you will receive paperwork regarding your amended option promptly after the expiration of the offer. Each amended option will be subject to an amended option agreement between you and Brocade. Any amended option you receive will continue to be subject to the same vesting schedule.
     Promptly following the expiration of the offer, we will send you a “Promise to Make Cash Payment” evidencing your right to receive a cash payment for your post-August 14, 2003 options. Cash payments will not be subject to any further vesting conditions and will be paid to you promptly following January 1, 2007, less applicable withholding taxes.
Pre-August 14, 2003 Options
     In return for the cancellation of your pre-August 14, 2003 options, you will receive a payment equal to the Black-Scholes Value of each pre-August 14, 2003 option with respect to which you accepted this offer. The Black-Scholes Value of each pre-August 14, 2003 option is calculated after the close of market trading on the third trading day prior to the expiration of the offer (we refer to this as the “Black-Scholes Calculation Date”). Cash payments will not be subject to any further vesting conditions and will be paid to you promptly

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following January 1, 2007, less applicable tax withholding. Promptly following the expiration of the offer, we will send you a “Promise to Make Cash Payment” evidencing your right to receive a cash payment for your pre-August 14, 2003 options.
Other Matters
     The offer is not conditioned upon this offer being accepted with respect to a minimum number of the outstanding eligible options, but the offer is subject to customary conditions, which we describe in Section 7 of this Offer to Amend or Cancel.
     Our common stock is traded on the Nasdaq National Market under the symbol “BRCD.” On May 11, 2006 the closing price of our common stock was $6.10 per share. You should evaluate current market quotes for our common stock, among other factors, before deciding to participate in this offer.
     See “Risks of Participating in the Offer” beginning on page 20 for a discussion of risks that you should consider before participating in this offer.
IMPORTANT — ACTION ITEMS TO PARTICIPATE
     If you participate in this offer, you must complete and sign the attached election form, and fax it to Elizabeth Moore at (408) 333-5900, e-mail it to 409Astock@brocade.com, or hand deliver it to Elizabeth Moore at Brocade Communications Systems, Inc., 1745 Technology Drive, San Jose, CA 95110 before 5:00 p.m., Pacific Time, on June 12, 2006. Only responses that are complete, signed, and actually received by Elizabeth Moore by the deadline will be accepted. Responses that are received after the deadline will not be accepted. Brocade intends to confirm the receipt of your election form and/or any withdrawal form by e-mail within two U.S. business days. If you have not received an e-mail confirmation, you must confirm that we have received your election form and/or any withdrawal form. Responses may only be submitted via fax, or e-mail, or hand delivery. Responses submitted by any other means, including United States mail (or other post) and Federal Express (or similar delivery service), are not permitted.
     Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.
     You should direct questions about the terms of this offer or the tax consequences affecting your options to Deloitte at:
Jason Russell
Deloitte Tax LLP
Email: Brocade409A@Deloitte.com
Offer to Amend Certain Options and Cancel Certain Other Options dated May 12, 2006.
     You should rely only on the information contained in this Offer to Amend or Cancel or documents to which we have referred you. We have not authorized anyone to provide you with different information. We are not making an offer of the cash consideration or amended options in any jurisdiction in which the offer is not permitted. However, we may, at our discretion, take any actions necessary for us to make the offer to option holders in any of these jurisdictions. You should not assume that the information provided in this Offer to Amend or Cancel is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this offer. This Offer to Amend or Cancel summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

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SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS
     The following are answers to some of the questions that you may have about this offer. You should carefully read this entire offer, the accompanying e-mail from 409Astock@brocade.com dated May 11, 2006, and the election and withdrawal forms together with their associated instructions. This offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Amend or Cancel and the other offer documents. We have included in this summary references to other sections in this offer to help you find a more complete description of these topics.

Q1.	What is the offer?	3
Q2.	Why is Brocade making this offer?	5
Q3.	Who is eligible to participate in this offer?	6
Q4.	Which options are eligible for the Option Consideration in this offer?	6
Q5.	How do I participate in this offer?	6
Q6.	If I decide to participate in the offer, what will happen to my current eligible options?	7
Q7.	What will I receive in return for my options?	7
Q8.	When will I receive my cash payments and amended options?	11
Q9.	What is the Black-Scholes Value?	11
Q10.	Am I required to participate in this offer?	12
Q11.	What will be the exercise price of my amended options?	12
Q12.	Once my options are accepted, is there anything I must do to receive the cash payments or amended options?	12
Q13.	When will my amended options vest?	13
Q14.	Will the terms and conditions of my amended options be the same as my original options?	13
Q15.	What happens to my options if I do not turn my election form in by the deadline, choose not to participate or my options are not accepted?	13
Q16.	If I hold multiple eligible options, can I choose which options with respect to which I want to accept this offer?	13
Q17.	Are there any positive or negative tax consequences to my participation in the offer?	13
Q18.	If I choose to fully participate in this offer, are there circumstances under which my eligible post-August 14, 2003 options would be amended (and I would receive a cash payment(s)) or my eligible pre-August 14, 2003 options would be canceled (and I would not receive a cash payment(s))?	14
Q19.	Will I be required to give up all of my rights under the canceled options?	15
Q20.	How will Brocade confirm to me that my election form or withdrawal form has been received?	15
Q21.	Can I accept this offer with respect to shares of Brocade common stock that I previously acquired upon exercise of Brocade options?	15
Q22.	Will my decision to participate in the offer have an impact on my ability to receive options in the future?	15
Q23.	Is this a modification of options?	15
Q24.	How does Brocade determine whether I have properly accepted this offer?	16
Q25.	When will my amended options expire?	16
Q26.	Will I receive an amended option agreement?	16
Q27.	Are there any conditions to this offer?	16
Q28.	If you extend the offer, how will you notify me?	16
Q29.	How will you notify me if the offer is changed?	16

Q30.	Can I change my mind and withdraw from this offer?	16
Q31.	How do I withdraw my election?	17
Q32.	What if I withdraw my election and then decide again that I want to participate in this offer?	17
Q33.	Can I change my mind about which options with respect to which I want to accept this offer?	17
Q34.	How should I decide whether or not to accept this offer with respect to my eligible options?	17
Q35.	What if Brocade is acquired by another company?	17
Q36.	What happens if I have an option grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?	18
Q37.	Will my amended options remain nonstatutory stock options for United States tax purposes?	19
Q38.	Does Section 409A impact ESPP shares or restricted stock?	19
Q39.	Who can I talk to if I have questions about the offer, or if I need additional copies of the offer documents?	19

Q1.	What is the offer?

A1.	This offer is a voluntary opportunity for eligible employees (1) to elect to have certain outstanding options amended plus receive cash payments, and (2) to cancel certain other outstanding options in return for different cash payments. This opportunity is described in the following questions and answers, and in the remainder of this Offer to Amend or Cancel.

Terms Used in the Offer

The following are some terms that are frequently used in this Offer to Amend or Cancel.
•	“amended options” refers to certain post-August 14, 2003 eligible options that are amended pursuant to this offer.

•	“amendment date” refers to the date when post-August 14, 2003 options with respect to which you accept this offer will be amended to reflect a new exercise price, which will be equal to the fair market value of the Company’s common stock on the eligible option’s original grant date. We expect that the amendment date will be June 9, 2006, which is the same date as the expiration date. If the expiration date is extended, then the amendment date will be similarly extended.

•	“Addendum” refers to the document that will be provided to each eligible employee that holds eligible options. The Addendum will list eligible options, a description of any potential cash payments, the grant dates of the eligible options and, where applicable, the amended option exercise price. The Addendum will indicate whether an eligible option is a “post-August 14, 2003 option” or a “pre-August 14, 2003 option.”

•	“Averaged Stock Price” refers to the average of the daily closing prices of our common stock over the ten (10) trading day period ending on the third full trading day prior to the expiration date. For example, if the expiration date is June 9, 2006, the Averaged Stock Price will equal the average of Brocade’s closing stock price on the ten (10) trading days from May 24, 2006 through June 7, 2006 (not including any holidays or weekends), and the Averaged Stock Price will be deemed determined on June 7, 2006. The Averaged Stock Price is one of the assumptions used to determine the Black-Scholes Value of pre-August 14, 2003 options. A Black-Scholes calculator will be available on Brocade’s intranet and, by inserting an estimated Averaged Stock Price into the calculator, eligible employees will be able to estimate the Black-Scholes Value that they will receive for a particular pre-August 14, 2003 option if they accept this offer. The actual Averaged Stock Price will be posted on Brocade’s intranet and included in the calculator by the opening of the trading day following the day the Averaged Stock Price is determined (that is, by June 9, 2006 if the expiration date is June 12, 2006), so that eligible employees may determine the exact Black-Scholes Value that they will receive for a particular pre-August 14, 2003 option if they accept this offer.

•	“Black-Scholes” refers to a well-established option pricing model used to calculate the value of an option and is used by Brocade in its financial statements to estimate the fair value of options. The Black-Scholes calculation is based on the following factors: the fair market value of the stock underlying the option (which is equal to the Averaged Stock Price for purposes of this offer), option exercise price, the expected dividend yield, volatility, expected life of the option, and short-term (risk free) interest rate. For purposes of this offer, the Black-Scholes Value will be set on the Black-Scholes Calculation Date. The precise assumptions underlying the model (other than the Averaged Stock Price) are discussed in Section 2 and in Question and Answer 9. The e-mail accompanying this offer includes a link to a Black-Scholes calculator available on Brocade’s intranet, into which you may insert relevant option information and an estimated Averaged Stock Price to calculate an estimate of the Black-Scholes Value of an option. Once the Averaged Stock Price is determined, it will be inserted into the Black-Scholes calculator so that you may determine the exact Black-Scholes Value of an option.

•	“Black-Scholes Calculation Date” refers to the date and time on which the Black-Scholes Value is determined. The Black-Scholes Calculation Date will be the third full trading day prior to the expiration date (estimated to be on June 8, 2006 if the expiration date is June 12, 2006). The Averaged Stock Price will be posted on Brocade’s intranet and inserted into the Black-Scholes calculator by the opening of the trading day following the Black-Scholes Calculation Date (that is, by June 9, 2006 if the expiration date is June 12, 2006), so that you may use the Black-Scholes calculator to determine the exact Black-Scholes Value of each of your pre-August 14, 2003 options.

•	“Black-Scholes Value” refers to the value of an option based on the Black-Scholes model and calculated as of the Black-Scholes Calculation Date. The assumptions underlying the model (other than the Averaged Stock Price) will be provided throughout the offering period in an online Black-Scholes calculator available on Brocade’s intranet, into which you may insert relevant option information and an estimated Averaged Stock Price to calculate an estimate of the Black-Scholes Value of an option. The actual Averaged Stock Price will be posted on Brocade’s intranet and inserted into the Black-Scholes calculator by the opening of the trading day following the Black-Scholes Calculation Date (that is, by June 9, 2006 if the expiration date is June 12, 2006), so that you may determine the exact Black-Scholes Value of an option.

•	“cancellation date” refers to the expiration date. This is the date when pre-August 14, 2003 options with respect to which you have accepted this offer will be canceled. We expect that the cancellation date will be June 12, 2006, unless the offer is extended. If the expiration date is extended, then the cancellation date will be similarly extended.

•	“eligible employee” refers to all current employees of Brocade as of the last date on which this offer remains open for acceptance who may participate in this offer if they hold eligible options. Only Brocade optionees who are subject to United States taxation hold eligible options.

•	“eligible options” refers to all options with respect to which you may accept this offer in exchange for the Option Consideration, as described in Question and Answer 4 and Section 1 of the Offer to Amend or Cancel. Eligible options include both post-August 14, 2003 options and pre-August 14, 2003 options.

•	“employee” means an employee of Brocade or any of its subsidiaries.

•	“executive officers” refers to those officers of Brocade listed on Schedule A to this Offer to Amend or Cancel, who are officers for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

•	“expiration date” refers to the date that this offer expires. The expiration date will be June 12, 2006 at 5:00 p.m., Pacific Time, unless the offer is extended. We may extend the expiration date at our discretion. If we extend the offer, the term “expiration date” will refer to the time and date at which the extended offer expires.

•	“post-August 14, 2003 options” refers to those eligible options granted after August 14, 2003. The Addendum will indicate if an eligible option is a post-August 14, 2003 option.

•	“pre-August 14, 2003 options” refers to those eligible options that were granted before August 14, 2003. The Addendum will indicate if an eligible option is a pre-August 14, 2003 option.

•	“offer period” or “offering period” refers to the period from the commencement of this offer to the expiration date. This period will commence on May 12, 2006, and end at 5:00 p.m., Pacific Time, on June 12, 2006, unless the offer is extended.

•	“Option Consideration” means the total consideration you may receive for the options with respect to which you choose to accept this offer. The Option Consideration is more fully described in Question and Answer 7 and in Section 6 of this Offer to Amend or Cancel.

•	“trading day” refers to each day on which the Nasdaq National Market is open for trading.
Q2.	Why is Brocade making this offer?

A2.	We believe that this offer will foster retention of our valuable employees and better align the interests of our employees and stockholders to maximize stockholder value. We issued the currently outstanding options to motivate our employees to perform at high levels and provide an effective means of recognizing employee contributions to our success. Due to certain stock option documentation issues identified as part of our internal investigations, we have determined that certain options granted both before and after August 14, 2003 were or may have been issued with an exercise price less than the fair market value of the underlying stock on the date of grant. Unfortunately, recently enacted tax legislation under the American Jobs Creation Act of 2004 and proposed tax regulations (together, referred to as “Section 409A”) provide that the portion of options that were granted at a discount and vest after December 31, 2004 will likely cause the optionees to be subjected to unfavorable tax consequences that did not apply at the time of the grant of the option. If the eligible options are amended or canceled for cash payments, the unfavorable tax consequences as described in Section 14 of this Offer to Amend or Cancel will be eliminated and the Company’s incentive and/or retention goals for these options will be maintained. (See Section 3)

Q3.	Who is eligible to participate in this offer?

A3.	You may participate in this offer if you are an employee of Brocade (which for purposes of this offer includes our subsidiaries) on the last date on which this offer remains open for acceptance. You must hold eligible options in order to participate. Only employees subject to taxation in the United States hold eligible options. (See Section 1)

Q4.	Which options are eligible for the Option Consideration in this offer?

A4.	An option to purchase common stock is an eligible option under this offer only if each of the following conditions is met:
•	the option was granted under the 1999 Stock Plan or the 1999 Nonstatutory Plan;

•	the option has an exercise price per share that was less than the fair market value per share of the common stock underlying the option on the option’s date of grant (these are the “post-August 14, 2003 options”), OR the option had an exercise price per share that is or may be less than the fair market value per share of the common stock underlying the option on the option’s grant date (these are the “pre-August 14, 2003 options”);

•	the option was unvested as of December 31, 2004 (if only a portion of an option was unvested as of December 31, 2004, the unvested portion may be an “eligible option”);

•	the option is outstanding as of the last date on which this offer remains open for acceptance; and

•	the option holder is subject to taxation in the United States.
Q5.	How do I participate in this offer?

A5.	If you choose to participate in this offer, you must do the following before 5:00 p.m., Pacific Time, on June 12, 2006 (the expiration date):
1.	Properly complete and sign the attached election form.

2.	Deliver the completed and signed election form to Elizabeth Moore.
If you participate in this offer, you will be required to accept the offer with respect to all of the shares subject to each of your eligible option grants. To help you determine your outstanding eligible option grants and give you the tools to make an informed decision, we will provide you with an Addendum listing your eligible option grants (which will indicate whether your eligible options are post-August 14, 2003 options or pre-August 14, 2003 options), a description of any potential cash payments and, where applicable, the amended option exercise price. If you hold an option that is not listed on the Addendum, the option is not an eligible option. The Addendum will list the cash payment for each post-August 14, 2003 option. The e-mail accompanying this offer includes a link to a Black-Scholes calculator on Brocade’s intranet that will allow you to calculate the Black-Scholes Value of your pre-August 14, 2003 options once the Averaged Stock Price is determined. The Averaged Stock Price will be posted on Brocade’s intranet and inserted into the Black-Scholes calculator by the opening of the trading day following the Black-Scholes Calculation Date (that is, by June 9, 2006 if the expiration date is June 12, 2006). Before the Averaged Stock Price is determined, you may estimate the Black-Scholes Value of your pre-August 14, 2003 options by inserting an estimated Averaged Stock Price into the calculator.

This is a one-time offer, and we will strictly enforce the election period. We reserve the right to reject any election related to options with respect to which you have elected to accept this offer that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all eligible options with respect to which a proper election has been made promptly after the expiration of this offer. (See Section 4)

Your election to participate becomes irrevocable after 5:00 p.m., Pacific Time, on June 12, 2006, unless the offer is extended past that time, in which case your election will become irrevocable after the new expiration date. The only exception is that if we have not accepted your options by 9:00 p.m. Pacific Time on July 10, 2006, you may withdraw your election at any time thereafter.

We may extend this offer. If we extend this offer, we will issue a press release, e-mail or other communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the U.S. business day following the previously scheduled expiration date.

If you participate in this offer, you must complete and sign the attached election form and fax it to Elizabeth Moore at (408) 333-5900, e-mail it to 409Astock@brocade.com or hand deliver it to Elizabeth Moore at Brocade Communications Systems, Inc., 1745 Technology Drive, San Jose, CA 95110 before 5:00 p.m., Pacific Time, on June 12, 2006. Only responses that are complete, signed and actually received by Elizabeth Moore by the deadline will be accepted. Responses received after the deadline will not be accepted. The delivery of election forms is at your risk. Brocade intends to confirm the receipt of your election form and/or any withdrawal form by e-mail within two U.S. business days. If you have not received an e-mail confirmation, you must confirm that we have received your election form and/or any withdrawal form. Responses may only be submitted via fax, e-mail or hand delivery. Responses submitted by any other means, including United States mail (or other post) and Federal Express (or similar delivery service), are not permitted.

Q6.	If I decide to participate in the offer, what will happen to my current eligible options?

A6.	If you elect to participate in the offer, your eligible options will either be amended if they are post-August 14, 2003 options, or will be canceled if they are pre-August 14, 2003 options. You also will receive the Option Consideration applicable to that type of option.

If your options are post-August 14, 2003 options, they will be amended on the same day as the expiration date. The expiration date will be June 12, 2006, unless the offer period is extended. As of that same date, you will become entitled to receive the Option Consideration described below, subject to any applicable vesting and less applicable tax withholding. (See Section 6)

If the options are pre-August 14, 2003 options, they will be canceled on the same day as the expiration date. The expiration date will be June 12, 2006, unless the offer period is extended. As of that same date, you will become entitled to receive the Option Consideration described below, subject to any applicable vesting and less applicable tax withholding. (See Section 6)

Q7.	What will I receive in return for my options?

A7.	Each eligible option belongs to one of two categories:
•	post-August 14, 2003 options are those eligible options that were granted after August 14, 2003. These options will be amended if you choose to accept this offer with respect to such options; and

•	pre-August 14, 2003 options are those eligible options that were granted before August 14, 2003. These options will be canceled if you choose to accept this offer with respect to such options.
The type of Option Consideration you will receive will depend on which category into which your eligible option falls. For purposes of this offer, the term “option” generally refers to an option to purchase one or more shares of our common stock. As stated above, you will receive a cash payment for your options. In addition, you will be entitled to receive an amended option for each post-August 14, 2003 option with respect to which you elect to accept this offer. Each such post-August 14, 2003 option will be amended on the amendment date (expected to be June 12, 2006). The amended option will continue to be subject to the terms and condition of the option plan under which it was granted, and to an amended option agreement between you and Brocade. If you participate with respect to your eligible pre-August 14, 2003 options, such options will be canceled and you will not receive an amended option for such options. (See Section 2)

OPTION CATEGORY	SUMMARY OF OPTION CONSIDERATION
Post-August 14, 2003 Options
1. The portion of your stock option that vests after December 31, 2004 will be amended to increase the original exercise price to the fair market value of a share of our common stock on the deemed grant date (as listed on your Addendum).

2. You will receive cash payments equal to the difference between the new exercise price per share of the amended option and the original exercise price per share multiplied by the number of unexercised shares subject to the amended option in the manner described below.

3. Each such cash payment will be paid, less applicable tax withholding, promptly following January 1, 2007.

4. Only those post-August 14, 2003 options that are unexercised as of the end of the offer period (expected to be June 12, 2006) are eligible to receive the amended option and cash payment. If you have exercised a portion of an option grant, you may accept this offer with respect to the unexercised portion of such option grant.

OPTION CATEGORY	SUMMARY OF OPTION CONSIDERATION
5. The total cash payments you may be entitled to receive for these options will be listed on your Addendum.
Pre-August 14, 2003 Options
1. Promptly following January 1, 2007, you will receive a cash payment equal to the Black-Scholes Value (calculated on the Black-Scholes Calculation Date) of the pre-August 14, 2003 options, less applicable tax withholding. Such options will be canceled and not amended.

2. Only those pre-August 14, 2003 options that are unexercised as of the end of the offer period (expected to be June 12, 2006) are eligible to receive the cash payment. If you have exercised a portion of an option grant, you may accept this offer with respect to the unexercised portion of such option grant for the cash payment.

3. The Black-Scholes Value of your options will be calculated on the Black-Scholes Calculation Date. The e-mail accompanying this offer includes a link to a Black-Scholes calculator on Brocade’s intranet that will allow you to calculate the Black-Scholes Value of your options once the Averaged Stock Price is determined. The Averaged Stock Price will be posted on Brocade’s intranet and inserted into the Black-Scholes calculator by the opening of the trading day following the Black-Scholes Calculation Date (that is, by June 9, 2006 if the expiration date is June 12, 2006). Before the Averaged Stock Price is determined, you may estimate the Black-Scholes Value of your options by inserting an estimated Averaged Stock Price into the calculator.

Post-August 14, 2003 Options Example
You were issued options to purchase 12,000 shares of stock with an exercise price equal to $6.80 per share, of which 2,000 shares vested on or before December 31, 2004. The grant date fair market value of the Company’s stock was $7.00. As of the offer expiration date, 4,500 shares were vested (2,500 shares of which vested after December 31, 2004) and you had not exercised any portion of the options. The options will be eligible options with respect 10,000 shares (the 2,000 shares which vested on or before December 31, 2004 are not subject to Section 409A and are therefore not eligible) and if you accept this offer with respect to those options pursuant to the terms of the offer you will receive the following:
1. The options to purchase 10,000 shares will be amended to increase the exercise price to $7.00 per share. 2,500 shares subject to the amended options will be vested as of the amendment date.

2. A cash payment of $2,000 [($7.00-$6.80) multiplied by 10,000], less applicable tax withholding, payable promptly following January 1, 2007.

The 2,000 shares which were not eligible (because they vested on or before December 31, 2004 and are not subject to Section 409A) will remain outstanding and exercisable in accordance with their original terms.
Pre-August 14, 2003 Options Example
Before August 14, 2003, you were issued options to purchase 10,000 shares of stock with an exercise price equal to $6.80, none of which vested on or before December 31, 2004. The fair market value of the options on the grant date cannot be determined. The options were not exercised with respect to 7,500 of the options as of the offer expiration date. This will be an eligible option with respect to the 7,500 options and, if you elect to accept this offer with respect to those 7,500 options, you will receive the following:

Promptly following January 1, 2007, you will receive a cash payment equal to the Black-Scholes Value of the options. For example, if the Black-Scholes Value for a share subject to the option was $0.90, you would receive a cash payment equal to $6,750 ($0.90 multiplied by 7,500). Your options will be canceled and you will not receive any amended options.

Q8.	When will I receive my cash payments and amended options?

A8.	Any cash payment owed to you for a post-August 14, 2003 option or a pre-August 14, 2003 option with respect to which you have elected to accept this offer will be paid to you, less any applicable tax withholding, promptly following January 1, 2007. Promptly following the expiration of the offer, we will send you a “Promise to Make Cash Payment” evidencing your right to receive a cash payment for your options. This payment will not be subject to any vesting conditions or otherwise be subject to forfeiture. (See Section 6)

Any post-August 14, 2003 options with respect to which you have elected to accept this offer will be amended on the amendment date. The amendment date will be the same date on which this offer expires. We expect the amendment date will be June 12, 2006. If the expiration date of the offer is delayed, the amendment date will be similarly delayed. Promptly after the expiration of the offer, we will send you paperwork regarding your amended options. (See Section 6)

You will be entitled to receive cash payments regardless of whether you remain employed with Brocade on the actual cash payment date (promptly after January 1, 2007 applicable payment’s vesting date).

Q9.	What is the Black-Scholes Value?

A9.	The “Black-Scholes Value” of an option is based on the Black-Scholes option pricing model and is calculated as of the Black-Scholes Calculation Date. The Black-Scholes option pricing model, and therefore the Black-Scholes Value, is based on the following inputs:
•	the option exercise price;

•	the fair market value of the stock underlying the option (which is equal to the Averaged Stock Price for purposes of this offer);

•	the expected volatility of Brocade’s common stock;

•	the expected dividend yield of Brocade common stock;

•	the expected life of the option; and

•	a risk-free interest rate.
The Black-Scholes calculator on Brocade’s intranet is designed so that you only need to input information regarding the exercise price and vesting schedule of your eligible pre-August 14, 2004 options and your estimate of Averaged Stock Price and the calculator will calculate an estimate of the Black-Scholes Value of that option. The actual Averaged Stock Price will be posted on Brocade’s intranet and inserted into the Black-Scholes calculator by the opening of the trading day following the Black-Scholes Calculation Date (that is, by June 9, 2006 if the expiration date is June 12, 2006), so that you may determine the exact Black-Scholes Value of an option.

Q10.	Am I required to participate in this offer?

A10.	No. Participation in this offer is completely voluntary.

However, if you do participate in this offer, with respect to each eligible option grant that you accept this offer, you must accept this offer with respect to all of the shares subject to the outstanding portion of that option grant, to the extent such shares vested after December 31, 2004 and except as described in Question and Answer 36. (See Section 2)

If you do not participate in this offer, you may be subject to certain adverse tax consequences. Please also see Question and Answers 15 and 17 for a description of the potential consequences to you if you decide not to participate in the offer and instead keep your current options.

Q11.	What will be the exercise price of my amended options?

A11.	Amended options will have an exercise price per share equal to the fair market value of our common stock on the option’s deemed grant date as listed on your Addendum. (See Section 9)

Q12.	Once my options are accepted, is there anything I must do to receive the cash payments or amended options?

A12.	No. You do not need to do anything in order to receive your cash payments for pre-August 14, 2003 options or for post-August 14, 2003 options that are vested as of the offer expiration date. The cash payment for these options will be made promptly following January 1, 2007. Promptly following the expiration of the offer, we will send you a “Promise to Make Cash Payment” evidencing your right to receive a cash payment for these options. This payment will not be subject to any vesting conditions or otherwise be subject to forfeiture.

Once the offer has expired and your election with respect to options has been accepted, your pre-August 14, 2003 options will be canceled and your post-August 14, 2003 options will be amended. There is nothing that you must do to receive your amended options. Your amended options will be amended on the same day that the offer expires. (See Section 1)

Q13.	When will my amended options vest?

A13.	If your option is amended, it will continue to vest according to the vesting schedule of your original option. Continued vesting is subject to your continued service to us through each relevant vesting date. (See Section 9)

Q14.	Will the terms and conditions of my amended options be the same as my original options?

A14.	Yes. Except for the exercise price, the terms and conditions of your amended options will remain the same as the original options they replace. (See Section 9 and Section 14)

Q15.	What happens to my options if I do not turn my election form in by the deadline, choose not to participate or my options are not accepted?

A15.	If we do not receive your election form by the deadline, you choose not to participate, or your options are not accepted by us under this offer, your existing options will (1) remain outstanding until they expire by their terms, (2) retain their current exercise price, and (3) retain their current vesting schedule. As described in Question and Answer 17, you may be required to recognize ordinary income before the options are exercised and may also be subject to an additional 20% tax and interest penalty. (See Section 6)

Q16.	If I hold multiple eligible options, can I choose which options with respect to which I want to accept this offer?

A16.	Yes. However, if you choose to accept this offer with respect to any of your outstanding eligible options pursuant to this offer, you must accept this offer with respect to all of the shares subject to such option grant, except as described below and in Question and Answer 36. If you have exercised a portion of an eligible option grant, your election will apply to the portion that remains outstanding and unexercised. If you hold an eligible option and one portion of the option has vested prior to December 31, 2004, and the remainder has vested or is scheduled to vest after December 31, 2004, the portion that has vested or is scheduled to vest after December 31, 2004 is an eligible option. (See Section 2)

Q17.	Are there any positive or negative tax consequences to my participation in the offer?

A17.	Yes. As a result of participation in this offer, you may avoid potentially adverse tax consequences associated with your eligible options under United States tax law.

Section 409A of the Internal Revenue Code and proposed tax regulations under the American Jobs Creation Act of 2004 provide that stock options issued with an exercise price less than the fair market value of the underlying stock on the date of grant (i.e., granted at a discount) must have fixed exercise dates to avoid early income recognition and an additional 20% tax. None of the eligible options have fixed exercise dates and therefore Section 409A would likely subject the optionees to income recognition before the options are exercised and would subject the optionees to the additional 20% tax. It is likely that the optionees would have income recognition equal to the difference between the fair market value of the shares on the date of vesting and the exercise price (the “spread”). Because the proposed regulations do not explicitly address this, it is unclear how the additional 20% tax will be calculated, but we think that it is likely that the amount of the spread will be subject to the 20% tax when the options vest and it is possible that during each subsequent tax year (until the option is exercised), the increase in value of the underlying stock will be taxed as well.

Example: You are granted options to purchase 10,000 shares with a per share exercise price of $5.00 at a time when the per share fair market value of the Company’s stock was $5.50. On January 1, 2,500 of the shares subject to the option vest and on such date the per share fair market value of the Company’s common stock is $6.00. Upon the vesting date, you may have taxable income equal to $2,500 (the difference between $6.00 and $5.00 multiplied by the 2,500 shares that vest) and in addition to your regular taxes you may owe an additional $500 due to the 20% tax (20% of $2,500). Additionally, you may owe an interest penalty with the calculation of such penalty dating back to the original date of grant and you may owe additional taxes in subsequent years, based on an increase in value of the underlying stock.

Please also see Question and Answer 15 for a description of the potential consequences to you if you decide not to participate in the offer and instead keep your current options.

If you participate in the offer, you should not be required under current United States law to recognize income for United States federal income tax purposes at the time of the option you choose to accept the offer. On the amendment date, you will not be required under current law to recognize income for United States federal income tax purposes with respect to any amended options. However, you will have taxable income to the extent you receive any cash payments following the amendment date. In addition, you may have taxable income when you exercise your amended options or when you sell your shares. (See Section 14)

Uncertainty

Unfortunately, the Internal Revenue Service has not issued definitive final guidance under Section 409A. There is a chance that final guidance issued by the IRS may provide some relief with respect to certain eligible options and your personal tax advisor may advocate a position under the current statute and IRS guidance that your eligible options are exempt from Section 409A. We cannot guarantee the effect of any future IRS guidance and will work as quickly as possible when future guidance is issued to analyze it and provide information to our optionees regarding such guidance.

In addition, if you are subject to taxation in the United States, and also are subject to taxation in another country, there may be additional tax consequences relating to your participation in this offer. Please see Schedules C through F of this Offer to Amend or Cancel, as applicable, for a description of these tax consequences. (See Schedules C through F)

Q18.	If I choose to fully participate in this offer, are there circumstances under which my eligible post-August 14, 2003 options would be amended (and I would not receive a cash payment) or my eligible pre-August 14, 2003 options would be canceled (and I would not receive a cash payment)?

A18.	No. However, if you choose to accept this offer with respect to eligible options that are unvested and if you are no longer an employee or other service provider of Brocade on the date that the original option would have vested, any amended options you hold will cease to vest and will terminate in accordance with their terms. Your employment with Brocade will remain “at-will” regardless of your participation in the offer and can be terminated by you or us at any time, with or without cause or notice. (See Sections 1 and 2)

Moreover, even if we accept your post-August 14, 2003 options, your option will not be amended if we are prohibited from doing so by applicable laws. For example, we could become prohibited from amending options as a result of changes in SEC or Nasdaq National Market rules. We do not anticipate any such prohibitions at this time. (See Section 13)

Q19.	Will I be required to give up all of my rights under the canceled options?

A19.	Yes. Once we have accepted your options, your pre-August 14, 2003 options will be canceled and you will no longer have any rights under such options. We intend to cancel all pre-August 14, 2003 options on the same day as the expiration date, unless we extend the offer. We refer to this date as the cancellation date. We expect that the cancellation date will be June 12, 2006. (See Section 6)

Once post-August 14, 2003 options are accepted by us, those options will be replaced in full by the amended options. We intend to amend all post-August 14, 2003 options on the same day as the expiration date, unless we extend the offer. We refer to this date as the amendment date. We expect that the amendment date will be June 12, 2006. (See Section 6)

Q20.	How will Brocade confirm to me that my election form or withdrawal form has been received?

A20.	Brocade intends to confirm the receipt of your election form and/or any withdrawal form by e-mail within two U.S. business days. If you have not received an e-mail confirmation within two U.S. business days, you must confirm that we have received your election form and/or any withdrawal form.

Q21.	Can I accept this offer with respect to shares of Brocade common stock that I previously acquired upon exercise of Brocade options?

A21.	No. This offer relates only to outstanding Brocade options. You may not accept this offer with respect to shares of Brocade common stock. (See Section 2)

Q22.	Will my decision to participate in the offer have an impact on my ability to receive options in the future?

A22.	No. Your election to participate or not participate in the offer will not have any effect on our making future grants of options to purchase common stock, or any other rights to you or anyone else. (See Section 7)

Q23.	Is this a modification of options?

A23.	Yes. This is considered a modification of options. As a result, the Company may record additional stock-based compensation based on the fair value of the amended or canceled options as of the closing of the offer period. (See Section 12)

Q24.	How does Brocade determine whether I have properly accepted this offer?

A24.	We will determine, at our discretion, all questions about the validity, form, eligibility (including time of receipt), and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options under this offer that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly elected eligible options that are not validly withdrawn, subject to the terms of this offer. No election with respect to eligible options will be deemed to have been properly made until all defects or irregularities have been cured by you or waived by us. We have no obligation to give notice of any defects or irregularities in any election form, and we will not incur any liability for failure to give any notice. (See Section 4)

Q25.	When will my amended options expire?

A25.	Your amended options, if any, will expire on the same date as the scheduled expiration of your original post-August 14, 2003 options or earlier upon your termination of employment or service with Brocade. (See Section 9)

Q26.	Will I receive an amended option agreement?

A26.	Yes. All amended options will be subject to an amended option agreement between you and Brocade. (See Section 9)

Q27.	Are there any conditions to this offer?

A27.	Yes. The implementation of this offer is not conditioned upon it being accepted with respect to a minimum number of eligible options. However, the completion of this offer is subject to a number of customary conditions that are described in Section 7 of this Offer to Amend or Cancel. (See Section 7)

Q28.	If you extend the offer, how will you notify me?

A28.	If we extend this offer, we will issue a press release, e-mail or other form of communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the next U.S. business day following the previously scheduled expiration date. (See Sections 2 and 15)

Q29.	How will you notify me if the offer is changed?

A29.	If we change the offer, we will issue a press release, e-mail or other form of communication disclosing the change no later than 6:00 a.m., Pacific Time, on the next U.S. business day following the day we change the offer. (See Section 15)

Q30.	Can I change my mind and withdraw from this offer?

A30.	Yes. You may change your mind after you have submitted an election form and withdraw from the offer at any time before the expiration date. If we extend the expiration date, you may withdraw your election with respect to some or all of your eligible options at any time until the extended offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date. (See Section 5)

Q31.	How do I withdraw my election?

A31.	To withdraw your election with respect to some or all of your eligible options, you must do the following before the expiration date:
1.	Properly complete and sign the attached withdrawal form.

2.	Deliver the completed and signed withdrawal form to Elizabeth Moore. (See Section 5)
Any election with respect to options you do not withdraw will remain in effect under this offer pursuant to the prior election form.

Q32.	What if I withdraw my election and then decide again that I want to participate in this offer?

A32.	If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting a new properly completed election form before the expiration date. You may elect to accept this offer with respect to some or all of the eligible option grants. The new election form must be signed and dated after the date of your withdrawal form. (See Section 5)

Q33.	Can I change my mind about which options with respect to which I want to accept this offer?

A33.	Yes. You may change your mind after you have submitted an election form and change the options with respect to which you elect to accept this offer at any time before the expiration date by completing and submitting a withdrawal form to Elizabeth Moore. If we extend the expiration date, you may change your election at any time until the extended offer expires. You may elect to accept this offer with respect to additional options, or you may choose to accept this offer with respect to fewer options. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date. Please be sure that any new election form you submit includes all the options with respect to which you want to accept this offer and is clearly dated after your last-submitted election or withdrawal form.

Q34.	How should I decide whether or not to accept this offer with respect to my eligible options?

A34.	We understand that the decision whether or not to accept this offer with respect to your eligible options in this offer will be a challenging one for many employees. The program does carry risk (see “Risks of Participating in the Offer” on page 20 for information regarding some of these risks), and there are no guarantees that you would not ultimately receive greater value from your eligible options, even considering the potential tax consequences of keeping them (as described in Section 14) than what we are offering as the Option Consideration in the offer. The decision to participate in the offer must be your own. We recommend that you consult with a Deloitte tax specialist or other advisor to help determine if participation in this offer is right for you. (See Section 3)

Q35.	What if Brocade is acquired by another company?

A35.	Although we do not currently anticipate any such merger or acquisition, if we merge or consolidate with or are acquired by another entity prior to the expiration of the offer, you may choose to withdraw any options which respect to which you accepted this offer and your options will be treated in accordance with the option plan under which they were granted and with your option agreement(s). Further, if Brocade is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement and you will receive no amended options, cash payments or other consideration for your eligible options. If Brocade is acquired prior to the expiration of the offer but does not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the terms of any potential amended options, including any adjustments to the exercise price or number of shares that will be subject to the amended options. Under such circumstances, we expect that the type of security and the number of shares covered by the amended options would be adjusted based on the consideration per share given to holders of options to acquire our common stock that are outstanding in connection with the acquisition. Such amended options generally will have an exercise price equal to the closing price of the acquirer’s stock on the expiration date. As a result of this adjustment, you may receive options for more or fewer shares of the acquirer’s common stock than the number of shares subject to the eligible options with respect to which you accept this offer or than the number you would have received pursuant to the amended options if no acquisition had occurred.

You should be aware that these types of transactions could significantly affect our stock price, including potentially substantially increasing the price of our shares. Depending on the timing and structure of a transaction of this type, you might lose the benefit of any price appreciation in our common stock resulting from a merger or acquisition. This could result in option holders who do not participate in this offer receiving a greater financial benefit than option holders who do participate, even after taking into account the potential adverse tax consequences of not participating. In addition, your amended options may be exercisable for stock of the acquirer, not Brocade common stock, while option holders who decide not to participate in this offer might be able to exercise their options before the effective date of the merger or acquisition and sell their Brocade common stock before the effective date.

Finally, if we are acquired after the expiration date, it is possible that an acquirer could terminate your employment and therefore, to the extent that you have any amended options subject to vesting, any amended options you hold will cease to vest and will terminate in accordance with their terms. Regardless of whether you remain an employee or other service provider on the scheduled payment date, you will receive any payments to which you are entitled to as a result of your participation in this offer.

If we are acquired after your post-August 14, 2003 options have been accepted for amended options, the treatment of your amended options in such a transaction will be governed by the terms of the transaction agreement or the terms of the option plan under which they were granted, and your amended option agreement. (See Section 9)

Q36.	What happens if I have an option grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

A36.	If you have an eligible option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an employee of Brocade beneficially owns a portion of that option grant, you may accept this offer with respect to only the eligible portion beneficially owned by you. Any portion beneficially owned by a person who is not our employee is not eligible in this offer (even if legal title to that portion of the option grant is held by you and you are an eligible employee). You may, however, accept this offer with respect to the portion of the option grant you legally and beneficially own.

For instance, if you are an eligible employee and you hold an eligible option to purchase 3,000 shares that is subject to a domestic relations order, 1,000 of which are beneficially owned by your former spouse, and you have exercised 500 of the remaining 2,000 shares, then you may elect to accept this offer with respect to the portion of the option grant that you beneficially own covering the outstanding 1,500 shares, or you may elect not to participate in the offer at all with respect to this option. These are your only choices with respect to this option grant. (See Section 2)

Q37.	Will my amended options remain nonstatutory stock options for United States tax purposes?

A37.	Your amended options will remain nonstatutory stock options for purposes of United States tax law.

For more detailed information, please read the rest of the Offer to Amend or Cancel, and see the tax disclosure set forth under the section entitled “Material United States federal income tax consequences.” (Section 14)

We recommend that you read the tax discussion in this Offer to Amend or Cancel and discuss the personal tax consequences of nonstatutory stock options with your financial, legal and/or tax advisors. (See Sections 9 and 14)

Q38.	Does Section 409A impact ESPP shares or restricted stock?

A38.	No, ESPP shares and restricted stock are not impacted by 409A or this offer.

Q39.	Who can I talk to if I have questions about the offer, or if I need additional copies of the offer documents?

A39.	If you need additional copies of the offer documents or the election or withdrawal Forms, you should contact:
Elizabeth Moore
Brocade Communications Systems, Inc.
1745 Technology Drive, San Jose, CA 95110
Phone: (408) 333-5019
Fax: (408) 333-5900
Email: 409Astock@brocade.com
For additional information, assistance or questions concerning this offer or questions about the tax consequences discussed in this offer, please contact Deloitte at:
Jason Russell
Deloitte Tax LLP
Email: Brocade409A@deloitte.com

RISKS OF PARTICIPATING IN THE OFFER
     Participating in the offer involves a number of risks, including those described below. This list and the risk factors under the heading entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our quarterly report on Form 10-Q for the fiscal quarter ended January 28, 2006, filed with the SEC highlight the material risks of participating in this offer. You should carefully consider these risks and are encouraged to speak with a Deloitte tax specialist or other investment and tax advisor as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the sections in this Offer to Amend or Cancel discussing the tax consequences in the United States, as well as the rest of this Offer to Amend or Cancel for a more in-depth discussion of the risks that may apply to you before deciding to participate in the offer.
     In addition, this offer and our SEC reports referred to above include “forward-looking statements.” When used in this Offer to Amend or Cancel, the words “anticipate,” “believe,” “estimate,” “expect,” “intend” and “plan” as they relate to us are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements, and are dependent upon certain risks and uncertainties, including those set forth in this section and other factors elsewhere in this Offer to Amend or Cancel. You should carefully consider these risks, in addition to the other information in this Offer to Amend or Cancel and in our other filings with the SEC. The documents we file with the SEC, including the reports referred to above, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. The safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to forward-looking statements made by us in connection with the offer.
     The following discussion should be read in conjunction with the financial statements and notes to the financial statements attached as Schedule B of this Offer to Amend or Cancel, as well as our most recent Forms 10-K, 10-Q and 8-K. We caution you not to place undue reliance on the forward-looking statements contained in this Offer to Amend or Cancel, which speak only as of the date hereof.

Economic Risks
     If our stock price increases significantly following the expiration date, the Black-Scholes Value of your pre-August 14, 2003 option may not adequately compensate you for your canceled option.
     The value we will pay you for your canceled pre-August 14, 2003 option will be based on the Black-Scholes Value of that option on the Black-Scholes Calculation Date. This value may be significantly less than the value that option might have had to you if it remained outstanding following the expiration date, even after taking into account the potentially adverse tax consequences of Section 409A. As a result, if our stock price increases significantly in the future, it may be more beneficial to you not to participate in this offer and to retain your pre-August 14, 2003 option, notwithstanding any Section 409A taxes or penalties that you may incur.
     The Black-Scholes Value of your pre-August 14, 2003 options may decline by the time the offer expires.
     The value we will pay you for your canceled pre-August 14, 2003 option will be based on the Black-Scholes Value of that option on the Black-Scholes Calculation Date. The Black-Scholes Value of your pre-August 14, 2003 options is subject to fluctuation prior to the Black-Scholes Calculation Date based on changes in the assumptions that factor into the calculation (including changes in the fair market value of Brocade’s common stock price) and may decline from the Black-Scholes Value of your pre-August 14, 2003 options on the date you submitted your election form. As a result, you may receive a payment that was less than your estimates suggested. The e-mail accompanying this offer includes a link to a Black-Scholes calculator on Brocade’s intranet that will allow you to calculate the Black-Scholes Value of your pre-August 14, 2003 options once the Averaged Stock Price is determined. The Averaged Stock Price will be posted on Brocade’s intranet and inserted into the Black-Scholes calculator by the opening of the trading day following the Black-Scholes Calculation Date (that is, by June 9, 2006 if the expiration date is June 12, 2006). Before the Averaged Stock Price is determined, you may estimate the Black-Scholes Value of your options by inserting an estimated Averaged Stock Price into the calculator.
     We recommend that you check the intranet site after the Averaged Stock Price is inserted but before the expiration of the offer, so that you can base your final decision on whether to participate in this offer on the actual Black-Scholes Value of your pre-August 14, 2003 options.
Tax-Related Risks
     The IRS could change the expected Section 409A tax consequences.
     The IRS is expected to provide additional guidance with respect to Section 409A and the tax implications of discount options. It is possible that such guidance could be significantly different from the current guidance. New guidance could impose less onerous tax consequences on discount options and, as a result, it may have been more beneficial to you not to participant in the offer and to have retained your eligible options.
     Tax-related risks for tax residents of multiple countries.
     If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social security consequences of more than one country that may apply to you. Certain eligible employees are subject to the tax laws in the United States, and also to the tax laws in China, Singapore, Switzerland or the United Kingdom. If you are subject to the tax laws in one of these countries, please see the description of the tax consequences of participating in the offer under the tax laws of such countries which is included in Schedules C through F to this Offer to Amend or Cancel. You should also be certain to consult your personal tax advisor to discuss these consequences.
Business-Related Risks
     Our future revenue growth depends on our ability to introduce new products and services on a timely basis and achieve market acceptance of these new products and services.
     The market for SANs is characterized by rapidly changing technology and accelerating product introduction cycles. Our future success depends upon our ability to address the rapidly changing needs of our customers by developing and supplying high-quality, cost-effective products, product enhancements and services on a timely basis, and by keeping pace with technological developments and emerging industry standards. This risk will become more pronounced as the SAN market becomes more competitive and subject to increased demand for new and improved technologies.
     We have recently introduced a significant number of new products, primarily in our SilkWorm product family, which accounts for a substantial portion of our revenues. For example, during fiscal year 2005 we introduced the SilkWorm 48000 Director, the SilkWorm 200E entry level fabric switch, four new switch modules for bladed server solutions, and a new release of Fabric Manager software. We also launched two new software products, the Tapestry Application Resource Manager solution and the Tapestry Wide Area File Services solution, as well as new service and support offerings. In addition, we recently announced our new Tapestry Data Migration Manager solution. As of December 31, 2005, two of our three Tapestry offerings, Tapestry Application Resource Manager and Tapestry Data Migration Manager were still in the evaluation stage at various customers and only our Tapestry Wide Area File Services solution was generally available and shipping for revenue. We have also begun investing in new service offerings. We must achieve widespread market acceptance of our new products and service offerings in order to realize the benefits of our investments. The rate of market adoption is also critical. The success of our product and service offerings depend on numerous factors, including our ability:
•	to properly define the new products and services;

•	to timely develop and introduce the new products and services;

•	to differentiate our new products and services from our competitors’ offerings; and

•	to address the complexities of interoperability of our products with our OEM partners’ server and storage products and our competitors’ products.
     Some factors impacting market acceptance are also outside of our control, including the availability and price of competing products, technologies; product qualification requirements by our OEM partners, which can cause delays in the market acceptance; and the ability of our OEM partners to successfully distribute, support and provide training for our products. If we are not able to successfully develop and market new and enhanced products and services, our business and results of operations will be harmed.
     We are currently diversifying our product and service offerings to include software applications and support services, and our operating results will suffer if these initiatives are not successful.
     Starting in the second half of fiscal year 2004, we began making a series of investments in the development and acquisition of new technologies and services, including new switch modules for bladed server solutions, new hardware and software solutions for information technology infrastructure management and new service and support offerings. Some of these offerings are focused on new markets that are adjacent or parallel to our traditional market. Our strategy is to derive competitive advantage and drive incremental revenue growth through such investments. However, we cannot be certain that our new strategic offerings will achieve market acceptance, or that we will benefit fully from the substantial investments we have made and plan to continue to make in them. In addition, these investments have caused, and will likely continue to result in, higher operating expenses and if they are not successful, our operating income and operating margin will deteriorate.
     For instance, we have hired a number of additional employees, and plan to continue to add additional personnel and resources, to further develop and market software applications, including three recently introduced solutions, a Tapestry Application Resource Manager solution, a Tapestry Data Migration Manager solution and a Tapestry Wide Area File Services solution, and our service offerings. In addition, our acquisition of Therion Software Corporation and our investment in a strategic partnership contributed to the software applications associated with these solutions. In addition, because some of these offerings may be different from the areas that we have historically focused on, we may face a number of additional challenges, such as:
•	successfully identifying market opportunities;

•	developing new customer relationships;

•	expanding our relationship with our existing OEM partners and end-users;

•	managing different sales cycles;

•	hiring qualified personnel on a timely basis;

•	establishing effective distribution channels and alternative routes to market; and

•	estimating the level of customer acceptance and rate of market adoption.
     These new product and service offerings also may contain some features that are currently offered by our OEM partners, which could cause conflicts with partners on whom we rely to bring our current products to customers and thus negatively impact our relationship with such partners. In addition, if we are unable to successfully integrate new offerings that we develop, license or otherwise acquire into our existing base of products and services, our business and results of operations may be harmed.
     We are also investing in an expanded service initiative, which may be costly and may not gain market acceptance. For instance, we recently announced the availability of new professional services designed to assist customers in designing, installing, operating and supporting shared storage infrastructures. Traditionally, we have relied on our OEM partners and third parties to provide such support for end-users of our products and services, and we cannot be sure that this change in our business model will result in anticipated revenues. For instance, staffing support centers involves cost and revenue structures that are different from those used in selling hardware and licensing software. We also intend to significantly increase headcount to provide these services and staff support centers. Revenue will be dependent on our ability to utilize service providers, and if we do not effectively manage costs relative to revenue, our services initiative will not be successful. In addition, bringing the service initiative to market may be competitive with our OEM partners and other distribution channel partners.
     Increased market competition may lead to reduced sales, margins, profits and market share.
     The SAN market is becoming increasingly more competitive as new products, services and technologies are introduced by existing competitors and as new competitors enter the market. Increased competition in the past has resulted in greater pricing pressure, and reduced sales, margins, profits and market share. Moreover, new competitive products could be based on existing technologies or new technologies that may or may not be compatible with our SAN technology. Competitive products include, but are not limited to, non-Fibre Channel based emerging products utilizing Gigabit Ethernet, 10 Gigabit Ethernet, InfiniBand, and iSCSI (Internet Small Computer System Interface).
     Currently, we believe that we principally face competition from providers of Fibre Channel switching products for interconnecting servers and storage. These competitors include Cisco Systems, McDATA Corporation (which completed its acquisition of Computer Network Technology Corporation (“CNT”) on June 1, 2005) and QLogic Corporation. In addition, our OEM partners, who also have relationships with some of our current competitors, could become new competitors by developing and introducing products competitive with our product offerings, choosing to sell our competitors’ products instead of our products, or offering preferred pricing or promotions on our competitors’ products. Competitive pressure will likely intensify as our industry experiences further consolidation in connection with acquisitions by us, our competitors and our OEM partners.
     Some of our competitors have longer operating histories and significantly greater human, financial and capital resources than us. Our competitors could adopt more aggressive pricing policies than us. We believe that competition based on price may become more aggressive than we have traditionally experienced. Our competitors could also devote greater resources to the development, promotion, and sale of their products than we may be able to support and, as a result, be able to respond more quickly to changes in customer or market requirements. Our failure to successfully compete in the market would harm our business and financial results.
     Our competitors may also pressure our distribution model of selling products to customers through OEM solution providers by focusing a large number of sales personnel on end-user customers or by entering into strategic partnerships. For example, one of our competitors has formed a strategic partnership with a provider of network storage systems, which includes an agreement whereby our competitor resells the storage systems of its partner in exchange for sales by the partner of our competitor’s products. Such strategic partnerships, if successful, may influence us to change our traditional distribution model.
     If our assumptions regarding our revenues and margins do not materialize, our future profitability could be adversely affected.
     We incurred a net loss of $7.2 million in the third quarter of fiscal year 2005 and were not profitable for the full fiscal years 2004 or 2003, and we may not be profitable in the future. We make our investment decisions and plan our operating expenses based in part on future revenue projections.
     However, our ability to accurately forecast quarterly and annual revenues is limited, as discussed below in “Our quarterly and annual revenues and operating results may fluctuate in future periods due to a number of factors, which could adversely affect the trading price of our stock.” In addition, we are diversifying our product and service offerings and expanding into other markets that we have not historically focused on, including new and emerging markets. As a result, we face greater challenges accurately predicting our revenue and margins with respect to these other markets. Developing new offerings will also require significant, upfront, incremental investments that may not result in revenue for an extended period of time, if at all. Particularly as we seek to diversify our product and service offerings, we expect to incur significant costs and expenses for product development, sales, marketing and customer services, most of which are fixed in the short-term or incurred in advance of receipt of corresponding revenue. As a result, in the short-term, we may not be able to decrease our spending to offset any unexpected shortfall in revenues. If our projected revenues and margins do not materialize, our future profitability could be adversely affected.
     The prices of our products have declined in the past, and we expect the price of our products to continue to decline, which could reduce our revenues, gross margins and profitability.
     The average selling price per port for our products has declined in the past, and we expect it to continue to decline in the future as a result of changes in product mix, competitive pricing pressure, increased sales discounts, new product introductions by us or our competitors, the entrance of new competitors or other factors. For example, since the second half of fiscal year 2004, we have introduced and began shipping a number of new products that expand and extend the breadth of our product offerings. Several of these new products have lower per unit revenues, gross margin, and profitability characteristics than our traditional products. If we are unable to offset any negative impact that changes in product mix, competitive pricing pressures, increased sales discounts, enhanced marketing programs, new product introductions by us or our competitors, or other factors may have on us by increasing the number of ports shipped or reducing product manufacturing cost, our total revenues and gross margins will decline.
     In addition, to maintain our gross margins we must maintain or increase the number of ports shipped, develop and introduce new products and product enhancements, and continue to reduce the manufacturing cost of our products. While we have successfully reduced the cost of manufacturing our products in the past, we may not be able to continue to reduce cost of production at historical rates. Moreover, most of our expenses are fixed in the short-term or incurred in advance of receipt of corresponding revenue. As a result, we may not be able to decrease our spending to offset any unexpected shortfall in revenues. If this occurs, we could incur losses, our operating results and gross margins could be below our expectations and the expectations of investors and stock market analysts, and our stock price could be negatively affected.
     Our failure to successfully manage the transition between our new products and our older products may adversely affect our financial results.
     As we introduce new or enhanced products, we must successfully manage the transition from older products to minimize disruption in customers’ ordering patterns, avoid excessive levels of older product inventories and provide sufficient supplies of new products to meet customer demands. When we introduce new or enhanced products, we face numerous risks relating to product transitions, including the inability to accurately forecast demand, and manage different sales and support requirements due to the type or complexity of the new products.
     For example, we recently introduced 4 Gigabit per second (“Gbit”) technology solutions that replace many of our 2 Gbit products. During the third quarter of fiscal year 2005, our net revenue was $122.3 million, down 16 percent from $144.8 million reported in the second quarter of fiscal year 2005 and 19 percent from $150.0 million reported in the third quarter of fiscal year 2004. We believe that the transition from 2 Gbit products to 4 Gbit products was a significant factor contributing to the drop in our revenue in the third quarter of fiscal year 2005. We also recorded a $3.4 million and $1.8 million write-down during the third and fourth quarters of fiscal year 2005, respectively, for excess and obsolete inventory due largely to the faster than expected product transition.

     We depend on OEM partners for a majority of our revenues, and the loss of any of these OEM partners or a decrease in their purchases could significantly reduce our revenues and negatively affect our financial results.
     We depend on recurring purchases from a limited number of large OEM partners for the majority of our revenue. As a result, these large OEM partners have a significant influence on our quarterly and annual financial results. Our agreements with our OEM partners are typically cancelable, non-exclusive, have no minimum purchase requirements and have no specific timing requirements for purchases. For the year ended October 29, 2005, three customers each represented ten percent or more of our total revenues for a combined total of 71 percent. We anticipate that our revenues and operating results will continue to depend on sales to a relatively small number of customers. The loss of any one significant customer, or a decrease in the level of sales to any one significant customer, or unsuccessful quarterly negotiation on key terms, conditions or timing of purchase orders placed during a quarter, could seriously harm our business and financial results.
     In addition, some of our OEM partners purchase our products for their inventories in anticipation of customer demand. These OEM partners make decisions to purchase inventory based on a variety of factors, including their product qualification cycles and their expectations of end customer demand, which may be affected by seasonality and their internal supply management objectives. Others require that we maintain inventories of our products in hubs adjacent to their manufacturing facilities and purchase our products only as necessary to fulfill immediate customer demand. If more of our OEM partners transition to a hub model, form partnerships, alliances or agreements with other companies that divert business away from us; or otherwise change their business practices, their ordering patterns may become less predictable. Consequently, changes in ordering patterns may affect both the timing and volatility of our reported revenues. The timing of sales to our OEM partners, and consequently the timing and volatility of our reported revenues, may be further affected by the product introduction schedules of our OEM partners. We also may be exposed to higher risks of obsolete or excess inventories. For example, during the third and fourth quarters of fiscal year 2005, we recorded write-downs for excess and obsolete inventory of $3.4 million and $1.8 million, respectively, due to the faster than expected transition from our 2 Gbit products to our 4 Gbit products.
     Our OEM partners evaluate and qualify our products for a limited time period before they begin to market and sell them. Assisting these distribution partners through the evaluation process requires significant sales, marketing and engineering management efforts on our part, particularly if our products are being qualified with multiple distribution partners at the same time. In addition, once our products have been qualified, our customer agreements have no minimum purchase commitments. We may not be able to effectively maintain or expand our distribution channels, manage distribution relationships successfully, or market our products through distribution partners. We must continually assess, anticipate and respond to the needs of our distribution partners and their customers, and ensure that our products integrate with their solutions. Our failure to successfully manage our distribution relationships or the failure of our distribution partners to sell our products could reduce our revenues significantly. In addition, our ability to respond to the needs of our distribution partners in the future may depend on third parties producing complementary products and applications for our products. If we fail to respond successfully to the needs of these groups, our business and financial results could be harmed.
     Our quarterly and annual revenues and operating results may fluctuate in future periods due to a number of factors, which could adversely affect the trading price of our stock.
     Our quarterly and annual revenues and operating results may vary significantly in the future due to a number of factors, any of which may cause our stock price to fluctuate. Factors that may affect the predictability of our annual and quarterly results include, but are not limited to, the following:
•	announcements, introductions, and transitions of new products by us and our competitors or our OEM partners;

•	the timing of customer orders, product qualifications, and product introductions of our OEM partners;

•	seasonal fluctuations;

•	changes, disruptions or downturns in general economic conditions, particularly in the information technology industry;

•	declines in average selling price per port for our products as a result of competitive pricing pressures or new product introductions by us or our competitors;

•	the emergence of new competitors in the SAN market;

•	deferrals of customer orders in anticipation of new products, services, or product enhancements introduced by us or our competitors;

•	our ability to timely produce products that comply with new environmental restrictions or related requirements of our OEM customers;

•	our ability to obtain sufficient supplies of sole- or limited-sourced components, including application-specific integrated circuits (or ASICs), microprocessors, certain connectors, certain logic chips, and programmable logic devices;

•	increases in prices of components used in the manufacture of our products;

•	our ability to attain and maintain production volumes and quality levels;

•	variations in the mix of our products sold and the mix of distribution channels through which they are sold;

•	pending or threatened litigation;

•	stock-based compensation expense that is affected by our stock price;

•	new legislation and regulatory developments; and

•	other risk factors detailed in this section entitled “Risk Factors.”
     Accordingly, the results of any prior periods should not be relied upon as an indication of future performance. We cannot assure you that in some future quarter our revenues or operating results will not be below our projections or the expectations of stock market analysts or investors, which could cause our stock price to decline.
     If we lose key personnel or are unable to hire additional qualified personnel, our business may be harmed.
     Our success depends to a significant degree upon the continued contributions of key management, engineering, sales and other personnel, many of whom would be difficult to replace. We believe our future success will also depend, in large part, upon our ability to attract and retain highly skilled managerial, engineering, sales and other personnel, and on the ability of management to operate effectively, both individually and as a group, in geographically disparate locations. We have experienced difficulty in hiring qualified personnel in areas such as application specific integrated circuits, software, system and test, sales, marketing, service, key management and customer support. In addition, our past reductions in force could potentially make attracting and retaining qualified employees more difficult in the future. Our ability to hire qualified personnel may also be negatively impacted by our recent internal reviews and financial statement restatements, related investigations by the SEC and Department of Justice (“DOJ”), and current level of our stock price. The loss of the services of any of our key employees, the inability to attract or retain qualified personnel in the future, or delays in hiring required personnel, particularly engineers and sales personnel, could delay the development and introduction of, and negatively affect our ability to sell our products.
     In addition, companies in the computer storage and server industry whose employees accept positions with competitors may claim that their competitors have engaged in unfair hiring practices or that there will be inappropriate disclosure of confidential or proprietary information. We may be subject to such claims in the future as we seek to hire additional qualified personnel. Such claims could result in material litigation. As a result, we could incur substantial costs in defending against these claims, regardless of their merits, and be subject to additional restrictions if any such litigation is resolved against us.
     The loss of our third-party contract manufacturer would adversely affect our ability to manufacture and sell our products.
     The loss of our third-party contract manufacturer could significantly impact our ability to produce our products for an indefinite period of time. Qualifying a new contract manufacturer and commencing volume production is a lengthy and expensive process. If we are required to change our contract manufacturer, if we fail to effectively manage our contract manufacturer, or if our contract manufacturer experiences delays, disruptions, capacity constraints, component parts shortages or quality control problems in its manufacturing operations, shipment of our products to our customers could be delayed resulting in loss of revenues and our competitive position and relationship with customers could be harmed.
     The failure to accurately forecast demand for our products or the failure to successfully manage the production of our products could negatively affect the supply of key components for our products and our ability to manufacture and sell our products.
     We provide product forecasts to our contract manufacturer and place purchase orders with it in advance of the scheduled delivery of products to our customers. Moreover, in preparing sales and demand forecasts, we rely largely on input from our distribution partners. Therefore, if we or our distribution partners are unable to accurately forecast demand, or if we fail to effectively communicate with our distribution partners about end-user demand or other time-sensitive information, sales and demand forecasts may not reflect the most accurate, up-to-date information. If these forecasts are inaccurate, we may be unable to obtain adequate manufacturing capacity from our contract manufacturer to meet customers’ delivery requirements, or we may accumulate excess inventories. Furthermore, we may not be able to identify forecast discrepancies until late in our fiscal quarter. Consequently, we may not be able to make adjustments to our business model. If we are unable to obtain adequate manufacturing capacity from our contract manufacturer, if we accumulate excess inventories, or if we are unable to make necessary adjustments to our business model, revenue may be delayed or even lost to our competitors, and our business and financial results may be harmed. In addition, although the purchase orders placed with our contract manufacturer are cancelable, in certain circumstances we could be required to purchase certain unused material not returnable, usable by, or sold to other customers if we cancel any of our orders. This purchase commitment exposure is particularly high in periods of new product introductions and product transitions. If we are required to purchase unused material from our contract manufacturer, we would incur unanticipated expenses and our business and financial results could be negatively affected.
Our business is subject to cyclical fluctuations and uneven sales patterns.
     Many of our OEM partners experience uneven sales patterns in their businesses due to the cyclical nature of information technology spending. For example, some of our partners close a disproportionate percentage of their sales transactions in the last month, weeks and days of each fiscal quarter, and other partners experience spikes in sales during the fourth calendar quarter of each year.
     Because the majority of our sales are derived from a small number of OEM partners, when they experience seasonality, we experience similar seasonality. For instance, we were exposed to significant seasonality in the second fiscal quarter of fiscal year 2005 in part due to weaker spending in the enterprise product line during the first calendar quarter of 2005. In addition, we have experienced quarters where uneven sales patterns of our OEM partners have resulted in a significant portion of our revenue occurring in the last month of our fiscal quarter. This exposes us to additional inventory risk as we have to order products in anticipation of expected future orders and additional sales risk if we are unable to fulfill unanticipated demand. We are not able to predict the degree to which the seasonality and uneven sales patterns of our OEM partners or other customers will affect our business in the future particularly as we release new products.
We are dependent on sole source and limited source suppliers for certain key components.
     We purchase certain key components used in the manufacture of our products from single or limited sources. We purchase ASICs from a single source, and we purchase microprocessors, certain connectors, logic chips, power supplies and programmable logic devices from limited sources. We also license certain third-party software that is incorporated into our operating system software and other software products. If we are unable to timely obtain these and other components or experience significant component defects, we may not be able to deliver our products to our customers in a timely manner. As a result, our business and financial results could be harmed.
     We use rolling forecasts based on anticipated product orders to determine component requirements. If we overestimate component requirements, we may have excess inventory, which would increase our costs. If we underestimate component requirements, we may have inadequate inventory, which could interrupt the manufacturing process and result in lost or delayed revenue. In addition, lead times for components vary significantly and depend on factors such as the specific supplier, contract terms, and demand for a component at a given time. We also may experience shortages of certain components from time to time, which also could delay the manufacturing and sales processes. If we overestimate or underestimate our component requirements, or if we experience shortages, our business and financial results could be harmed.
     We have been named as a party to several class action and derivative action lawsuits arising from our recent internal reviews and related restatements of our financial statements, and we may be named in additional litigation, all of which could require significant management time and attention and result in significant legal expenses and may result in an unfavorable outcome which could have a material adverse effect on our business, financial condition, results of operations and cash flows.
     We are subject to a number of lawsuits arising from our recent internal reviews and the related restatements of our financial statements that have been filed, some purportedly on behalf of a class of our stockholders, against us and certain of our executive officers claiming violations of securities laws and others purportedly on behalf of Brocade against certain of our executive officers and board members, and we may become the subject of additional private or government actions. The expense of defending such litigation may be significant. The amount of time to resolve these lawsuits is unpredictable and defending ourselves may divert management’s attention from the day-to-day operations of our business, which could adversely affect our business, results of operations and cash flows. In addition, an unfavorable outcome in such litigation could have a material adverse effect on our business, results of operations and cash flows.
     As a result of our recent internal reviews and related restatements, we are subject to investigation by the SEC and DOJ, which may not be resolved favorably and has required, and may continue to require, a significant amount of management time and attention and accounting and legal resources, which could adversely affect our business, results of operations and cash flows.
     The SEC and the DOJ are currently conducting an investigation of the Company. We have been responding to, and continue to respond to, inquiries from the SEC and DOJ. The period of time necessary to resolve the SEC and DOJ investigation is uncertain, and these matters could require significant management and financial resources which could otherwise be devoted to the operation of our business. If we are subject to an adverse finding resulting from the SEC and DOJ investigation, we could be required to pay damages or penalties or have other remedies imposed upon us. The recent restatements of our financial results, the ongoing SEC and DOJ investigations and any negative outcome that may occur from these investigations could impact our relationships with customers and our ability to generate revenue. In addition, considerable legal and accounting expenses related to these matters have been incurred to date and significant expenditures may continue to be incurred in the future. The SEC and DOJ investigation could adversely affect our business, results of operations, financial position and cash flows.
     We may engage in future acquisitions and strategic investments that dilute the ownership percentage of our stockholders and require the use of cash, incur debt or assume contingent liabilities.
     As part of our business strategy, we expect to continue to review opportunities to buy or invest in other businesses or technologies that we believe would complement our current products, expand the breadth of our markets or enhance our technical capabilities, or that may otherwise offer growth opportunities. If we buy or invest in other businesses, products or technologies in the future, we could:
•	incur significant unplanned expenses and personnel costs;

•	issue stock, or assume stock option plans that would dilute our current stockholders’ percentage ownership;

•	use cash, which may result in a reduction of our liquidity;

•	incur debt;

•	assume liabilities; and

•	spend resources on unconsummated transactions.
     In addition, we are not currently eligible to file short-form registration statements on Form S-3. Although registration statement on other forms are available, it could increase the cost of future acquisitions involving the issuance of stock until such time that we regain eligibility on Form S-3.
     We may not realize the anticipated benefits of past or future acquisitions and strategic investments, and integration of acquisitions may disrupt our business and management.
     We have in the past and may in the future acquire or make strategic investments in additional companies, products or technologies. Most recently, we completed the acquisition of Therion Software

Corporation and a strategic investment in Tacit Networks in May 2005. We may not realize the anticipated benefits of these or any other acquisitions or strategic investments, which involve numerous risks, including:
•	problems integrating the purchased operations, technologies, personnel or products over geographically disparate locations, including San Jose, California; Redmond, Washington; and India;

•	unanticipated costs, litigation and other contingent liabilities;

•	diversion of management’s attention from our core business;

•	adverse effects on existing business relationships with suppliers and customers;

•	risks associated with entering into markets in which we have no, or limited, prior experience;

•	incurrence of significant exit charges if products acquired in business combinations are unsuccessful;

•	incurrence of acquisition-related costs or amortization costs for acquired intangible assets that could impact our operating results;

•	inability to retain key customers, distributors, vendors and other business partners of the acquired business; and

•	potential loss of our key employees or the key employees of an acquired organization.
     If we are not be able to successfully integrate businesses, products, technologies or personnel that we acquire, or to realize expected benefits of our acquisitions or strategic investments, our business and financial results may be adversely affected.
     Our revenues will be affected by changes in domestic and international information technology spending and overall demand for storage area network solutions.
     In the past, unfavorable or uncertain economic conditions and reduced global information technology spending rates have adversely affected our operating results. We are unable to predict changes in general economic conditions and when information technology spending rates will be affected. If there are future reductions in either domestic or international information technology spending rates, or if information technology spending rates do not improve, our revenues, operating results and financial condition may be adversely affected.
     Even if information technology spending rates increase, we cannot be certain that the market for SAN solutions will be positively impacted. Our storage networking products are sold as part of storage systems and subsystems. As a result, the demand for our storage networking products has historically been affected by changes in storage requirements associated with growth related to new applications and an increase in transaction levels. Although in the past we have experienced historical growth in our business as enterprise-class customers have adopted SAN technology, demand for SAN products in the enterprise-class sector continues to be adversely affected by weak or uncertain economic conditions, and because larger businesses are focusing on using their existing information technology infrastructure more efficiently rather than making new equipment purchases. If information technology spending levels are restricted, and new products improve our customers’ ability to utilize their existing storage infrastructure, the demand for SAN products may decline. If this occurs, our business and financial results will be harmed.
     Our business is subject to increasingly complex corporate governance, public disclosure, accounting, and tax requirements that has increased both our costs and the risk of noncompliance.
     We are subject to rules and regulations of federal and state government as well as the stock exchange on which our common stock is listed. These entities, including the Public Company Accounting Oversight Board, the SEC, the Internal Revenue Service and the Nasdaq National Market, have issued a significant number of new and increasingly complex requirements and regulations over the course of the last several years and continue to develop additional regulations and requirements in response to laws enacted by Congress, most notably the Sarbanes-Oxley Act of 2002. Our efforts to comply with these requirements have resulted in, and are likely to continue to result in, increased expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.
     We are subject to periodic audits or other reviews by such governmental agencies. For example, in November 2005, we were notified by the Internal Revenue Service that our domestic federal income tax return for the year ended October 25, 2003 was subject to audit. The SEC also periodically reviews our public company filings. Any such examination or review frequently requires management’s time and diversion of internal resources and, in the event of an unfavorable outcome, may result in additional liabilities or adjustments to our historical financial results.
     Recent changes in accounting rules, including the expensing of stock options granted to our employees, could have a material impact on our reported business and financial results.
     The U.S. generally accepted accounting principles are subject to interpretation by the Financial Accounting Standards Board, or FASB, the American Institute of Certified Public Accountants, the PCAOB, the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results.
     We previously recorded compensation expense associated with stock option grants to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25. On December 15, 2004, the FASB issued SFAS 123R, Share-Based Payment, which requires us to measure compensation expense for employee stock options using the fair value method beginning the first quarter of fiscal year 2006, which is the quarter ended January 28, 2006. SFAS 123R applies to all outstanding stock options that are not vested at the effective date and grants of new stock options made subsequent to the effective date. As a result of SFAS 123R, we will record higher levels of stock-based compensation due to differences between the valuation methods of SFAS 123R and APB 25.
Our future operating expenses may be adversely affected by changes in our stock price.
     A portion of our outstanding stock options are subject to variable accounting. Under variable accounting, we are required to remeasure the value of the options, and the corresponding compensation expense, at the end of each reporting period until the option is exercised, canceled or expires unexercised. As a result, the stock-based compensation expense we recognize in any given period can vary substantially due to changes in the market value of our common stock. Volatility associated with stock price movements has resulted in compensation benefits when our stock price has declined and compensation expense when our stock price has increased. For example, the market value of our common stock at the end of the first, second, third and fourth quarters of fiscal year 2005 were $5.99, $4.35, $4.48 and $3.60 per share, respectively. Accordingly, we recorded compensation benefit in the fourth quarter of fiscal year 2005 of approximately $0.2 million. We are unable to predict the future market value of our common stock and therefore are unable to predict the compensation expense or benefit that we will record in future periods.
     International political instability and concerns about other international crises may increase our cost of doing business and disrupt our business.
     International political instability may halt or hinder our ability to do business and may increase our costs. Various events, including the occurrence or threat of terrorist attacks, increased national security measures in the United States and other countries, and military action and armed conflicts, can suddenly increase international tensions. Increases in energy prices will also impact our costs and could harm our operating results. In addition, concerns about other international crises, such as the spread of severe acute respiratory syndrome (“SARS”), avian influenza, or bird flu, and West Nile viruses, may have an adverse effect on the world economy and could adversely affect our business operations or the operations of our OEM partners, contract manufacturer and suppliers. This political instability and concerns about other international crises may, for example:
•	negatively affect the reliability and cost of transportation;

•	negatively affect the desire and ability of our employees and customers to travel;

•	disrupt the production capabilities of our OEM partners, contract manufacturers and suppliers;

•	adversely affect our ability to obtain adequate insurance at reasonable rates; and

•	require us to take extra security precautions for our operations.
     Furthermore, to the extent that air or sea transportation is delayed or disrupted, the operations of our contract manufacturers and suppliers may be disrupted, particularly if shipments of components and raw materials are delayed.
     We have extensive international operations, which subjects us to additional business risks.
     A significant portion of our sales occur in international jurisdictions and our contract manufacturer has significant operations in China. We also plan to continue to expand our international operations and sales activities. Expansion of international operations will involve inherent risks that we may not be able to control, including:
•	supporting multiple languages;

•	recruiting sales and technical support personnel with the skills to design, manufacture, sell, and support our products;

•	increased complexity and costs of managing international operations;

•	increased exposure to foreign currency exchange rate fluctuations;

•	commercial laws and business practices that favor local competition;

•	multiple, potentially conflicting, and changing governmental laws, regulations and practices, including differing export, import, tax, labor, anti-bribery and employment laws;

•	longer sales cycles and manufacturing lead times;

•	difficulties in collecting accounts receivable;

•	reduced or limited protection of intellectual property rights;

•	managing a development team in geographically disparate locations, including China and India;

•	more complicated logistics and distribution arrangements; and

•	political and economic instability.
     To date, no material amount of our international revenues and costs of revenues have been denominated in foreign currencies. As a result, an increase in the value of the United States dollar relative to foreign currencies could make our products more expensive and, thus, not competitively priced in foreign markets. Additionally, a decrease in the value of the United States dollar relative to foreign currencies could increase our operating costs in foreign locations. In the future, a larger portion of our international revenues may be denominated in foreign currencies, which will subject us to additional risks associated with fluctuations in those foreign currencies. We currently do not have hedging program in place to offset our foreign currency risk.
     Undetected software or hardware errors could increase our costs, reduce our revenues and delay market acceptance of our products.
     Networking products frequently contain undetected software or hardware errors, or “bugs,” when first introduced or as new versions are released. Our products are becoming increasingly complex and, particularly as we continue to expand our product portfolio to include software-centric products, including software licensed from third parties, errors may be found from time to time in our products. Some types of errors also may not be detected until the product is installed in a heavy production or user environment. In addition, our products are often combined with other products, including software, from other vendors. As a result, when problems occur, it may be difficult to identify the source of the problem. These problems may cause us to incur significant warranty and repair costs, divert the attention of engineering personnel from product development efforts and cause significant customer relations problems. Moreover, the occurrence of hardware and software errors, whether caused by another vendor’s SAN products or ours, could delay market acceptance of our new products.
     We rely on licenses from third parties and the loss or inability to obtain any such license could harm our business.
     Many of our products are designed to include software or other intellectual property licensed from third parties. While it may be necessary in the future to seek or renew licenses relating to various aspects of our products, we believe, based upon past experience and standard industry practice, that such licenses generally could be obtained on commercially reasonable terms. Nonetheless, there can be no assurance that the necessary licenses would be available on acceptable terms, if at all. Our inability to obtain certain licenses or other rights on favorable terms could have a material adverse effect on our business, operating results and financial condition.
     If we fail to carefully manage the use of “open source” software in our products, we may be required to license key portions of our products on a royalty free basis or expose key parts of source code.

     Certain of our products or technologies acquired, licensed or developed by us may incorporate so-called “open source” software. Open source software is typically licensed for use at no initial charge, but certain open source software licenses impose on the licensee of the applicable open source software certain requirements to license or make available to others both the open source software as well as the software that relates to, or interacts with, the open source software. Our ability to commercialize products or technologies incorporating open source software or otherwise fully realize the anticipated benefits of any such acquisition may be restricted as a result of using such open source software.
     We may be unable to protect our intellectual property, which could negatively affect our ability to compete.
     We rely on a combination of patent, copyright, trademark, and trade secret laws, confidentiality agreements, and other contractual restrictions on disclosure to protect our intellectual property rights. We also enter into confidentiality or license agreements with our employees, consultants, and corporate partners, and control access to and distribution of our technology, software, documentation, and other confidential information. These measures may not preclude the disclosure of our confidential or propriety information, or prevent competitors from independently developing products with functionality or features similar to our products. Despite efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Monitoring unauthorized use of our products is difficult, and we cannot be certain that the steps we take to prevent unauthorized use of our technology, particularly in foreign countries where the laws may not protect proprietary rights as fully as in the United States, will be effective.
     Third-parties may bring infringement claims against us, which could be time-consuming and expensive to defend.
     In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. We have in the past been involved in intellectual property-related disputes, including lawsuits with Vixel Corporation, Raytheon Company and McData Corporation, and we may be involved in such disputes in the future, to protect our intellectual property or as a result of an alleged infringement of the intellectual property of others. We also may be subject to indemnification obligations with respect to infringement of third party intellectual property rights pursuant to our agreements with customers. These claims and any resulting lawsuit could subject us to significant liability for damages and invalidation of proprietary rights. Any such lawsuits, even if ultimately resolved in our favor, would likely be time-consuming and expensive to resolve and would divert management’s time and attention. Any potential intellectual property dispute also could force us to do one or more of the following:
•	stop selling, incorporating or using products or services that use the challenged intellectual property;

•	obtain from the owner of the infringed intellectual property a license to the relevant intellectual property, which may require us to license our intellectual property to such owner, or may not be available on reasonable terms or at all; and

•	redesign those products or services that use technology that is the subject of an infringement claim.
If we are forced to take any of the foregoing actions, our business and results of operations could be materially harmed.
     Our failure, or the failure of our customers, to comply with evolving industry standards and government regulations could harm our business.

     Industry standards for SAN products are continuing to evolve and achieve acceptance. To remain competitive, we must continue to introduce new products and product enhancements that meet these industry standards. All components of the SAN must interoperate together. Industry standards are in place to specify guidelines for interoperability and communication based on standard specifications. Our products encompass only a part of the entire SAN solution utilized by the end-user, and we depend on the companies that provide other components of the SAN solution, many of whom are significantly larger than we are, to support the industry standards as they evolve. The failure of these providers to support these industry standards could adversely affect the market acceptance of our products.
     In addition, in the United States, our products comply with various regulations and standards defined by the Federal Communications Commission and Underwriters Laboratories. Internationally, products that we develop will be required to comply with standards established by authorities in various countries. Failure to comply with existing or evolving industry standards or to obtain timely domestic or foreign regulatory approvals or certificates could materially harm our business.
     We are subject to environmental regulations that could have a material adverse effect on our business.
     We are subject to various environmental and other regulations governing product safety, materials usage, packaging and other environmental impacts in the various countries where our products are sold. For example, many of our products are subject to laws and regulations that restrict the use of mercury, hexavalent chromium, cadmium and other substances, and require producers of electrical and electronic equipment to assume responsibility for collecting, treating, recycling and disposing of our products when they have reached the end of their useful life. In Europe, substance restrictions will apply to products sold after July 1, 2006, and one or more of our OEM partners may require compliance with these or more stringent requirements by an earlier date. In addition, recycling, labeling, financing and related requirements have already begun to apply to products we sell in Europe. Where necessary, we are redesigning our products to ensure that they comply with these requirements as well as related requirements imposed by our OEM customers. We are also working with our suppliers to provide us with compliant materials, parts and components. If our products do not comply with the European substance restrictions, we could become subject to fines, civil or criminal sanctions, and contract damage claims. In addition, we could be prohibited from shipping non-compliant products into the EU, and required to recall and replace any products already shipped, if such products were found to be non-compliant, which would disrupt our ability to ship products and result in reduced revenue, increased obsolete or excess inventories and harm to our business and customer relationships. Our suppliers may also fail to provide us with compliant materials, parts and components, which could impact our ability to timely produce compliant products and may disrupt our business. Various other countries and states in the United States have issued, or are in the process of issuing, other environmental regulations that may impose additional restrictions or obligations and require further changes to our products.
     Business interruptions could adversely affect our business.
     Our operations and the operations of our suppliers, contract manufacturer and customers are vulnerable to interruption by fire, earthquake, hurricanes, power loss, telecommunications failure and other events beyond our control. For example, a substantial portion of our facilities, including our corporate headquarters, is located near major earthquake faults. In the event of a major earthquake, we could experience business interruptions, destruction of facilities and loss of life. We do not carry earthquake insurance and have not set aside funds or reserves to cover such potential earthquake-related losses. In addition, our contract manufacturer has a major facility located in an area that is subject to hurricanes. In the event that a material business interruption occurs that affects us or our suppliers, contract manufacturer or customers, shipments could be delayed and our business and financial results could be harmed.

     Provisions in our charter documents, customer agreements, Delaware law, and our stockholder rights plan could prevent or delay a change in control of Brocade, which could hinder stockholders’ ability to receive a premium for our stock.
     Provisions of our certificate of incorporation and bylaws may discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable. These provisions include:
•	authorizing the issuance of preferred stock without stockholder approval;

•	providing for a classified board of directors with staggered, three-year terms;

•	prohibiting cumulative voting in the election of directors;

•	limiting the persons who may call special meetings of stockholders;

•	prohibiting stockholder actions by written consent; and

•	requiring super-majority voting to effect amendments to the foregoing provisions of our certificate of incorporation and bylaws.
     Certain provisions of Delaware law also may discourage, delay, or prevent someone from acquiring or merging with us, and our agreements with certain of our customers require that we give prior notice of a change of control and grant certain manufacturing rights following a change of control. In addition, we currently have in place a stockholder rights plan. Our various anti-takeover provisions could prevent or delay a change in control of Brocade, which could hinder stockholders’ ability to receive a premium for our stock.
     We expect to experience volatility in our stock price, which could negatively affect stockholders’ investments.
     The market price of our common stock has experienced significant volatility in the past and will likely continue to fluctuate significantly in response to the following factors, some of which are beyond our control:
•	macroeconomic conditions;

•	actual or anticipated fluctuations in our operating results;

•	changes in financial estimates and ratings by securities analysts;

•	changes in market valuations of other technology companies;

•	announcements of financial results by us or other technology companies;

•	announcements by us, our competitors, customers, or similar businesses of significant technical innovations, contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	losses of major OEM partners;

•	additions or departures of key personnel;

•	sales by us of common stock or convertible securities;

•	incurring additional debt; and

•	other risk factors detailed in this section.
     In addition, the stock market has experienced extreme volatility that often has been unrelated to the performance of particular companies. These market fluctuations may cause our stock price to fall regardless of how the business performs.

THE OFFER
1. Eligibility.
     You are an “eligible employee” only if you are a current employee of Brocade Communications Systems, Inc. or our subsidiaries (collectively referred to as “Brocade,” the “Company,” “we,” “our” or “us”) on the last date on which this offer remains open for acceptance (the “offer expiration date”). Our executive officers, listed on Schedule A to this Offer to Amend or Cancel, are considered “employees” for purposes of this offer and are eligible to participate in this offer. In order to participate in the offer, you must hold eligible options. Only employees subject to taxation in the United States hold eligible options.
     Unless expressly provided by an agreement between you and Brocade, your employment with Brocade will remain “at-will” and can be terminated by you or us at any time, with or without cause or notice.
2. Number of options and amount of Option Consideration; expiration date.
     Subject to the terms and conditions of this offer, we will accept for amendment or cancellation eligible options that are held by eligible employees and with respect to which proper elections are made, and are not validly withdrawn, before the expiration date.
     An option to purchase common stock is eligible for this offer only if each of the following conditions is met:
•	the option was granted under the Amended and Restated 1999 Stock Option Plan (the “1999 Stock Plan”) or the Amended and Restated 1999 Nonstatutory Stock Option Plan (the “1999 Nonstatutory Plan”);
•	the option has an exercise price per share that was less, or may have been less, than the fair market value per share of the common stock underlying the option on the option’s grant date;
•	the option was unvested as of December 31, 2004 (if only a portion of an option was unvested as of December 31, 2004, the unvested portion may be an “eligible option”);
•	the option is outstanding as of the last date on which this offer remains open for acceptance; and
•	the option holder is subject to taxation in the United States.
     As noted above, in order to be eligible, options must be outstanding as of the expiration date of the offer. For example, if a particular option grant expires after commencement, but before the expiration date, that particular option grant is not eligible for this offer.
     If you choose to accept this offer with respect to any of your outstanding options in this offer, you need not accept this offer with respect to all of your eligible options. However, if you do choose to accept this offer with respect to an eligible option, you must accept this offer with respect to all of the shares subject to that option grant that were unvested as of December 31, 2004. If you have exercised a portion of an eligible option, your election will apply to the portion that remains outstanding and unexercised.
     As discussed below, this rule will not apply to the portion of any eligible option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and which is beneficially owned by a person who is not an employee of Brocade. Any portion beneficially owned by a person who is not our employee is not eligible in this offer (even if legal title to that portion of the option grant is held by you and you are an eligible employee). You may, however, accept this offer with respect to the portion of the option grant you legally and beneficially own.
     For instance, if you are an eligible employee and you hold an eligible option to purchase 3,000 shares that is subject to a domestic relations order, 1,000 of which are beneficially owned by your former spouse, and you have exercised 500 of the remaining 2,000 shares, then you may elect to accept this offer with respect to the portion of the option grant that you beneficially own covering the outstanding 1,500 shares, or you may elect not to participate in the offer at all with respect to this option. These are your only choices with respect to this option grant.
     The eligible options belong to one of two categories:
•	post-August 14, 2003 options are those eligible options that were granted after August 14, 2003. These options will be amended if you choose to accept this offer with respect to such options; and
•	pre-August 14, 2003 options are those eligible options that were granted before August 14, 2003. These options will be canceled if you choose to accept this offer with respect to such options.
     Subject to the terms of this offer and upon our acceptance of the options with respect to which you have properly elected to accept this offer, your eligible options will be amended or canceled, as applicable, and you will receive the Option Consideration applicable to the category your eligible option falls into. As stated above, you will receive a cash payment for your options. For purposes of this offer, the term “option” generally refers to an option to purchase one or more shares of our common stock. In addition, you will be entitled to receive an amended option for every post-August 14, 2003 option with respect to which you elect to accept this offer. Each such post-August 14, 2003 option will be amended on the amendment date (expected to be June 12, 2006). The amended option will continue to be subject to the terms and condition of the option plan under which it was granted, and to an amended option agreement between you and Brocade. If you participate with respect to your eligible pre-August 14, 2003 options, such options will be canceled and you will not receive an amended option for such options.

OPTION CATEGORY	SUMMARY OF OPTION CONSIDERATION
Post-August 14, 2003 Options
1. The portion of your stock option that vests after December 31, 2004 will be amended to increase the original exercise price to the fair market value of a share of our common stock on the deemed grant date (as listed on your Addendum).

2. You will receive cash payments equal to the difference between the new exercise price per share of the amended option and the original exercise price per share multiplied by the number of unexercised shares subject to the amended option in the manner described below.

3. Each such cash payment will be paid, less applicable tax withholding, promptly following January 1, 2007.

OPTION CATEGORY	SUMMARY OF OPTION CONSIDERATION

4. Only those post-August 14, 2003 options that are unexercised as of the end of the offer period (expected to be June 12, 2006) are eligible to receive the amended option and cash payment. If you have exercised a portion of an option grant, you may accept this offer with respect to the unexercised portion of such option grant.

5. The total cash payments you may be entitled to receive for these options will be listed on your Addendum.

Pre-August 14, 2003 Options
1. Promptly following January 1, 2007, you will receive a cash payment equal to the Black-Scholes Value (calculated on the Black-Scholes Calculation Date) of the pre-August 14, 2003 options, less applicable tax withholding. Such options will be canceled and not amended.

2. Only those pre-August 14, 2003 options that are unexercised as of the end of the offer period (expected to be June 12, 2006) are eligible to receive the cash payment. If you have exercised a portion of an option grant, you may accept this offer with respect to the unexercised portion of such option grant for the cash payment.

3. The Black-Scholes Value of your options will be calculated on the Black-Scholes Calculation Date. The e-mail accompanying this offer includes a link to a Black-Scholes calculator on Brocade’s intranet that will allow you to calculate the Black-Scholes Value of your options once the Averaged Stock Price is determined. The Averaged Stock Price will be posted on Brocade’s intranet and inserted into the Black-Scholes calculator by the opening of the trading day following the Black-Scholes Calculation Date (that is, by June 9, 2006 if the expiration date is June 12, 2006). Before the Averaged Stock Price is determined, you may estimate the Black-Scholes Value of your options by inserting an estimated Averaged Stock Price into the calculator.

     If you are not performing services for Brocade on a date when you are supposed to vest in an amended option, any amended options you hold will cease to vest and will terminate in accordance with their terms.
     The “Black-Scholes Value” of an option is based on the Black-Scholes option pricing model and is calculated as of the Black-Scholes Calculation Date. The Black-Scholes option pricing model, and therefore the Black-Scholes Value, is based on the following inputs:
•	the option exercise price;

•	the fair market value of the stock underlying the option (which is equal to the Averaged Stock Price for purposes of this offer);

•	the expected volatility of Brocade’s common stock;

•	the expected dividend yield of Brocade common stock;

•	the expected life of the option; and

•	a risk free interest rate.
     The Black-Scholes calculator on Brocade’s intranet is designed so that you only need to input information regarding the exercise price and vesting schedule of your eligible pre-August 14, 2004 options and your estimate of Averaged Stock Price and the calculator will calculate an estimate of the Black-Scholes Value of that option. The actual Averaged Stock Price will be posted on Brocade’s intranet and inserted into the Black-Scholes calculator by the opening of the trading day following the Black-Scholes Calculation Date (that is, by June 9, 2006 if the expiration date is June 12, 2006), so that you may determine the exact Black-Scholes Value of an option.

     Post-August 14, 2003 Options Example
You were issued options to purchase 12,000 shares of stock with an exercise price equal to $6.80 per share, 2,000 shares of which vested on or before December 31, 2004. The grant date fair market value of the Company’s stock was $7.00. As of the offer expiration date, 4,500 shares were vested (2,500 shares of which vested after December 31, 2004) and you had not exercised any portion of the options. There are 10,000 eligible option shares (the 2,000 shares which vested on or before December 31, 2004 are not subject to Section 409A and are therefore not eligible) and if you accept this offer you will receive the following:

1. The options to purchase 10,000 shares will be amended to increase the exercise price to $7.00 per share. 2,500 shares subject to the amended options will be vested as of the amendment date.

2. A cash payment of $2,000 [($7.00-$6.80) multiplied by 10,000)], less applicable tax withholding, payable promptly following January 1, 2007.

The 2,000 shares which were not eligible (because they vested on or before December 31, 2004 and are not subject to Section 409A) will remain outstanding and exercisable in accordance with their original terms.
     Pre-August 14, 2003 Options Example
Before August 14, 2003, you were issued options to purchase 10,000 shares of stock with an exercise price equal to $6.80, none of which vested on or before December 31, 2004. The fair market value of the options on the grant date cannot be determined. 7,500 options were not exercised as of the offer expiration date. There are 7,500 eligible options and if you elect to accept this offer you will receive the following:

Promptly following January 1, 2007, you will receive a cash payment equal to the Black-Scholes value of the option. For example, if the Black-Scholes value for a share subject to the option was $0.90, you would receive a cash payment equal to $6,750 ($0.90 multiplied by 7,500). Your options will be canceled and you will not receive any amended options.

Your options will be canceled and you will not receive any amended options.
     If you accept this offer with respect to options that are unvested and you are no longer an employee or other service provider of Brocade on the date that the original option would have vested, you will not vest in any amended options you have received.
     All amended options will be subject to the terms of the option plan under which they were granted, and to an amended option agreement between you and Brocade. The current form of option agreement under the 1999 Stock Plan and the 1999 Nonstatutory Plan is attached as an exhibit to the Schedule TO with which this offer has been filed. See Section 9 of this Offer to Amend or Cancel for a description of the 1999 Stock Plan and the 1999 Nonstatutory Plan.
     The expiration date for this offer will be 5:00 p.m., Pacific Time, on June 12, 2006, unless we extend the offer. We may, in our discretion, extend the offer, in which event the expiration date shall refer to the latest time and date at which the extended offer expires. See Section 15 of this Offer to Amend or Cancel for a description of our rights to extend, terminate and amend the offer.
3. Purpose of the offer.
     We believe that this offer will foster retention of our valuable employees and better align the interests of our employees and stockholders to maximize stockholder value. We issued the currently outstanding options to motivate our employees to perform at high levels and provide an effective means of recognizing employee contributions to our success. The post-August 14, 2003 options were all issued with an exercise price less than the fair market value of the underlying stock on the date of grant. The pre-August 14, 2003 options may have been issued with an exercise price less than the fair market value of the underlying stock on the date of grant. Unfortunately, recently enacted tax legislation under the American Jobs Creation Act of 2004 and proposed tax regulations (“Section 409A”) provide that the post-August 14, 2003 options will cause the optionees to be subjected to unfavorable tax consequences that did not apply at the time of the grant of the option. The pre-August 14, 2003 options may cause the optionees to be subjected to these same unfavorable tax consequences. If the options are amended or canceled and cash payments and amended options, if applicable, issued, the unfavorable tax consequences, as described in Section 14 of this Offer to Amend or Cancel, will be eliminated and the Company’s incentive and/or retention goals for these options will be maintained. Because the eligible options may have inherent value as a result of the discounted exercise price, the cash payment(s) with respect to the eligible options were designed to make the optionees whole for the adjustment in option exercise price on the offer expiration date.
     Except as otherwise disclosed in this offer or in our SEC filings, we presently have no plans or proposals that relate to or would result in:
•	any extraordinary transaction, such as a merger, reorganization or liquidation involving Brocade;

•	any purchase, sale or transfer of a material amount of our assets;

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•	any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board of director vacancies or to change any executive officer’s material terms of employment, except that we currently are considering adding a director to our board of directors;

•	any other material change in our corporate structure or business;

•	our common stock being delisted from the Nasdaq National Market or not being authorized for quotation in an automated quotation system operated by a national securities association;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of an amount of our securities or the disposition of an amount of any of our securities; or

•	any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.
     Neither we nor our board of directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in this offer and consult a Deloitte tax specialist or other investment and tax advisors. You must make your own decision about whether to participate in this offer.
4. Procedures for electing to participate in this offer.
     Proper election to elect to participate in this offer.
     Participation in this offer is voluntary. To participate in this offer, you must, in accordance with the instructions of the election form, properly complete, sign and deliver the election form to Elizabeth Moore. Elizabeth Moore must receive the properly completed and signed election forms and option agreement(s) before the expiration date. The expiration date will be 5:00 p.m., Pacific Time, on June 12, 2006, unless we extend the offer. Election forms and related documents may only be submitted by fax to (408) 333-5900, by e-mail at 409Astock@brocade.com, or by hand delivering these documents to Elizabeth Moore at Brocade Communications Systems, Inc., 1745 Technology Drive, San Jose, CA 95110 before the expiration date.
     If you participate in this offer, you must accept this offer with respect to all of the shares subject to outstanding portion of that option grant. To help you recall your outstanding eligible option grants and give you the tools to make an informed decision, we will provide you with an Addendum listing your eligible options (which will indicate whether your eligible options are post-August 14, 2003 options or pre-August 14, 2003 options), a description of any potential cash payments and, where applicable, the amended option exercise price. The Addendum will list the cash payment for each post-August 14, 2003 option. The e-mail accompanying this offer includes a link to a Black-Scholes calculator on Brocade’s intranet that will allow you to calculate the Black-Scholes Value of your pre-August 14, 2003 options once the Averaged Stock Price is determined. The Averaged Stock Price will be posted on Brocade’s intranet and inserted into the Black-Scholes calculator by the opening of the trading day following the Black-Scholes Calculation Date (that is, by June 9, 2006 if the expiration date is June 12, 2006). Before the Averaged Stock Price is determined, you may estimate the Black-Scholes Value of your pre-August

14, 2003 options by inserting an estimated Averaged Stock Price into the calculator. If we do not receive your election form by the deadline, then you will not participate in the offer, and all eligible options you currently hold will remain unchanged at their original price and terms.
     Your election to participate becomes irrevocable after 5:00 p.m., Pacific Time, on June 12, 2006 unless the offer is extended past that time, in which case your election will become irrevocable after the new expiration date, except as provided in Section 5 of this Offer to Amend or Cancel. You may change your mind after you have submitted an election form and withdraw from the offer at any time before the expiration date, as described in Section 5 of this Offer to Amend or Cancel. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date.
     If you submit an election form, and then decide that you would like to elect to accept this offer with respect to additional options, you must submit a new election form to Elizabeth Moore by the expiration date. This new election form must also list all of the options with respect to which you wish to accept this offer, because your original election form will no longer be valid. You may submit new election forms as often as you wish prior to the expiration date, but you will be bound by the last properly submitted election or withdrawal form we receive prior to the election date.
     The delivery of all documents, including election forms, is at your risk. Brocade intends to confirm the receipt of your election form and/or any withdrawal form by e-mail within two U.S. business days. If you have not received an e-mail confirmation, you must confirm that we have received your election form and/or any withdrawal form. Only responses that are complete, signed and actually received by Elizabeth Moore by the deadline will be accepted. Responses may only be submitted via fax, or e-mail, or hand delivery. Responses submitted by any other means, including United States mail (or other post) and Federal Express (or similar delivery service), are not permitted.
     This is a one-time offer, and we will strictly enforce the election period. We reserve the right to reject any election that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all options with respect to which proper elections are made promptly after the expiration of this offer.
     Our receipt of your election form is not by itself an acceptance of your options. For purposes of this offer, we will be deemed to have accepted options with respect to which proper elections have been made and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of options. We may issue this notice of acceptance by press release, e-mail or other methods of communication. Options accepted will be amended or canceled on the expiration date, which we presently expect will be June 12, 2006.
     Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.
     We will determine, at our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options with respect to which elections have been made that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all options with respect to which proper elections are made that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any election of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and options with respect to which elections have been made. No elections will be deemed to have been properly made until all defects or irregularities have been cured by the option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any notice. This is a one-time offer. We will strictly enforce the election period, subject only to an extension that we may grant in our discretion.
     Our acceptance constitutes an agreement.
     Your election through the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your options for cancellation or amendment will constitute a binding agreement between Brocade and you upon the terms and subject to the conditions of this offer.
5. Withdrawal rights and change of election.
     You may withdraw the options with respect to which you previously elected to accept the offer only in accordance with the provisions of this section.
     If you have previously elected to accept this offer with respect to your options, you may withdraw that election with respect to some or all of these options at any time before the expiration date, which is expected to be 5:00 p.m., Pacific Time, on June 12, 2006. If we extend the offer, you may withdraw your options at any time until the extended expiration date.
     In addition, although we intend to accept all options with respect to which valid elections have been made promptly after the expiration of this offer, if we have not accepted your options by 9:00 p.m. Pacific Time on July 10, 2006, you may withdraw your options at any time thereafter.
     To validly withdraw some or all of the options with respect to which you have previously have chosen to accept this offer, you must deliver to Elizabeth Moore either via facsimile at (408) 333-5900, by e-mail at 409Astock@brocade.com, or by hand to Elizabeth Moore at Brocade Communications Systems, Inc., 1745 Technology Drive, San Jose, CA 95110, in accordance with the procedures listed in Section 4 above, a signed and dated withdrawal form with the required information, while you still have the right to withdraw the options. Any options you do not withdraw will remain bound pursuant to your prior election form. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date. Elizabeth Moore must receive the properly completed and signed withdrawal form before the expiration date. The expiration date will be 5:00 p.m., Pacific Time, on June 12, 2006, unless we extend the offer.
     You may not rescind any withdrawal. Your elections with respect to withdrawn eligible options will be deemed not properly made for purposes of the offer, unless you properly re-elect to accept this offer with respect to your eligible options before the expiration date. To re-elect to accept this offer with respect to the withdrawn eligible options, you must submit a new election form to Elizabeth Moore before the expiration date by following the procedures described in Section 4 of this Offer to Amend or Cancel. This new election form must be properly completed, signed and dated after your original election form and after your withdrawal form.
     Neither we nor any other person is obligated to give you notice of any defects or irregularities in any withdrawal form or any new election form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of withdrawal forms and new election forms. Our determination of these matters will be final and binding.

     The delivery of all documents, including any withdrawal forms and any new election forms, is at your risk. Brocade intends to confirm the receipt of your withdrawal form and/or any election form by e-mail within two U.S. business days. If you have not received an e-mail confirmation, you must confirm that we have received your withdrawal form and/or any election form. Only responses that are complete, signed and actually received by Elizabeth Moore by the deadline will be accepted. Responses may be submitted only by fax, e-mail at 409Astock@brocade.com or hand delivery. Responses submitted by any other means, including United States mail (or other post) and Federal Express (or similar delivery service), are not permitted.
6. Acceptance of options for cancellation or amendment and issuance of cash payments and amended options.
     Upon the terms and conditions of this offer and promptly following the expiration date, we will accept for cancellation or amendment and cancel or amend, as applicable, all eligible options with respect to which proper elections have been made that have not been and not validly withdrawn before the expiration date. Subject to the terms and conditions of this offer, if elections with respect to your pre-August 14, 2003 options are properly made and accepted by us, these options will be canceled as of the cancellation date, which is on the same date as the expiration date. Once pre-August 14, 2003 options with respect to which you elect to accept this offer are canceled, you no longer will have any rights with respect to those options. We expect that the expiration date will be June 12, 2006, unless the offer period is extended. Subject to the terms and conditions of this offer, if elections with respect to your post-August 14, 2003 options are properly made and accepted by us, these options will be amended as of the amendment date, which is on the same date as the expiration date. We expect that the amendment date will be June 12, 2006, unless the offer period is extended. If the expiration date is delayed, the cancellation date and the amendment date will be similarly delayed. Once post-August 14, 2003 options with respect to which you elect to accept this offer are amended, those options will be replaced in full by the amended options. With respect to all options with respect to which you choose to accept this offer, as of the cancellation date or amendment date, as applicable, you will become entitled to receive the Option Consideration described below, subject to any applicable vesting conditions.
     For purposes of the offer, we will be deemed to have accepted options for you with respect to which valid elections have been made and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance for cancellation or amendment of the options. This notice may be made by press release, e-mail or other method of communication. Subject to our rights to terminate the offer, discussed in Section 15 of this Offer to Amend or Cancel, we currently expect that we will accept promptly after the expiration date all options with respect to which proper elections have been made that are not validly withdrawn.
     In lieu of the options with respect to which you choose to accept this offer, you will be entitled to receive Option Consideration, which will consist of cash payments and, if applicable, amended options as described in Section 2 of this Offer to Amend or Cancel, subject to any applicable vesting conditions. Amended options will be amended on the amendment date, which is same day as the expiration date. The amendment date will be June 12, 2006, unless the offer period is extended. Promptly after the expiration of the offer, we will send you paperwork regarding your amended options.
     Any cash payment owed to you for an option with respect to which you have chosen to accept this offer will be paid to you, less any applicable tax withholding, promptly following January 1, 2007. This payment will not be subject to any vesting conditions or otherwise be subject to forfeiture. Accordingly, you will be entitled to receive your cash payment regardless of whether you remain employed with Brocade on the actual cash payment date. Promptly following the expiration of the offer, if applicable, we will send you a “Promise to Make Cash Payment” evidencing your right to receive the cash payment. If you do not receive a Promise to Make Cash Payment within seven U.S. business days after the expiration date, please contact Elizabeth Moore by telephone at (408) 333-5019.
     If, for any reason, you are not an employee of Brocade or a successor entity through the expiration date, you will not be entitled to participate in this offer and will not receive any amended options, cash payments or have your options canceled for a cash payment pursuant to this offer. Instead, you will keep all of your eligible options. These options will continue to be governed by the stock option plans under which they were granted and by the existing option agreements between you and Brocade.
     Options that we do not accept for cancellation or amendment will remain outstanding until they expire by their terms and will retain their current exercise price and current vesting schedule. Please see Section 14 of this Offer to Amend or Cancel for a description of the tax consequences to you of accepting and not participating in this offer.
7. Conditions of the offer.
     If Brocade is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement and you will receive no amended options. Notwithstanding any other provision of this offer, we will not be required to accept any options for cancellation or amendment, and we may terminate the offer, or postpone our acceptance and cancellation or amendment of any options for which elections to cancel or amend have been made, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us to have occurred:
•	there shall have been threatened in writing or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

•	any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this Offer to Amend or Cancel for a description of the contemplated benefits of the offer to us);

•	there shall have occurred:
–	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the United States,

–	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

–	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States,

–	in our reasonable judgment, any material adverse change in United States financial markets generally, including, a decline of at least 10% in either the Dow Jones Industrial Average, the NYSE Index or the Standard & Poor’s 500 Index from the date of the commencement of the offer,

–	the commencement or continuation of a war or other national or international calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the offer, or

–	if any of the situations described above existed at the time of commencement of the offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the offer;
•	a tender or offer, other than this offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed or we shall have learned that;
–	any person, entity or group has purchased all or substantially all of our assets,

–	any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the offer,

–	any such person, entity or group which had publicly disclosed such ownership prior to such date shall acquire additional common stock constituting more than 1% of our outstanding shares,

–	any new group shall have been formed that beneficially owns more than 5% of our outstanding shares of common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the offer or with such acceptance for cancellation or amendment of eligible options, or

–	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries;
•	there shall have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer other than as contemplated as of the commencement date of this offer (as described in Section 12);

•	any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations or stock ownership of Brocade that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this Offer to Amend or Cancel for a description of the contemplated benefits of the offer to us); or

•	any rules or regulations by any governmental authority, the National Association of Securities Dealers, the Nasdaq National Market, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced or deemed applicable to Brocade.
     If any of the above events occur, we may:
•	terminate the offer and promptly return all eligible options with respect to which elections have been made to the eligible employees;

•	complete and/or extend the offer and, subject to your withdrawal rights, retain all options with respect to which elections have been made until the extended offer expires;

•	amend the terms of the offer; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the offer is open, complete the offer.
     The conditions to this offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.
8. Price range of shares underlying the options.
     The Brocade common stock that underlies your options is traded on the Nasdaq National Market under the symbol “BRCD.” The following table shows, for the periods indicated, the high and low intraday sales price per share of our common stock as reported by the Nasdaq National Market.

	High	Low
Fiscal Year Ending October 28, 2006
2nd Quarter (May 8, 2006)	$7.10	$4.47
1st Quarter	$4.77	$3.34
Fiscal Year Ended October 29, 2005
4th Quarter	$4.49	$3.51
3rd Quarter	$4.49	$3.88
2nd Quarter	$6.42	$4.35
1st Quarter	$7.99	$5.83
Fiscal Year Ended October 30, 2004
4th Quarter	$6.45	$5.22
3rd Quarter	$7.30	$5.14
2nd Quarter	$5.86	$3.66
1st Quarter	$7.47	$4.14
     On May 11, 2006, the closing sale price of our common stock, as reported by the Nasdaq National Market was $6.10 per share.
     You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept this offer. You are also encouraged to use the Black-Scholes calculator made available to you to estimate the value of your pre-August 14, 2003 options.
9. Source and amount of consideration; terms of amended options.
     Consideration.
     We will issue cash payments and, if applicable, amended options with respect to which proper elections have been made and accepted.
     If we receive and accept elections from eligible employees of all options eligible for this offer, subject to the terms and conditions of this offer, we will amend options to purchase a total of approximately 7,894,759 shares of our common stock, or approximately 2.898% of the total shares of our common stock outstanding as of April 21, 2006.
     General terms of amended options.
     If we have accepted your election to amend and restate your post-August 14, 2003 options, you will receive one amended option for every one original option. For purposes of this offer, the term “option” generally refers to an option to purchase one share of our common stock. In accordance with Section 2 of this Offer to Amend or Cancel, your Option Consideration also will consist of cash payments.
     Each amended option will be amended on the amendment date (expected to be June 12, 2006). All amended options will be subject to an amended stock option agreement between you and Brocade.
     The terms and conditions of your amended options will remain the same as the options with respect to which you choose to accept this offer that they replace, except for the exercise price.
     The following description summarizes the material terms of our 1999 Stock Plan and 1999 Nonstatutory Plan (together, the “Plans” and each a “Plan”). The material terms of our 1999 Stock Plan are substantially the same as the material terms of our 1999 Nonstatutory Plan, except as will not substantially and adversely affect your rights. Our statements in this Offer to Amend or Cancel concerning the Plans and the amended options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the Plans, and the forms of option agreement under the Plans, which have been filed as exhibits to the Schedule TO of which this offer is a part. Please contact Elizabeth Moore at (408) 333-5019, or by email at 409Astock@brocade.com, to receive a copy of the Plans, and the forms of option agreement thereunder. We will promptly furnish you copies of these documents upon request at our expense.
     Summary of the 1999 Stock Plan and 1999 Nonstatutory Plan.
     The 1999 Stock Plan permits the granting of incentive stock options, nonstatutory stock options and restricted stock awards (through stock purchase rights) to eligible participants. The maximum number of common shares subject to options currently outstanding under our 1999 Stock Plan is approximately 29,106,096 shares. As of April 21, 2006, the maximum number of shares available for future issuance under the 1999 Stock Plan was 53,105,405.
     The 1999 Nonstatutory Plan permits the granting of nonstatutory stock options only to eligible participants. The maximum number of common shares subject to options currently outstanding under our 1999 Nonstatutory Plan is approximately 10,374,245 shares. As of April 21, 2006, the maximum number of shares available for future issuance under the 1999 Nonstatutory Plan was 34,486,317. The Plans are administered by our board of directors or a committee appointed by the board of directors (the “Administrator”).
     Subject to the terms of the Plans, the Administrator has the discretion to select the employees, directors, and consultants who will be granted awards, determine the terms and conditions of such awards, and to construe and interpret the provisions of the applicable Plan and any outstanding awards thereunder.
     Term of options.
     The term of options granted under the Plans generally is as stated in the option agreement. All amended options granted pursuant to this offer will expire on the same date as the scheduled expiration of the options with respect to which you choose to accept this offer. In each case, amended options will expire earlier upon your termination of employment with Brocade.
     Termination of employment before the expiration date.
     Your employment with Brocade will remain “at-will” regardless of your participation in the offer and can be terminated by you or us at any time, with or without cause or notice. If your employment terminates before the expiration date, you will not be eligible to participate in this offer. Any options with respect to which you have accepted this offer will be returned to you and will terminate in accordance with its terms.
     Termination of employment after the expiration date.
     Options. Options granted under the Plans generally are exercisable, to the extent vested, for three months from the date of termination if the optionee’s employment terminates for a reason other than his or her death or disability. If the optionee’s employment terminates by reason of death or disability, the optionee generally will have 12 months from the date of termination to exercise the vested portion of the amended options.
     If you participate in this offer, any amended options will continue to be subject to the same vesting schedule in place under the terms of your option immediately prior to such amendment or cancellation. You will be entitled to receive cash payments regardless of whether you remain employed with Brocade on the actual cash payment date promptly after January 1, 2007).
     Exercise price.
     The Administrator generally determines the exercise price at the time the option is granted. The exercise price of the amended options will have an exercise price per share equal to the fair market value of our common stock on the original option’s grant date.
     Vesting and exercise.
     Each amended stock option agreement will specify the term of the amended option and the date on which the amended options becomes exercisable. The Administrator generally determines the terms of vesting. Any amended option you receive will be subject to the same vesting schedule as the option it replaces, and you will receive vesting credit for any vesting credit that accrued under the original option. That means that upon the amendment date, your amended options will be vested to the same extent and will continue to vest at the same rate as the options they replace. Continued vesting is subject to your continued service to us through each relevant vesting date.
     Adjustments upon certain events.
     Events Occurring before the Amendment Date. Although we do not currently anticipate any such merger or acquisition, if we merge or consolidate with or are acquired by another entity, prior to the expiration of the offer, you may choose to withdraw any options with respect to which you elected to accept this offer and your options will be treated in accordance with the option plan under which they were granted and with your option agreement. Further, if Brocade is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact and remain exercisable for the time period set forth in your option agreement and you will receive no amended options, cash payments or other consideration for the options. If Brocade is acquired prior to the expiration of the offer but does not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the amended options, including any adjustments to the exercise price or number of shares that will be subject to the amended options. Under such circumstances, we expect that the type of security and the number of shares covered by each amended option would be adjusted based on the consideration per share given to holders of options to acquire our common stock that are outstanding at the time of the acquisition. Such amended options will generally have an exercise price equal to the closing price of the acquirer’s stock on the expiration date. As a result of this adjustment, you may receive options for more or fewer shares of the acquirer’s common stock than the number of shares subject to the eligible options with respect to which you accept this offer or than the number you would have received pursuant to an amended option if no acquisition had occurred.
     You should be aware that these types of transactions could significantly affect our stock price, including potentially substantially increasing the price of our shares. Depending on the timing and structure of a transaction of this type, you might lose the benefit of any price appreciation in our common stock resulting from a merger or acquisition. This could result in option holders who do not participate in this offer receiving a greater financial benefit than option holders who do participate, even after taking into account the potential adverse tax consequences of not participating. In addition, your amended options may be exercisable for stock of the acquirer, not Brocade common stock, while option holders who decide not to participate in this offer might be able to exercise their options before the effective date of the merger or acquisition and sell their Brocade common stock before the effective date.

     Finally, if we are acquired after the expiration date, it is possible that an acquirer could terminate your employment and therefore, to the extent that you have any amended options subject to vesting, any amended options you hold will cease to vest and will terminate in accordance with their terms. Regardless of whether you remain an employee or other service provider on the scheduled payment date, you will still receive any payments to which you are entitled as a result of your participation in this offer.
     Events Occurring after the Amendment Date. If we are acquired after the options with respect to which you have chosen to accept this offer have been accepted for amended options, the treatment of your amended options in such a transaction will be governed by the terms of the transaction agreement or the terms of the Plan under which they were granted, and your amended option agreements.
     Our Plans provide that in the event of any stock split, reverse stock split, stock dividend, combination or reclassification, or other increase or decrease in the number of issued shares of common stock effected without receipt of consideration, the Administrator will proportionately adjust the number of shares of common stock which may be delivered under the applicable Plan, and the number and price of shares of common stock subject to outstanding awards thereunder.
     Transferability of options.
     Options granted under the Plans generally may not be sold, pledged, assigned, hypothecated, transferred or disposed of other than by will or by the applicable laws of descent and distribution.
     Amendment and termination of the Plans.
     The board of directors generally may amend, alter, suspend or terminate the Plans at any time and for any reason.
     Registration of shares underlying the options.
     All of the shares of Brocade common stock issuable upon exercise of amended options have been registered under the United States Securities Act of 1933, as amended (the “Securities Act”) on registration statements on Form S-8 filed with the SEC. Unless you are an employee who is considered an affiliate of Brocade for purposes of the Securities Act, you will be able to sell the shares issuable upon exercise of your amended options free of any transfer restrictions under applicable United States securities laws.
     United States federal income tax consequences.
     You should refer to Section 14 of this Offer to Amend or Cancel for a discussion of the United States federal income tax consequences of the amended options and the options with respect to which you choose to accept this offer, as well as the consequences of accepting or rejecting this offer. We strongly recommend that you consult with your own advisors to discuss the consequences to you of participating or not participating in this offer.
     Federal income tax consequences in multiple jurisdictions.
     If you are a citizen or resident of the United States, and are also subject to the tax laws of another non-United States jurisdiction, you should be aware that there might be other tax and social insurance consequences that may apply to you. Certain eligible employees are subject to the tax laws in the United States, and also to the tax laws in China, Singapore, Switzerland or the United Kingdom. If you are subject to the tax laws in one of these countries, please see the description of the tax consequences of participating in the offer under the tax laws of such countries which is included in Schedules C through F to this Offer to Amend or Cancel. We strongly recommend that you consult with your own advisors to discuss the consequences to you of participating or not participating in this offer.
10. Information concerning Brocade.
     Our principal executive offices are located at 1745 Technology Drive, San Jose, CA 95110 U.S.A., and our telephone number is (408) 333-8000. Questions regarding how to participate in this offer should be directed to Elizabeth Moore at Brocade at the following telephone number:
Elizabeth Moore
Brocade Communications Systems, Inc.
1745 Technology Drive, San Jose, CA 95110
Phone: (408) 333-5019
Facsimile: (408) 333-5900
     Brocade designs, develops, markets, sells, and supports data storage networking and application infrastructure management solutions, offering a line of storage networking products, software and services that enable companies to implement highly available, scalable, manageable, and secure environments for data storage applications. The Brocade SilkWorm family of storage area networking (“SAN”) switches is designed to help companies reduce the cost and complexity of managing business information within a data storage environment, ensure high availability of mission critical applications and serve as a platform for corporate data backup and disaster recovery. The Brocade Tapestry family of application infrastructure solutions addresses a range of additional IT challenges within the data center, both within and around the SAN, through software and systems that complement and utilize a shared storage environment. Brocade products are installed around the world at companies, institutions, and other entities ranging from large enterprises to small and medium size businesses. Brocade products and services are marketed, sold, and supported worldwide to end-user customers through distribution partners, including original equipment manufacturers (“OEMs”), value-added distributors, systems integrators, and value-added resellers.
     The financial information included in our annual report on Form 10-K for the fiscal year ended October 29, 2005 and our quarterly report on Form 10-Q for the fiscal quarter ended January 28, 2006 is incorporated herein by reference. Please see Section 18 of this Offer to Amend or Cancel entitled, “Additional Information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.
     We had a book value per share of $3.15 at March 25, 2006.
     The following table sets forth our ratio of earnings to fixed charges for the periods specified:

	Fiscal Year Ended
	October 29,	October 30,
	2005	2004
Ratio of earnings to fixed charges	5.9x	*
* Earnings were inadequate to cover fixed charges for the fiscal year ended October 30, 2004. The Company needed additional earnings of $19.6 million to achieve a ratio of earnings to fixed charges of 1.0x.
     The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt discount and issuance costs on all indebtedness, and the estimated portion of rental expense deemed by Brocade to be representative of the interest factor of rental payments under operating leases.
     Pursuant to the previously announced stock repurchase program authorized by Brocade’s board of directors, Brocade may, from time to time depending upon market conditions, repurchase shares of its common stock in the open market or in “block purchases” in compliance with Rule 10b-18 promulgated under the Securities Exchange Act of 1934, as amended.
11. Interests of directors and executive officers; transactions and arrangements concerning the options.
     A list of our directors and named executive officers is attached to this Offer to Amend or Cancel as Schedule A. Our executive officers may participate in this offer if they hold eligible options. None of our non-employee directors holds eligible options. As of April 21, 2006, our executive officers and directors (11 persons) as a group held options unexercised and outstanding under our 1999 Stock Plan, to purchase a total of 5,140,656 of our shares, which represented approximately 17.7% of the shares subject to all options outstanding under our 1999 Stock Plan as of that date. As of the same date, our executive officers and directors as a group held options unexercised and outstanding under our 1999 Nonstatutory Plan, to purchase a total of 2,794 of our shares, which represented approximately less than one percent of the shares subject to all options outstanding under our 1999 Nonstatutory Plan as of that date.
     The following table below sets forth the beneficial ownership of each of our executive officers and directors of options under our 1999 Stock Plan and 1999 Nonstatutory Plan outstanding as of April 21, 2006. The percentages in the table below are based on the total number of outstanding options (i.e., whether or not eligible for cancellation or amendment) to purchase shares of our common stock under our 1999 Stock Plan, which was 29,106,096 as of April 21, 2006 and under our 1999 Nonstatutory Plan, which was 10,374,245 as of that same date. Executive officers are eligible to participate in the offer if they hold eligible options.

	Number of Options Outstanding	Percentage of Total
	Under our 1999 Stock Plan and	Outstanding Options Under
	1999 Nonstatutory Plan as of	our 1999 Stock Plan and 1999
Name	April 21, 2006(1)	Nonstatutory Plan
Michael Klayko CEO and Director	2,888,781	7.3%

Neal Dempsey Director	75,000	*

Glenn C. Jones Director	—	*

David L. House Chairman of the Board of Directors	20,000	*

L. William Krause Director	—	*

Michael J. Rose Director	—	*

Sanjay Vaswani Director	—	*

	Number of Options Outstanding	Percentage of Total
	Under our 1999 Stock Plan and	Outstanding Options Under
	1999 Nonstatutory Plan as of	our 1999 Stock Plan and 1999
Name	April 21, 2006(1)	Nonstatutory Plan

Robert R. Walker Director	—	*

Richard Deranleau Interim CFO, Vice President and Treasurer	187,000	*

Don Jaworski Vice President, Product Development	1,250,000	3.2%

Ian Whiting Vice President, World Wide Sales	722,669	1.8%

All directors and executive officers as a group	5,143,450	17.7%

*	Less than 1%.

(1)	Directors are eligible for automatic option grants under the Company’s 1999 Director Option Plan. Those option grants are not subject to this offer and are not reflected in the holdings set forth above.
     Neither we, nor, to the best of our knowledge, any of our directors or executive officers, nor any affiliates of ours, were engaged in transactions involving options to purchase our common stock under our 1999 Stock Plan and 1999 Nonstatutory Plan during the 60 days before and including the commencement of this offer.

12. Status of options amended or canceled by us in the offer; accounting consequences of the offer.
     Options that we acquire through the acceptance of elections with respect to pre-August 14, 2003 options under this offer will be canceled and will return to the pool of shares available for future issuance under the 1999 Stock Plan and the 1999 Nonstatutory Plan, as applicable. Options that we acquire through the acceptance of elections with respect to post-August 14, 2003 options under this offer will be amended under the 1999 Stock Plan and the 1999 Nonstatutory Plan, as applicable.
     The offer is considered a modification of options and as a result, the Company may record additional stock-based compensation as a charge against earnings based on the fair value of the amended or canceled options as of the closing of the offer period.
13. Legal matters; regulatory approvals.
     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acceptance of options for cancellation or amendment and issuance of amended options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any Nasdaq National Market listing requirements that would be required for the acquisition or ownership of our options as contemplated herein. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept elections with respect to eligible options and to issue amended options is subject to the conditions described in Section 7 of this Offer to Amend or Cancel.
     If we are prohibited by applicable laws or regulations from granting amended options on the amendment date, we will not grant any amended options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to affect the grant, but if the grant is prohibited on the amendment date we will not grant any amended options.
14. Material United States federal income tax consequences.
     If You Participate in the Offer to Amend or Cancel.
     As a result of participation in this offer, you may avoid potentially adverse tax consequences associated with your eligible options. Please read this section carefully, as well as the following section summarizing the potential tax consequences to you if you decide to keep your current options.
     The following is a summary of the material United States federal income tax consequences of participating in the offer for those employees subject to United States federal income tax. This discussion is based on the Internal Revenue Code, its legislative history, treasury regulations thereunder and administrative and judicial interpretations as of the date of this Offer to Amend or Cancel, all of which are subject to change, possibly on a retroactive basis. The federal tax laws may change and the federal, state and local tax consequences for each employee will depend upon that employee’s individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

     If you are subject to taxation in the United States, and are also subject to the tax laws of another country, you should be aware that there might be other tax and social security consequences that may apply to you. Certain eligible employees are subject to the tax laws in the United States, and also to the tax laws in China, Singapore, Switzerland or the United Kingdom. If you are subject to the tax laws in one of these countries, please see the description of the tax consequences of participating in the offer under the tax laws of such countries which is included in Schedules C through F to this Offer to Amend or Cancel. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.
     We recommend that you consult a Deloitte tax specialist or other tax advisor with respect to the federal, state and local tax consequences of participating in the offer, as the related tax consequences to you are dependent on your individual tax situation.
     Cash payments.
     The cash payments you will receive as part of your Option Consideration under this offer will be taxable to you as compensation income. We generally will be entitled to a deduction equal to the amount of compensation income taxable to you if we comply with eligible reporting requirements. If you were an employee at the time the options with respect to which you accepted this offer were granted, any income recognized upon your receipt of a cash payment will constitute wages for which withholding will be required.
     Amended options.
     If you are an option holder who chooses to accept this offer with respect to outstanding eligible post-August 14, 2003 options, you should not be required to recognize income for United States federal income tax purposes at the time of the acceptance and amendment of such options. We believe that the acceptance and amendment of options will be treated as a non-taxable exchange.
     Your amended options will be nonstatutory stock options for purposes of United States tax law. Under current law, an option holder generally will not realize taxable income upon the grant of a nonstatutory stock option. However, when an option holder exercises the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder. As a result of Section 409A of the Internal Revenue Code, however, nonstatutory stock options granted with an exercise price below the fair market value of the underlying stock may be taxable to a participant before he or she exercises an award.
     We generally will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.
     Upon disposition of the shares, any gain or loss is treated as capital gain or loss. If you were an employee at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which withholding will be required.
     In addition, if you are a resident of more than one country, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction. We strongly recommend that you consult with a tax specialist or other advisors to discuss the consequences to you of this transaction.

     We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in the offer.
     If You Do Not Participate in the Offer to Amend or Cancel.
     The following is a summary of the material United States federal income tax consequences of declining to participate in the offer for those employees subject to United States federal income tax. This discussion is based on the Internal Revenue Code, its legislative history, treasury regulations thereunder and administrative and judicial interpretations as of the date of this Offer to Amend or Cancel, all of which are subject to change, possibly on a retroactive basis. The federal tax laws may change and the federal, state and local tax consequences for each employee will depend upon that employee’s individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are subject to taxation in the United States, and are also subject to the tax laws of another country, you should be aware that there might be other tax and social security consequences that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.
     We recommend that you consult a Deloitte tax specialist or other tax advisor with respect to the federal, state and local tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation.
     Your decision not to accept this offer with respect to your eligible options could result in potentially adverse tax consequences to you. Please read this section carefully and talk to your tax advisors regarding your decision regarding participation in this offer.
     As a result of participation in this offer, you may avoid potentially adverse tax consequences associated with your eligible options. Section 409A of the Internal Revenue Code and recently proposed tax regulations under the American Jobs Creation Act of 2004 provide that stock options issued with an exercise price less than the related fair market value of the underlying stock on the date of vesting (i.e., granted at a discount) must have fixed exercise dates to avoid early income recognition and an additional 20% tax. The eligible options were granted at a discount and holders of such options may have income recognition and owe an additional 20% tax as well as be liable for certain interest penalties. The pre-August 14, 2003 options may have been granted at a discount and holders of such options may have income recognition and owe an additional 20% tax.
     None of the eligible options have fixed exercise dates and therefore they would subject the optionees to income recognition before the options are exercised and would subject the optionees to the additional 20% tax. It is not entirely certain how such tax would be calculated, but we think it is likely that the spread (that is, the difference between the value of the shares at the time of vesting and the exercise price of such shares) will be includable as income when the option vests and a 20% tax will be assessed on the spread. Additionally, it is possible that during each subsequent tax year (until the option is exercised), the increase in value of the underlying stock will be taxed.
     Example: You are granted options to purchase 10,000 shares with a per share exercise price of $5.00 at a time when the per share fair market value of the Company’s stock was $5.50. On January 1, 2,500 of the shares subject to the option vest and on such date the per share fair market value of the Company’s common stock is $6.00. Upon the vesting date, you may have taxable income equal to $2,500 (the difference between $6.00 and $5.00 multiplied by the 2,500 shares that vest) and in addition to your regular taxes you may owe an additional $500 due to the 20% tax (20% of $2,500). Additionally, you may owe an interest penalty with the calculation of such penalty dating back to the original date of grant and you may owe additional taxes in subsequent years, based on an increase in value of the underlying stock.
Uncertainty
     Unfortunately, the Internal Revenue Service has not issued definitive final guidance under Section 409A. There is a chance that final guidance issued by the IRS may provide some relief with respect to certain eligible options and your personal tax advisor may advocate a position under the current statute and IRS guidance that your eligible options are exempt from Section 409A. We cannot guarantee the effect of any future IRS guidance and will work as quickly as possible when future guidance is issued to analyze it and provide information to our optionees regarding such guidance.
15. Extension of offer; termination; amendment.
     We reserve the right, at our discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Amend or Cancel has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for cancellation or amendment of any options. If we elect to extend the period of time during which this offer is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the expiration date, we will also extend your right to withdraw elections with respect to eligible options until such extended expiration date. In the case of an extension, we will issue a press release, e-mail or other form of communication no later than 6:00 a.m., Pacific Time, on the next U.S. business day after the previously scheduled expiration date.
     We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone the expiration of the offer (resulting in a delay of our acceptance and cancellation or amendment of any options with respect to which elections have been made) if any of the events listed in Section 7 of this Offer to Amend or Cancel occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation and amendment of options with respect to which elections have been made is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a offer like this.
     Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Amend or Cancel has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer. As a reminder, if a particular option grant expires after commencement, but before cancellation or amendment under the offer, that particular option grant is not eligible for cancellation or amendment. Therefore, if we extend the offer for any reason and if a particular option with respect to which an election to accept the offer was made before the originally scheduled expiration of the offer expires after such originally scheduled expiration date but before the actual cancellation date or amendment date under the extended offer, that option would not be eligible for cancellation or amendment.
     The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in this offer or the consideration being offered by us for the eligible options in this offer, the offer will remain open for at least ten U.S. business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer’s period so that at least five U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.
     For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, U.S. Eastern Time.
16. Fees and expenses.
     We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections with respect to this offer.
17. Additional information.
     This Offer to Amend or Cancel is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Amend or Cancel does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to accept this offer with respect to your options:
1.	Our annual report on Form 10-K for our fiscal year ended October 29, 2005, filed with the SEC on January 19, 2006;

2.	Our definitive proxy statement on Schedule 14A for our 2006 annual meeting of shareholders, filed with the SEC on February 24, 2006;

3.	Our quarterly report on Form 10-Q for our fiscal quarter ended January 28, 2006, filed with the SEC on March 8, 2006;

4.	Our current reports on Form 8-K dated November 10, 2005, November 18, 2005, December 15, 2005, January 12, 2006, January 23, 2006, February 2, 2006, and April 17, 2006, filed with the SEC on November 14, 2005, November 22, 2005, December 21, 2005 January 13, 2006, January 26, 2006, February 8, 2006, and April 19, 2006, respectively;

5.	The description of our Common Stock contained in our registration statement on Form 8-A filed with the SEC on March 19, 1999 and any further amendment or report filed hereafter for the purpose of updating such description; and

6.	The description of our Preferred Stock Purchase Rights contained in our registration statement on Form 8-A filed with the SEC on February 11, 2002 and any further amendment or report filed hereafter for the purpose of updating such description.
     These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at www.sec.gov.
     Each person to whom a copy of this Offer to Amend or Cancel is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at Brocade Communications Systems, Inc., 1745 Technology Drive, San Jose, CA 95110 U.S.A., Attention: Elizabeth Moore, or telephoning Elizabeth Moore at (408) 333-5019.
     As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Amend or Cancel, you should rely on the statements made in the most recent document.
     The information contained in this Offer to Amend or Cancel about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.
18. Financial statements.
     Attached as Schedule B to this Offer to Amend or Cancel are our financial statements for our quarterly report on Form 10-Q for our fiscal quarter ended January 28, 2006 and in our annual report on Form 10-K for our fiscal year ended October 29, 2005. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 17 of this Offer to Amend or Cancel.
19. Miscellaneous.
     We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction.
     We have not authorized any person to make any recommendation on our behalf as to whether you should elect to accept this offer with respect to your options. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Amend Certain Options and Cancel Certain Other Options and in the related offer documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.
Brocade Communications Systems, Inc.
May 12, 2006

SCHEDULE A
INFORMATION CONCERNING THE DIRECTORS
AND EXECUTIVE OFFICERS OF BROCADE COMMUNICATIONS SYSTEMS, INC.

     The directors and executive officers of Brocade are set forth in the following table:

Name	Position and Offices Held
Michael Klayko	Chief Executive Officer and Director

Neal Dempsey	Director

David L. House	Chairman of the Board of Directors

Glenn C. Jones	Director

L. William Krause	Director

Michael J. Rose	Director

Sanjay Vaswani	Director

Robert R. Walker	Director

Richard Deranleau	Interim Chief Financial Officer, Vice President and Treasurer

Don Jaworski	Vice President, Product Development

Ian Whiting	Vice President, World Wide Sales
     Our executive officers are eligible to participate in this offer if they hold eligible options. Our non-employee directors do not hold eligible options.
     The address of each executive officer and director is: c/o Brocade Communications Systems, Inc., 1745 Technology Drive, San Jose, CA 95110 U.S.A.

A-1

SCHEDULE B
FINANCIAL INFORMATION
OF BROCADE COMMUNICATIONS SYSTEMS, INC.

Financial statements from Form 10-K, for the fiscal year ended October 29, 2005	B-2
Financial statements from Form 10-Q, for the fiscal quarter ended January 28, 2006	B-34

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE BOARD OF DIRECTORS AND STOCKHOLDERS
BROCADE COMMUNICATIONS SYSTEMS, INC:

We have audited accompanying consolidated balance sheets of Brocade Communications Systems, Inc. and subsidiaries (the Company) as of October 29, 2005 and October 30, 2004, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended October 29, 2005. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule as listed in Item 15(2). These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Brocade Communications Systems, Inc. and subsidiaries as of October 29, 2005 and October 30, 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended October 29, 2005, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Brocade Communications Systems, Inc. and subsidiaries internal control over financial reporting as of October 29, 2005, based on the criteria established in “Internal Control — Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated January 16, 2006 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

/s/  KPMG LLP

Mountain View, California
January 16, 2006

BROCADE COMMUNICATIONS SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal Year Ended
	October 29,	October 30,	October 25,
	2005	2004	2003
	(In thousands, except per share amounts)

Net revenues	$574,120	$596,265	$525,277
Cost of revenues	251,161	268,974	241,163

Gross margin	322,959	327,291	284,114

Operating expenses:
Research and development	130,936	141,998	145,896
Sales and marketing	101,202	102,445	115,075
General and administrative	25,189	24,593	21,306
Internal review and SEC investigation costs	14,027	—	—
Settlement of an acquisition-related claim	—	6,943	—
Amortization of deferred stock compensation	1,512	537	649
Restructuring costs (reversals)	(670)	8,966	20,828
In-process research and development	7,784	—	134,898
Lease termination charge and other, net	—	75,591	—

Total operating expenses	279,980	361,073	438,652

Income (loss) from operations	42,979	(33,782)	(154,538)
Interest and other income, net	22,656	18,786	18,424
Interest expense	(7,693)	(10,677)	(13,339)
Gain on repurchases of convertible subordinated debt	2,318	5,613	11,118
Gain (loss) on investments, net	(5,062)	436	3,638

Income (loss) before provision for income taxes	55,198	(19,624)	(134,697)
Income tax provision	12,077	14,070	11,852

Net income (loss)	$43,121	$(33,694)	$(146,549)

Net income (loss) per share — basic	$0.16	$(0.13)	$(0.58)

Net income (loss) per share — diluted	$0.16	$(0.13)	$(0.58)

Shares used in per share calculation — basic	268,176	260,446	250,610

Shares used in per share calculation — diluted	270,260	260,446	250,610

See accompanying notes to consolidated financial statements.

BROCADE COMMUNICATIONS SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

	October 29,	October 30,
	2005	2004
	(In thousands,
	except par value)

ASSETS
Current assets:
Cash and cash equivalents	$182,001	$79,375
Short-term investments	209,865	406,933

Total cash, cash equivalents and short-term investments	391,866	486,308
Restricted short-term investments	277,230	—
Accounts receivable, net of allowances of $4,942 and $3,861 in 2005 and 2004, respectively	70,104	95,778
Inventories	11,030	5,597
Prepaid expenses and other current assets	23,859	19,131

Total current assets	774,089	606,814
Long-term investments	95,306	250,600
Property and equipment, net	108,118	124,701
Other assets	8,168	5,267

Total assets	$985,681	$987,382

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$23,778	$40,826
Accrued employee compensation	37,762	33,330
Deferred revenue	45,488	34,886
Current liabilities associated with lease losses	4,659	5,677
Other accrued liabilities	73,783	57,933
Convertible subordinated debt	278,883	—

Total current liabilities	464,353	172,652
Non-current liabilities associated with lease losses	12,481	16,799
Convertible subordinated debt	—	352,279
Commitments and contingencies (Note 9)
Stockholders’ equity:
Preferred stock, $0.001 par value 5,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.001 par value, 800,000 shares authorized:
Issued and outstanding: 269,695 and 264,242 shares at October 29, 2005 and October 30, 2004, respectively	270	264
Additional paid-in capital	855,563	832,655
Deferred stock compensation	(3,180)	(5,174)
Accumulated other comprehensive income	(3,974)	860
Accumulated deficit	(339,832)	(382,953)

Total stockholders’ equity	508,847	445,652

Total liabilities and stockholders’ equity	$985,681	$987,382

See accompanying notes to consolidated financial statements.

BROCADE COMMUNICATIONS SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND
COMPREHENSIVE INCOME (LOSS)

					Accumulated
			Additional	Deferred	Other		Total	Comprehensive
	Common Stock		Paid-In	Stock	Comprehensive	Accumulated	Stockholders’	Income
	Shares	Amount	Capital	Compensation	Income	Deficit	Equity	(Loss)
	(In thousands)

Balances at October 26, 2002	234,652	$235	$649,000	$(6,348)	$6,078	$(202,710)	$446,255	$—
Issuance of common stock	3,511	3	11,641	—	—	—	11,644	—
Issuance of common stock related to the Rhapsody acquisition	19,735	20	134,853	—	—	—	134,873	—
Warrants issued related to the Rhapsody acquisition	—	—	1,939	—	—	—	1,939	—
Change in deferred stock compensation	—	—	(3,777)	3,777	—	—	—	—
Deferred stock compensation related to the acquisition of Rhapsody	—	—	—	(1,677)	—	—	(1,677)	—
Deferred stock compensation related to the change in measurement dates	—	—	1,571	(1,571)	—	—	—	—
Amortization of deferred stock compensation	—	—	—	1,597	—	—	1,597	—
Stock-based compensation expense	—	—	193	—	—	—	193	—
Repurchase of common stock	(257)	—	(126)	—	—	—	(126)	—
Change in unrealized gain (loss) on marketable equity securities and investments, net of tax	—	—	—	—	(1,094)	—	(1,094)	(1,094)
Change in cumulative translation adjustments	—	—	—	—	813	—	813	813
Net loss	—	—	—	—	—	(146,549)	(146,549)	(146,549)

Balances at October 25, 2003	257,641	258	795,294	(4,222)	5,797	(349,259)	447,868	(146,830)

Issuance of common stock	5,461	5	24,747	—	—	—	24,752	—
Issuance of common stock for acquisition-related claim	1,346	1	6,942	—	—	—	6,943	—
Repurchase and retirement of common stock	(206)	—	(288)	—	—	—	(288)	—
Change in deferred stock compensation	—	—	3,335	(3,335)	—	—	—	—
Deferred stock compensation related restricted stock grants	—	—	1,705	(1,705)	—	—	—	—
Amortization of deferred stock compensation	—	—	—	4,088	—	—	4,088	—
Stock-based compensation expense	—	—	920	—	—	—	920	—
Change in unrealized gain (loss) on marketable equity securities and investments, net of tax	—	—	—	—	(5,219)	—	(5,219)	(5,219)
Change in cumulative translation adjustments	—	—	—	—	282	—	282	282
Net loss	—	—	—	—	—	(33,694)	(33,694)	(33,694)

Balances at October 30, 2004	264,242	264	832,655	(5,174)	860	(382,953)	445,652	(38,631)

Issuance of common stock	6,665	7	30,032	—	—	—	30,039	—
Repurchase and retirement of common stock	(62)	—	(326)	—	—	—	(326)	—
Common stock repurchase program	(1,150)	(1)	(7,049)	—	—	—	(7,050)	—
Tax benefits from employee stock option transactions	—	—	2,571	—	—	—	2,571	—
Change in deferred stock compensation	—	—	(4,231)	4,231	—	—	—	—
Deferred stock compensation related restricted stock grants and Therion acquisition	—	—	1,911	(1,622)	—	—	289	—
Amortization of deferred stock compensation	—	—	—	(615)	—	—	(615)	—
Change in unrealized gain (loss) on marketable equity securities and investments, net of tax	—	—	—	—	(4,270)	—	(4,270)	(4,270)
Change in cumulative translation adjustments	—	—	—	—	(564)	—	(564)	(564)
Net income	—	—	—	—	—	43,121	43,121	43,121

Balances at October 29, 2005	269,695	$270	$855,563	$(3,180)	$(3,974)	$(339,832)	$508,847	$38,287

See accompanying notes to consolidated financial statements

BROCADE COMMUNICATIONS SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year Ended
	October 29,	October 30,	October 25,
	2005	2004	2003
	(In thousands)

Cash flows from operating activities:
Net income (loss)	$43,121	$(33,694)	$(146,549)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Tax benefit from employee stock plans	2,571	—	—
Depreciation and amortization	46,203	52,162	46,941
Loss on disposal of property and equipment	1,879	8,510	4,568
Amortization of debt issuance costs	1,366	1,929	2,440
(Gain) loss on investments and marketable equity securities, net	5,178	(202)	(3,640)
Gain on repurchases of convertible subordinated debt	(2,318)	(5,613)	(11,118)
Provision for doubtful accounts receivable and sales returns	2,955	3,406	3,137
Non-cash compensation expense	377	5,008	1,790
Settlement of an acquisition-related claim	—	6,943	—
Non-cash restructuring charges	—	4,995	8,088
In-process research and development	7,784	—	134,898
Changes in assets and liabilities:
Accounts receivable	21,312	(24,249)	19,635
Inventories	(5,433)	(1,636)	1,441
Prepaid expenses and other assets	(4,196)	1,089	4,739
Accounts payable	(17,117)	4,874	(24,394)
Accrued employee compensation	4,432	2,784	5,712
Deferred revenue	10,602	14,994	(2,726)
Other accrued liabilities	12,394	6,595	7,206
Liabilities associated with lease losses	(5,245)	(5,910)	(8,660)

Net cash provided by operating activities	125,865	41,985	43,508

Cash flows from investing activities:
Purchases of short-term investments	(254,642)	(98,126)	(53,954)
Purchases of long-term investments	(202,764)	(288,436)	(130,468)
Proceeds from maturities of short-term investments	618,063	72,025	62,543
Proceeds from sales and maturities of long-term investments	178,428	118,078	30,859
Proceeds from sales of marketable equity securities	—	—	5,454
Purchases of property and equipment	(27,267)	(53,758)	(31,306)
Purchases of non-marketable minority equity investments	(3,498)	(500)	—
Purchases of restricted short-term investments	(275,995)	—	—
Cash acquired from (paid in connection with) an acquisition	(7,185)	—	2,453

Net cash provided by (used in) investing activities	25,140	(250,717)	(114,419)

Cash flows from financing activities:
Repurchases of convertible subordinated debt	(70,485)	(84,366)	(94,386)
Accrual (settlement) of repurchase obligation	—	(9,029)	9,029
Proceeds from issuance of common stock, net	29,720	21,207	11,515
Common stock repurchase program	(7,050)	—	—
Payments on assumed capital lease and debt obligations for Rhapsody acquisition	—	—	(12,583)

Net cash used in financing activities	(47,815)	(72,188)	(86,425)

Effect of exchange rate fluctuations on cash and cash equivalents	(564)	283	813

Net increase (decrease) in cash and cash equivalents	102,626	(280,637)	(156,523)
Cash and cash equivalents, beginning of year	79,375	360,012	516,535

Cash and cash equivalents, end of year	$182,001	$79,375	$360,012

Supplemental disclosure of cash flow information:
Common stock issued for acquisition of Rhapsody, net of acquisition costs	$—	$—	$137,134

Net assets acquired from acquisition of Rhapsody	$—	$—	$3,556

Cash paid for interest	$8,195	$11,165	$14,056

Cash paid for income taxes	$3,193	$4,047	$4,831

See accompanying notes to consolidated financial statements.

BROCADE COMMUNICATIONS SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and Operations of Brocade

Brocade Communications Systems, Inc. (Brocade or the Company) designs, develops, markets, sells, and supports data storage networking products and services, offering a line of storage networking products that enable companies to implement highly available, scalable, manageable, and secure environments for data storage applications. The Brocade SilkWorm family of storage area networking (SAN) products is designed to help companies reduce the cost and complexity of managing business information within a data storage environment. In addition, the Brocade Tapestrytm family of application infrastructure solutions extends the ability to manage and optimize application and information resources across the enterprise. Brocade products and services are marketed, sold, and supported worldwide to end-user customers through distribution partners, including original equipment manufacturers (OEMs), value-added distributors, systems integrators, and value-added resellers.

Brocade was reincorporated on May 14, 1999 as a Delaware corporation, succeeding operations that began on August 24, 1995. The Company’s headquarters are located in San Jose, California.

Brocade, the Brocade B weave logo, Fabric OS, Secure Fabric OS, and SilkWorm are registered trademarks and Tapestry is a trademark of Brocade Communications Systems, Inc., in the United States and in other countries. All other brands, products, or service names are or may be trademarks or service marks of, and are used to identify, products or services of their respective owners.

2.	Summary of Significant Accounting Policies

Fiscal Year

The Company’s fiscal year is the 52 or 53 weeks ending on the last Saturday in October. As is customary for companies that use the 52/53-week convention, every fifth year contains a 53-week year. Fiscal years 2005 and 2003 were both 52-week fiscal years. Fiscal year 2004 was a 53-week fiscal year. The second quarter of fiscal year 2004 consisted of 14 weeks, which is one week more than a typical quarter.

Principles of Consolidation

The Consolidated Financial Statements include the accounts of Brocade Communication Systems, Inc. and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original or remaining maturity of three months or less at the date of purchase to be cash equivalents.

Investments and Equity Securities

Investment securities with original or remaining maturities of more than three months but less than one year are considered short-term investments. Investment securities with original or remaining maturities of one year or more are considered long-term investments. Short-term and long-term investments consist of debt securities issued by United States government agencies, municipal government obligations, and corporate bonds and notes. In the first quarter of fiscal year 2005, the Company concluded that it was appropriate to classify its auction rate securities as short-term investments. These investments were previously classified as cash and cash equivalents. Accordingly, we have revised our October 30, 2004 balance sheet to report these securities totaling $35.2 million as short-term investments on the accompanying Consolidated Balance Sheets.

Short-term and long-term investments are maintained at three major financial institutions, are classified as available-for-sale, and are recorded on the accompanying Consolidated Balance Sheets at fair value. Fair value is determined using quoted market prices for those securities. Unrealized holding gains and losses are included as a separate component of accumulated other comprehensive income on the accompanying Consolidated Balance

Sheets, net of any related tax effect. Realized gains and losses are calculated based on the specific identification method and are included in gain (loss) on investments, net on the Consolidated Statements of Operations.

Restricted short-term investments consists of debt securities issued by the United States government. These investments are maintained at one major financial institution, and are recorded on the accompanying Consolidated Balance Sheets at fair value.

The Company recognizes an impairment charge when the declines in the fair values of its investments below the cost basis are judged to be other-than-temporary. The Company considers various factors in determining whether to recognize an impairment charge, including the length of time and extent to which the fair value has been less than the Company’s cost basis, the financial condition and near-term prospects of the investee, and the Company’s intent and ability to hold the investment for a period of time sufficient to allow for any anticipated recovery in market value.

Equity securities consist of equity holdings in public companies and are classified as available-for-sale when there are no restrictions on the Company’s ability to immediately liquidate such securities. Marketable equity securities are recorded on the accompanying Consolidated Balance Sheets at fair value. Fair value is determined using quoted market prices for those securities. Unrealized holding gains and losses are included as a separate component of accumulated other comprehensive income on the accompanying Consolidated Balance Sheets, net of any related tax effect. Realized gains and losses are calculated based on the specific identification method and are included in interest and other income, net on the Consolidated Statements of Operations.

From time to time the Company makes equity investments in non-publicly traded companies. These investments are included in other assets on the accompanying Consolidated Balance Sheets, and are generally accounted for under the cost method if the Company does not have the ability to exercise significant influence over the respective company’s operating and financial policies. The Company monitors its investments for impairment on a quarterly basis and makes appropriate reductions in carrying values when such impairments are determined to be other-than-temporary. Impairment charges are included in interest and other income, net on the Consolidated Statements of Operations. Factors used in determining an impairment include, but are not limited to, the current business environment including competition and uncertainty of financial condition; going concern considerations such as the rate at which the investee company utilizes cash, and the investee company’s ability to obtain additional private financing to fulfill its stated business plan; the need for changes to the investee company’s existing business model due to changing business environments and its ability to successfully implement necessary changes; and comparable valuations. If an investment is determined to be impaired, a determination is made as to whether such impairment is other-than-temporary (see Note 14). As of October 29, 2005 and October 30, 2004, the carrying values of the Company’s equity investments in non-publicly traded companies were $3.8 million and $0.5 million, respectively.

Fair Value of Financial Instruments

Fair value of certain of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, employee notes receivable, accounts payable, and accrued liabilities, approximate cost because of their short maturities. The fair value of investments and marketable equity securities is determined using quoted market prices for those securities or similar financial instruments. The fair value of convertible subordinated debt is determined using the average bid and ask price on the Portal Market for the convertible debt.

Inventories

Inventories are stated at the lower of cost or market, using the first-in, first-out method. Inventory costs include material, labor, and overhead. The Company records inventory write-down based on excess and obsolete inventories determined primarily by future demand forecasts. All of our inventory is located offsite.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Estimated useful lives of four years are used for computer equipment, software, furniture and fixtures, except for the Company’s enterprise-wide, integrated business information system, which is being depreciated over five to seven years. Estimated useful lives of up to four years are used for engineering and other equipment. Estimated useful life of 30 years is used for buildings. Leasehold improvements are amortized using the straight-line method over the shorter of the useful life of the asset or the remaining term of the lease.

Notes Receivable from Non-Executive Employees

Prior to fiscal year 2003, the Company historically provided loans to various non-executive employees principally related to the respective employees’ relocation to the San Francisco Bay area. The loans are generally evidenced by secured promissory notes to the Company and bear interest at prevailing rates. Notes receivable from employees are included in prepaid expenses and other current assets, and other assets in the accompanying Consolidated Balance Sheets depending upon their remaining term. As of October 29, 2005 and October 30, 2004, the Company had outstanding loans to various employees totaling less than $0.1 million and $1.6 million, respectively.

Accrued Employee Compensation

Accrued employee compensation consists of accrued wages, commissions, payroll taxes, vacation, payroll deductions for the Company’s employee stock purchase plan, and other employee benefit payroll deductions.

Concentrations

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents, short-term and long-term investments, restricted short-term investments, and accounts receivable. Cash, cash equivalents, short-term and long-term investments, and restricted short-term investments are primarily maintained at six major financial institutions in the United States. Deposits held with banks may be redeemed upon demand and may exceed the amount of insurance provided on such deposits. The Company principally invests in United States government debt securities, United States government agency debt securities and corporate bonds and notes, and limits the amount of credit exposure to any one issuer.

A majority of the Company’s trade receivable balance is derived from sales to OEM partners in the computer storage and server industry. As of October 29, 2005, three customers accounted for 37 percent, 18 percent, and 10 percent of total accounts receivable. As of October 30, 2004, three customers accounted for 29 percent, 26 percent, and 20 percent of total accounts receivable. The Company performs ongoing credit evaluations of its customers and does not require collateral on accounts receivable balances. The Company has established reserves for credit losses and sales returns, and other allowances. The Company has not experienced material credit losses in any of the periods presented.

For the fiscal years ended October 29, 2005, October 30, 2004, and October 25, 2003, three customers each represented greater than ten percent of the Company’s total revenues for combined totals of 71 percent, 70 percent, and 67 percent of total revenues, respectively. The level of sales to any single customer may vary and the loss of any one of these customers, or a decrease in the level of sales to any one of these customers, could seriously harm the Company’s financial condition and results of operations.

The Company currently relies on single and limited supply sources for several key components used in the manufacture of its products. Additionally, the Company relies on one contract manufacturer for the production of its products. The inability of any single and limited source suppliers or the inability of the contract manufacturer to fulfill supply and production requirements, respectively, could have a material adverse effect on the Company’s future operating results.

The Company’s business is concentrated in the storage area networking industry, which has been impacted by unfavorable economic conditions and reduced global information technology (“IT”) spending rates. Accordingly, the Company’s future success depends upon the buying patterns of customers in the storage area networking industry, their response to current and future IT investment trends, and the continued demand by such customers for the Company’s products. The Company’s continued success will depend upon its ability to enhance its existing products and to develop and introduce, on a timely basis, new cost-effective products and features that keep pace with technological developments and emerging industry standards.

Revenue Recognition

Product revenue.  Product revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collection is probable. However, for newly introduced products, many of the Company’s large OEM customers require a product qualification period during which the Company’s products are tested and approved by the OEM customer for sale to their customers. Revenue recognition, and related cost, is deferred for shipments to new OEM customers and for shipments of newly introduced products to existing OEM customers until satisfactory evidence of completion of the product qualification has been received from the OEM customer. Revenue from sales to the Company’s master reseller customers is recognized in the same period in which the product is actually sold by the master reseller (sell-through).

The Company reduces revenue for estimated sales returns, sales programs, and other allowances at the time of shipment. Sales returns, sales programs, and other allowances are estimated based upon historical experience, current trends, and the Company’s expectations regarding future experience. In addition, the Company maintains allowances for doubtful accounts, which are also accounted for as a reduction in revenue. The allowance for doubtful accounts is estimated based upon analysis of accounts receivable, historical collection patterns, customer concentrations, customer creditworthiness, current economic trends, and changes in customer payment terms and practices.

Service revenue.  Service revenue consists of training, warranty, and maintenance arrangements, including post-contract customer support (“PCS”) services. PCS services are offered under renewable, annual fee-based contracts or as part of multiple element arrangements and typically include upgrades and enhancements to the Company’s software operating system, and telephone support. Service revenue, including revenue allocated to PCS elements, is deferred and recognized ratably over the contractual period. Service contracts are typically one to three years in length. Training revenue is recognized upon completion of the training. Service and training revenue were not material in any of the periods presented.

Multiple-element arrangements.  The Company’s multiple-element product offerings include computer hardware and software products, and support services. The Company also sells certain software products and support services separately. The Company’s software products are essential to the functionality of its hardware products and are, therefore, accounted for in accordance with Statement of Position 97-2, “Software Revenue Recognition” (“SOP 97-2”), as amended. The Company allocates revenue to each element based upon vendor-specific objective evidence (“VSOE”) of the fair value of the element or, if VSOE is not available, by application of the residual method. VSOE of the fair value for an element is based upon the price charged when the element is sold separately. Revenue allocated to each element is then recognized when the basic revenue recognition criteria are met for each element.

Warranty Expense.  The Company provides warranties on its products ranging from one to three years. Estimated future warranty costs are accrued at the time of shipment and charged to cost of revenues based upon historical experience.

Software Development Costs

Eligible software development costs are capitalized upon the establishment of technological feasibility in accordance with Statement of Financial Accounting Standards No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed.” Technological feasibility is defined as completion of designing, coding and testing activities. Total eligible software development costs have not been material to date.

Costs related to internally developed software and software purchased for internal use are capitalized in accordance with Statement of Position 98-1, “Accounting for Costs of Computer Software Developed or Obtained for Internal Use.” During the year ended October 28, 2000, the Company purchased an enterprise-wide, integrated business information system. As of October 29, 2005, a net book value of $3.5 million related to the purchase and subsequent implementation and upgrade of this system was included in property and equipment. These costs are being depreciated over the initial estimated useful life of seven years.

Advertising Costs

The Company expenses all advertising costs as incurred. Advertising costs were not material in any of the periods presented.

Impairment of Long-lived Assets

Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. Measurement of an impairment loss for long-lived assets that management expects to hold and use is based on the fair value of the asset as estimated using a discounted cash flow model. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

Income Taxes

Income tax expense is based on pretax financial accounting income. Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts, along with net operating loss carryforwards and credit carryforwards. A valuation allowance is recognized to the extent that it is more likely than not that the tax benefits will not be realized.

Computation of Net Income (Loss) per Share

Basic net income (loss) per share is computed using the weighted-average number of common shares outstanding during the period, less shares subject to repurchase. Diluted net income (loss) per share is computed using the weighted-average number of common shares and dilutive potential common shares outstanding during the period. Dilutive potential common shares result from the assumed exercise of outstanding stock options, by application of the treasury stock method, that have a dilutive effect on earnings per share, and from the assumed conversion of outstanding convertible debt if it has a dilutive effect on earnings per share.

Foreign Currency Translation

Assets and liabilities of non-United States subsidiaries that operate where the functional currency is the local currency are translated to United States dollars at exchange rates in effect at the balance sheet date with the resulting translation adjustments recorded as a separate component of accumulated other comprehensive income. Income and expense accounts are translated at average exchange rates during the period. Where the functional currency is the United States dollar, translation adjustments are recorded in other income or expense.

Stock-Based Compensation

The Company accounts for its stock option plans and its Employee Stock Purchase Plan in accordance with the provisions of Accounting Principles Board Opinion 25, “Accounting for Stock Issued To Employees,” (“APB 25”), whereby the difference between the exercise price and the fair market value on the date of grant is recognized as compensation expense. Under the intrinsic value method of accounting, no compensation expense is recognized in the Company’s Consolidated Statements of Operations when the exercise price of the Company’s employee stock option grants equals the market price of the underlying common stock on the date of grant, and the measurement date of the option grant is certain. The measurement date is certain when the date of grant is fixed and determinable. When the measurement date is not certain, then the Company records stock compensation expense using variable accounting under APB 25. From 1999 through July 2003, the Company granted 98.8 million options subject to variable accounting as the measurement date of the options grant was not certain. As of October 29, 2005, 3.3 million options with a weighted average exercise price of $13.00 and a weighted average remaining life of 6.1 years remain outstanding and continue to be accounted for under variable accounting. When variable accounting is applied to stock option grants, the Company remeasures the intrinsic value of the options at the end of each reporting period or until the options are exercised, cancelled or expire unexercised. Compensation expense in any given period is calculated as the difference between total earned compensation at the end of the period, less total earned compensation at the beginning of the period. Compensation earned is calculated under an accelerated vesting method in accordance with FASB Interpretation 28.

Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” (SFAS 123), established a fair value based method of accounting for stock-based plans. Companies that elect to account for stock-based compensation plans in accordance with APB 25 are required to disclose the pro forma net income (loss) that would have resulted from the use of the fair value based method under SFAS 123.

Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure an Amendment of FASB Statement No. 123” (SFAS 148), amended the disclosure requirements of SFAS 123 to require more prominent disclosures in both annual and interim financial statements regarding the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The pro forma information resulting from the use of the fair value based method under SFAS 123 is as follows (in thousands except per share amounts):

	Fiscal Year Ended
	October 29,	October 30,	October 25,
	2005	2004	2003

Net income (loss)	$43,121	$(33,694)	$(146,549)
Add: Stock-based employee compensation expense (benefit) included in reported net income (loss), net of tax	(616)	5,007	1,789
Deduct: Stock-based compensation expense determined under fair value based method, net of tax	(19,337)	(37,376)	(35,908)

Pro forma net profit (loss)	$23,168	$(66,063)	$(180,668)

Basic earnings (loss) per share:
As reported	$0.16	$(0.13)	$(0.58)
Pro Forma	$0.09	$(0.25)	$(0.72)
Diluted earnings (loss) per share:
As reported	$0.16	$(0.13)	$(0.58)
Pro Forma	$0.09	$(0.25)	$(0.72)

The fair value of stock options granted under the Plans during fiscal year 2005, and the fair value of common stock issued under the Purchase Plan during fiscal year 2005, was approximately $27.7 million. Pro forma compensation expense associated with stock options granted under the Plans during fiscal year 2005, and common stock issued under the Purchase Plan during fiscal year 2005, was approximately $9.8 million.

When the measurement date is certain, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for each respective fiscal year ended:

	Employee Stock Option Plans			Employee Stock Purchase Plan
	October 29,	October 30,	October 25,	October 29,	October 30,	October 25,
	2005	2004	2003	2005	2004	2003

Expected dividend yield	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
Risk-free interest rate	3.7-4.1%	1.8-3.5%	1.2-3.0%	2.5-3.4%	1.0-1.5%	0.9-1.0%
Expected volatility	45.8%	52.0%	70.5%	45.8%	43.6%	63.5%
Expected life (in years)	2.8	2.7	1.9	0.5	0.5	0.5

The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of the Company’s options. Under the Black-Scholes option-pricing model, the weighted-average fair value of employee stock options granted during the years ended October 29, 2005, October 30, 2004, and October 25, 2003, was $1.94 per share, $1.97 per share, and $1.96 per share, respectively. When the measurement date is not certain, compensation cost is estimated based on the intrinsic value of the award remeasured at the end of each reporting period.

Use of Estimates in Preparation of Consolidated Financial Statements

The preparation of financial statements and related disclosures in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and accompanying notes. Estimates are used for, but not limited to, the useful lives of fixed assets, allowances for doubtful accounts and product returns, inventory and warranty reserves, facilities lease losses and other charges, fixed asset and investment impairment charges, accrued liabilities and other reserves, taxes, and contingencies. Actual results could differ materially from these estimates.

Recent Accounting Pronouncements

In November 2004, the FASB issued Statement of Financial Accounting Standards No. 151, “Inventory Costs — an amendment of ARB No. 43” (“SFAS 151”), which is the result of its efforts to converge U.S. accounting standards for inventories with International Accounting Standards. SFAS No. 151 requires idle facility expenses, freight, handling costs, and wasted material (spoilage) costs to be recognized as current-period charges. It also requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 will be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company does not expect the adoption of SFAS 151 will have material impact on its financial position, results of operations, and cash flows.

In December 2004, the FASB issued a revision of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123R”). SFAS 123R supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. SFAS 123R establishes standards for the accounting for transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. SFAS 123R does not change the accounting guidance for share-based payment transactions with parties other than employees provided in SFAS 123 as originally issued and EITF Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.” SFAS 123R is effective for the first interim or annual reporting period of the company’s first fiscal year that begins on or after June 15, 2005. The Company expects the adoption of SFAS 123R to have a negative impact on its financial position, results of operations, and cash flows. See Note 2, “Summary of Significant Accounting Policies,” of the Notes to Consolidated Financial Statements for information related to the pro forma effects on the Company’s reported net income (loss) and net income (loss) per share of applying the fair value recognition provision of the previous SFAS 123 to stock-based compensation.

In March 2005, the U.S. Securities and Exchange Commission, or SEC, released Staff Accounting Bulletin 107, “Share-Based Payments,” (“SAB 107”). The interpretations in SAB 107 express views of the SEC staff, or staff, regarding the interaction between SFAS 123R and certain SEC rules and regulations, and provide the staff’s views regarding the valuation of share-based payment arrangements for public companies. In particular, SAB 107 provides guidance related to share-based payment transactions with non-employees, the transition from nonpublic to public entity status, valuation methods (including assumptions such as expected volatility and expected term), the accounting for certain redeemable financial instruments issued under share-based payment arrangements, the classification of compensation expense, non-GAAP financial measures, first-time adoption of SFAS 123R in an interim period, capitalization of compensation cost related to share-based payment arrangements, the accounting for income tax effects of share-based payment arrangements upon adoption of SFAS 123R, the modification of employee share options prior to adoption of SFAS 123R and disclosures in Management’s Discussion and Analysis subsequent to adoption of SFAS 123R. SAB 107 requires stock-based compensation be classified in the same expense lines as cash compensation is reported for the same employees. The Company will apply the principles of SAB 107 in conjunction with its adoption of SFAS 123R.

In June 2005, the FASB issued Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections” (“SFAS 154”), a replacement of APB Opinion No. 20, “Accounting Changes”, and Statement of Financial Accounting Standards No. 3, “Reporting Accounting Changes in Interim Financial Statements.” The Statement applies to all voluntary changes in accounting principle and changes the requirements for accounting for and reporting of a change in accounting principle. SFAS 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable. It is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Earlier application is permitted for accounting changes and corrections of errors made occurring in fiscal years beginning after June 1, 2005.

In June 2005, the FASB issued FASB Staff Position No. 143-1, “Accounting for Electronic Equipment Waste Obligations” (“FSP 143-1”). FSP 143-1 was issued to address the accounting for obligations associated with Directive 2002/96/EC on Waste Electrical and Electronic Equipment (the “Directive”) adopted by the European Union. The Directive obligates a commercial user to incur costs associated with the retirement of a specified asset that qualifies as historical waste equipment effective August 13, 2005. FSP 143-1 requires commercial users to apply the provisions of SFAS 143, Accounting for Conditional Asset Retirement Obligations, and the related FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, to the obligation associated with historical waste. FSP 143-1 is effective the later of the first reporting period ending after June 8, 2005 or the date of the adoption of the law by the applicable European Union-member. The Company is in the process of determining the effect of the adoption of FSP 143-1 will have on its financial position, results of operations, and cash flows.

Reclassifications

Certain reclassifications have been made to prior year balances in order to conform to the current year presentation except where information required to make those reclassifications is not available. For fiscal years 2005 and 2004, engineering costs related to the ongoing maintenance of existing products is included in cost of revenues. However, since the information required to separately identify these costs in fiscal year 2003 was not available, these engineering costs are included in research and development expense in fiscal year 2003.

3.	Acquisitions

Therion Software Corporation

On May 3, 2005, the Company completed its acquisition of Therion Software Corporation (“Therion”), a privately held developer of software management solutions for the automated provisioning of servers over a storage network based in Redmond, Washington. As of the acquisition date the Company owned approximately 13% of Therion’s equity interest through investments totaling $1.0 million. Therion was a development stage company with no recognized revenue and a core technology that had not yet reached technological feasibility. Accordingly, the acquisition of Therion was accounted for as an asset purchase.

The total purchase price was $12.1 million, consisting of $9.3 million cash consideration for Therion’s preferred and common stock holders, assumed stock options valued at $1.7 million, the Company’s initial investment of $1.0 million, and direct acquisition cost of $0.1 million. Of the $9.3 million cash consideration, the Company paid $7.3 million upon closing the transaction and recorded the remaining liability of $2.0 million to be paid over the next eighteen months. The fair value of the assumed stock options was determined using the Black-Scholes option-pricing model. In connection with this acquisition, the Company recorded a $7.8 million in-process research and development charge, and allocated the remaining purchase price to net assets of $2.9 million, deferred stock compensation of $1.5 million, and net liabilities of $0.1 million, based on fair values.

Pro forma results of operations related to the Therion acquisition have not been presented since the result of Therion operations were immaterial in relation to Brocade.

Rhapsody Networks, Inc.

On January 27, 2003, the Company completed its acquisition of Rhapsody Networks, Inc. (“Rhapsody”), a provider of next-generation intelligent switching platforms. In exchange for all of the outstanding securities of Rhapsody, the

Company issued 19.8 million shares of its common stock and assumed warrants to purchase 0.4 million shares of Brocade common stock and options to purchase 0.3 million shares of Brocade common stock. In addition, in the second quarter of fiscal year 2004, the Company recorded a $6.9 million charge in settlement of a claim relating to its acquisition of Rhapsody. Under the terms of the settlement, in the third quarter of fiscal year 2004 the Company issued 1.3 million shares of its common stock to the former Rhapsody shareholders in exchange for a release of claims.

The total purchase price was $138.5 million, consisting of Brocade common stock valued at $129.3 million; restricted common stock, assumed warrants, and assumed options valued at $7.9 million, reduced by the intrinsic value of unvested restricted stock and stock options of $1.7 million; and direct acquisition costs of $3.0 million. The value of the common stock issued was determined based on the average of the five-day trading period ended November 7, 2002, or $6.95 per share. The fair value of the restricted common stock, assumed warrants, and assumed options was determined using the Black-Scholes option-pricing model. The deferred stock compensation of $1.7 million will be amortized over the remaining service period on a straight-line basis.

As of the acquisition date, Rhapsody was a development stage company with no recognized revenue and a core technology that had not yet reached technological feasibility. Technological feasibility is established when an enterprise has completed all planning, designing, coding, and testing activities necessary to establish that the technology can be utilized to meet design specifications, including functions, features, and technical performance requirements. The Company incurred $17.2 million in expenses related to bringing the Rhapsody core technology to technological feasibility. The Company completed the development of this technology in fiscal year 2004 and is beginning to generate revenues related to this technology. Based upon the factors noted above, the Company concluded that for accounting purposes it was not purchasing a business with an existing revenue stream, but rather a group of assets centered on a core technology that the Company believes will ultimately be developed into a saleable product. As a result, the acquisition of Rhapsody was accounted for as an asset purchase.

The purchase price was allocated to the assets acquired, liabilities assumed, and acquired in-process research and development (in-process R&D) based on their respective fair values. The excess of purchase price over the fair value of net assets received was allocated to acquired in-process R&D and acquired non-monetary assets on a pro-rata basis.

The following table summarizes the allocation of purchase price for the acquisition of Rhapsody (in thousands):

			Allocated
	Fair Value of	Allocation of	Fair Value of
	Assets and	Excess	Assets and
	Liabilities	Purchase Price	Liabilities

Current assets	$20,766	$—	$20,766
Property and equipment	1,764	822	2,586
Other assets	240	—	240

Total assets acquired	22,770	822	23,592
Current liabilities	(4,613)	—	(4,613)
Capital lease and debt obligations	(12,583)	—	(12,583)
Liabilities associated with facility lease loss	(2,840)	—	(2,840)

Total liabilities assumed	(20,036)	—	(20,036)
Acquired in-process R&D	92,015	42,883	134,898
Excess purchase price	43,705	(43,705)	—

Total purchase price	$138,454	$—	$138,454

The value assigned to acquired in-process R&D was estimated based on the income approach using discount rates ranging from 35 percent to 45 percent. The income approach estimates the present value of the anticipated cash flows attributable to the respective assets under development once they have reached technological feasibility. The anticipated cash flows were based upon estimated prospective financial information, which was determined to be reasonable and appropriate for use in reaching the value assigned to acquired in-process R&D. No intangible assets were identified. The amount allocated to in-process R&D was expensed in the period of acquisition since the in-process R&D had not yet reached technological feasibility and had no alternative future use.

4.	Restructuring Costs

Fiscal 2004 Second Quarter Restructuring

During the three months ended May 1, 2004, the Company implemented a restructuring plan designed to optimize the Company’s business model to drive improved profitability through reduction of headcount as well as certain structural changes in the business. The plan encompassed organizational changes, which includes a reduction in force of 110 people, or nine percent, announced on May 19, 2004. As a result, the Company recorded $10.5 million in restructuring costs consisting of severance and benefit charges, equipment impairment charges, and contract termination and other charges. Severance and benefits charges of $7.5 million consisted of severance and related employee termination costs, including outplacement services, associated with the reduction of the Company’s workforce. Equipment impairment charges of $1.2 million primarily consisted of excess equipment that is no longer being used as a result of the restructuring program. Contract termination and other charges of $1.7 million were primarily related to the cancellation of certain contracts in connection with the restructuring of certain business functions.

During the three months ended October 30, 2004, the Company recorded a reduction of $1.0 million to restructuring costs, primarily because actual payments were lower than the estimated amount. No other material changes in estimates were made to the fiscal 2004 second quarter restructuring accrual. As of October 29, 2005, there were no remaining liabilities related to this restructuring.

Fiscal 2003 Second Quarter Restructuring

During the quarter ended April 26, 2003, the Company reevaluated certain aspects of its business model and completed a program to restructure certain business operations, reorganize certain aspects of the Company, and reduce the Company’s operating expense structure. The restructuring program included a workforce reduction of approximately nine percent, primarily in the sales, marketing, and engineering organizations. In addition, as a result of the restructuring, certain assets associated with reorganized or eliminated functions were determined to be impaired.

Total restructuring costs incurred of $10.9 million consisted of severance and benefit charges, equipment impairment charges, and contract termination and other charges. Severance and benefits charges of $4.2 million consisted of severance and related employee termination costs, including outplacement services, associated with the reduction of the Company’s workforce. Equipment impairment charges of $5.2 million primarily consisted of excess equipment that is no longer being used as a result of the restructuring program. Contract termination and other charges of $1.5 million were primarily related to the cancellation of certain contracts in connection with the restructuring of certain business functions.

During the year ended October 29, 2005, the Company recorded a $0.7 million of restructuring reversal, primarily due to recovery of amounts previously written off. During the year ended October 30, 2004, the Company recorded a reduction of $0.5 million to restructuring costs, primarily due to lower than expected outplacement and contract termination costs. No other material changes in estimates were made to the fiscal 2003 second quarter restructuring accrual. As of October 29, 2005, there were no remaining liabilities related to this restructuring.

Fiscal 2003 First Quarter Restructuring

During the quarter ended January 25, 2003, the Company completed a restructuring program to reduce the Company’s expense structure. The restructuring program included a company-wide workforce reduction of approximately 12 percent, consolidation of excess facilities, and the restructuring of certain business functions. This restructuring program affected all of the Company’s functional areas.

Total restructuring costs incurred of $10.1 million consisted of severance and benefit charges, equipment impairment charges, and contract termination and other charges. Severance and benefits charges of $8.5 million consisted of severance and related employee termination costs related to the reduction of the Company’s workforce, including outplacement services and the write-off of unrecoverable employee loans of certain terminated employees. Contract termination charges of $0.9 million were primarily related to the cancellation of certain contracts in connection with the restructuring of certain business functions and the consolidation of excess facilities. Equipment impairment charges of $0.6 million were related to excess computer equipment resulting from the workforce reduction, consolidation of excess facilities, and the restructuring of certain business functions.

No material changes in estimates were made to the fiscal 2003 first quarter restructuring accrual. As of October 29, 2005, there were no remaining liabilities related to this restructuring.

The following table summarizes the total restructuring costs incurred and charged to restructuring expense during the second quarter of fiscal year 2004 and the first and second quarters of fiscal year 2003, costs paid or otherwise settled, and the remaining unpaid or otherwise unsettled accrued liabilities (in thousands) as of October 29, 2005:

		Contract
	Severance	Terminations	Equipment
	and Benefits	and Other	Impairment	Total

Fiscal 2003 restructuring costs	$12,714	$2,425	$5,867	$21,006
Cash payments	(10,019)	(1,938)	—	(11,957)
Non-cash charges	(2,221)	—	(5,867)	(8,088)
Adjustments	(178)	—	—	(178)

Remaining accrued liabilities at October 25, 2003	296	487	—	783
Cash payments for 2003 restructuring	(43)	(255)	—	(298)
Adjustments for 2003 restructuring	(225)	(232)	—	(457)

Remaining accrued liabilities for 2003 restructuring	28	—	—	28

Fiscal 2004 second quarter restructuring costs	7,480	1,740	1,241	10,461
Cash payments for 2004 restructuring	(5,661)	(1,692)	—	(7,353)
Non-cash charges	—	—	(1,241)	(1,241)
Adjustments	(981)	(48)	—	(1,029)

Remaining accrued liabilities for 2004 restructuring	838	—	—	838

Total restructuring accrued liabilities at October 30, 2004	866	—	—	866
Cash payments for 2003 restructuring	(28)	—	—	(28)
Cash payments for 2004 restructuring	(838)	—	—	(838)

Total restructuring accrued liabilities at October 29, 2005	$—	$—	$—	$—

5.	Liabilities Associated with Facilities Lease Losses and Asset Impairment Charges

Lease Termination Charge and Other, Net

On November 18, 2003, the Company purchased a building located at its San Jose headquarters. This 194,000 square foot facility was previously leased, and certain unused portions of the facility were previously reserved and included in the facilities lease loss liability noted below. The total consideration for the building purchase was $106.8 million, consisting of the purchase of land and building valued at $30.0 million and a lease termination fee of $76.8 million. The value of the land and building as of the purchase date was determined based on the estimated fair market value of the land and building. As a result of the building purchase, during the quarter ended January 24, 2004, the Company recorded adjustments of $23.7 million to the previously recorded facilities lease loss reserve, deferred rent, and leasehold improvement impairments related to the purchased facility.

During the quarter ended January 24, 2004, the Company consolidated the engineering organization and development, test and interoperability laboratories into the purchased facilities and vacated other existing leased facilities. As a result, the Company recorded a charge of $20.9 million related to estimated facilities lease losses, net of expected sublease income, on the vacated facilities. These charges represented the fair value of the lease liability based on assumptions regarding the vacancy period, sublease terms, and the probability of subleasing this space. The assumptions that the Company used were based on market data, including the then current vacancy rates and lease activities for similar facilities within the area. Should there be changes in real estate market conditions or should it take longer than expected to find a suitable tenant to sublease the remaining vacant facilities, adjustments to the facilities lease losses reserve may be necessary in future periods based upon then current actual events and circumstances.

The following table summarizes the activity related to the lease termination charge and other, net incurred in the year ended October 30, 2004 (in thousands):

Lease termination charge	$76,800
Closing costs and other related charges	1,234
Reversal of previously recorded facilities lease loss reserve	(23,731)
Additional reserve booked as a result of facilities consolidation	20,855
Asset impairments associated with facilities consolidation	433

Total charge, net	$75,591

Facilities Lease Losses and Related Asset Impairment Charges

During the three months ended October 27, 2001, the Company recorded a charge of $39.8 million related to estimated facilities lease losses, net of expected sublease income, and a charge of $5.7 million in connection with the estimated impairment of certain related leasehold improvements. These charges represented the low-end of an estimated range of $39.8 million to $63.0 million and may be adjusted upon the occurrence of future triggering events.

During the three months ended July 27, 2002, the Company completed a transaction to sublease a portion of these vacant facilities. Accordingly, based on then current market data, the Company revised certain estimates and assumptions, including those related to estimated sublease rates, estimated time to sublease the facilities, expected future operating costs, and expected future use of the facilities. The Company reevaluates its estimates and assumptions on a quarterly basis and makes adjustments to the reserve balance if necessary. No material adjustments were made to the facilities lease losses reserve for the year ended October 30, 2004.

In November 2003 the Company purchased a previously leased building. In addition, the Company consolidated the engineering organization and development, test and interoperability laboratories into the purchased facilities and vacated other existing leased facilities. As a result, the Company recorded adjustments to the facilities lease loss reserve recorded in fiscal year 2001 described above, and recorded additional reserves in connection with the facilities consolidation.

The following table summarizes the activity related to the facilities lease loss reserve, net of expected sublease income (in thousands):

Lease Loss
Reserve

Reserve balances at October 25, 2003	$24,277
Reversal of previously recorded lease loss reserve associated with building purchase	(16,933)
Additional reserve booked as a result of November 2003 facilities leases	20,855
Cash payments on facilities leases	(5,910)
Non-cash charges and other adjustments, net	187

Reserve balances at October 30, 2004	22,476
Cash payments on facilities leases	(5,202)
Non-cash charges and other adjustments, net	(134)

Reserve balances at October 29, 2005	$17,140

Cash payments for facilities leases related to the above noted facilities lease loss reserve will be paid over the respective lease terms through fiscal year 2010.

6.	Balance Sheet Details

The following tables provide details of selected balance sheet items (in thousands):

	October 29,	October 30,
	2005	2004

Inventories:
Raw materials	$1,517	$1,950
Finished goods	9,513	3,647

Total	$11,030	$5,597

Property and equipment, net:
Computer equipment and software	$68,294	$63,524
Engineering and other equipment	123,811	111,109
Furniture and fixtures	4,136	4,429
Land and building	30,000	30,000
Leasehold improvements	41,696	39,520

	267,937	248,582
Less: Accumulated depreciation and amortization	(159,819)	(123,881)

Total	$108,118	$124,701

Other accrued liabilities:
Income taxes payable	$36,923	$27,769
Accrued warranty	1,746	4,669
Inventory purchase commitments	6,634	4,326
Accrued sales programs	8,327	8,231
Accrued restructuring	—	866
Other	20,153	12,072

Total	$73,783	$57,933

Leasehold improvements at October 29, 2005 and October 30, 2004 are shown net of estimated impairments related to facilities lease losses (see Note 5).

7.	Investments and Equity Securities

The following tables summarize the Company’s investments and equity securities (in thousands):

		Gross	Gross
		Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value

October 29, 2005
U.S. government and its agencies and municipal obligations	$413,574	$—	$(2,629)	$410,945
Corporate bonds and notes	173,021	11	(1,576)	171,456
Equity securities	34	2	—	36

Total	$586,629	$13	$(4,205)	$582,437

Reported as:
Short-term investments				$209,865
Restricted short-term investments				277,230
Other current assets				36
Long-term investments				95,306

Total				$582,437

		Gross	Gross
		Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value

October 30, 2004
U.S. government agencies and municipal obligations	$526,953	$1,307	$(972)	$527,288
Corporate bonds and notes	130,604	146	(505)	130,245
Equity securities	694	164	—	858

Total	$658,251	$1,617	$(1,477)	$658,391

Reported as:
Short-term investments				$406,933
Other current assets				858
Long-term investments				250,600

Total				$658,391

For the year ended October 29, 2005, gross realized losses on sales of marketable equity securities were $5.2 million primarily associated with the defeasance of the indenture agreement relating to the Company’s 2% Convertible Notes. For the year ended October 30, 2004, gross realized gains on sales of marketable equity securities were $0.2 million. For the year ended October 25, 2003, gross realized gains on sales of marketable equity securities were $2.7 million. At October 29, 2005 and October 30, 2004, net unrealized holding gains (loss) of $(4.2) million and $0.1 million, respectively, were included in accumulated other comprehensive income in the accompanying Consolidated Balance Sheets.

The following table provides the breakdown of the investments with unrealized losses at October 29, 2005 and October 30, 2004 (in thousands):

	Less than 12 Months		12 Months or Longer		Total
		Gross		Gross		Gross
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

October 29, 2005
U.S. government and its agencies and municipal obligations	$324,219	$(1,769)	$69,376	$(860)	$393,595	$(2,629)
Corporate bonds and notes	95,303	(1,050)	54,206	(526)	149,509	(1,576)

Total	$419,522	$(2,819)	$123,582	$(1,386)	$543,104	$(4,205)

	Less than 12 Months		12 Months or Longer		Total
		Gross		Gross		Gross
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

October 30, 2004
U.S. government agencies and municipal obligations	$175,667	$(972)	$—	$—	$175,667	$(972)
Corporate bonds and notes	95,256	(427)	5,321	(78)	100,577	(505)

Total	$270,923	$(1,399)	$5,321	$(78)	$276,244	$(1,477)

The gross unrealized losses related to fixed income securities were due to changes in interest rates. The Company’s management has determined that the gross unrealized losses on its investment securities at October 29, 2005 are temporary in nature. The Company reviews its investments to identify and evaluate investments that have indications of possible impairment. Factors considered in determining whether a loss is temporary include the length of time and extent to which fair value has been less than the cost basis, the financial condition and near-term prospects of the investee, and the Company’s intent and ability to hold the investment for a period of time sufficient to allow for any anticipated recovery in market value. Substantially all of the Company’s fixed income securities are rated investment grade or better.

The following table summarizes the maturities of the Company’s investments in debt securities issued by United States government agencies, municipal government obligations, and corporate bonds and notes as of October 29, 2005 (in thousands):

	Amortized
	Cost	Fair Value

Less than one year	$489,680	$487,095
Due in 1 - 2 years	83,226	81,872
Due in 2 - 3 years	13,689	13,434

Total	$586,595	$582,401

8.	Convertible Subordinated Debt

On December 21, 2001, and January 10, 2002, the Company sold, in private placements pursuant to Section 4(2) of the Securities Act of 1933, as amended, an aggregate of $550 million in principal amount, two percent convertible subordinated notes due January 2007 (the “Notes” or “Convertible Subordinated Debt”). The initial purchasers purchased the Notes from the Company at a discount of 2.25 percent of the aggregate principal amount. Holders of the Notes may, in whole or in part, convert the Notes into shares of the Company’s common stock at a conversion rate of 22.8571 shares per $1,000 principal amount of notes (approximately 6.4 million shares may be issued upon conversion based on outstanding debt of $278.9 million as of October 29, 2005) at any time prior to maturity on January 1, 2007, subject to earlier redemption. Under the original term of the Notes, at any time on or after January 5, 2005, the Company was entitled to redeem the notes in whole or in part at the following prices expressed as a percentage of the principal amount:

Redemption Period	Price

Beginning on January 5, 2005 and ending on December 31, 2005	100.80%
Beginning on January 1, 2006 and ending on December 31, 2006	100.40%
On January 1, 2007	100.00%

The Company is required to pay interest on January 1 and July 1 of each year, beginning July 1, 2002. Debt issuance costs of $12.4 million are being amortized over the term of the notes. The amortization of debt issuance costs will accelerate upon early redemption or conversion of the notes. The net proceeds remain available for general corporate purposes, including working capital and capital expenditures. As of October 29, 2005, the remaining balance of unamortized debt issuance costs was $1.4 million, which is included in prepaid expenses and other current assets in the accompanying Consolidated Balance Sheets.

During fiscal years 2005 and 2004, the Company repurchased on the open market $73.4 million and $90.7 million in face value of its Convertible Subordinated Debt, respectively. For the year ended October 29, 2005, the Company paid an average of $0.96 for each dollar of face value for an aggregate purchase price of $70.5 million, which resulted in a pre-tax gain of $2.3 million. For the year ended October 30, 2004, the Company paid an average of $0.93 for each dollar of face value for an aggregate purchase price of $84.4 million, which resulted in a pre-tax gain of $5.6 million. As of October 29, 2005, the remaining balance outstanding of the convertible subordinated debt was $278.9 million.

On August 23, 2005, in accordance with the terms of the indenture agreement dated December 21, 2001 with respect to the Convertible Subordinated Debt, the Company elected to deposit securities with the trustee of the Notes (the “Trustee”), which fully collateralized the outstanding notes, and to discharge the indenture agreement. Pursuant to this election, the Company provided an irrevocable letter of instruction to the Trustee to issue a notice of redemption on June 26, 2006 and to redeem the Notes on August 22, 2006 (the “Redemption Date”). Over the course of the next year, the Trustee, using the securities deposited with them, will pay to the noteholders (1) all the interest scheduled to become due per the original note prior to the Redemption Date, and (2) all the principal and remaining interest, plus a call premium of 0.4% of the face value of the Notes, on the Redemption Date. As of October 29, 2005, the Company had an aggregate of $277.2 million in interest-bearing U.S. securities with the Trustee. The securities will remain on the Company’s balance sheet as restricted short-term investments until the Redemption Date. The Company recorded a loss on investments of $4.7 million in the three months ended October 29, 2005 with respect to the disposition of certain short-term and long-term investments that was necessary to deposit the securities with the Trustee.

The notes are not listed on any securities exchange or included in any automated quotation system, however, the notes are eligible for trading on the Portalsm Market. On October 28, 2005, the average bid and ask price on the Portal Market of the notes was 97.9, resulting in an aggregate fair value of approximately $273.2 million.

9.	Commitments and Contingencies

Leases

The Company leases its facilities under various operating lease agreements expiring through August 2010. In connection with these agreements the Company has signed unconditional, irrevocable letters of credit totaling $8.3 million as security for the leases. In addition to base rent, many of the operating lease agreements require that the Company pay a proportional share of the respective facilities’ operating expenses. Rent expense for the years ended October 29, 2005, October 30, 2004, and October 25, 2003 was $10.7 million, $11.2 million, and $22.7 million, respectively.

Future minimum lease payments under all non-cancelable operating leases at October 29, 2005 were as follows (in thousands):

Operating
Fiscal Year Ended October	Leases

2006	$16,298
2007	14,290
2008	13,815
2009	13,812
2010	11,653

Total minimum lease payments	$69,868

As of October 29, 2005, the Company has recorded $17.1 million in facilities lease loss reserves related to future lease commitments for unused space, net of expected sublease income (see Note 5).

Product Warranties

The Company provides warranties on its products ranging from one to three years. Estimated future warranty costs are accrued at the time of shipment and charged to cost of revenues based upon historical experience. The Company’s accrued liability for estimated future warranty costs is included in other accrued liabilities on the accompanying Consolidated Balance Sheets. For the three months ended January 29, 2005, the Company recorded a warranty benefit of approximately $1.9 million as a result of a change in warranty terms with a customer. The following table summarizes the activity related to the Company’s accrued liability for estimated future warranty costs during the years ended October 29, 2005 and October 30, 2004 (in thousands):

Accrued
Warranty

Balance at October 25, 2003	$3,723
Liabilities accrued	2,890
Claims paid	(474)
Changes in liability for pre-existing warranties	(1,470)

Balance at October 30, 2004	4,669
Liabilities accrued	1,053
Claims paid	(582)
Changes in liability for pre-existing warranties	(3,394)

Balance at October 29, 2005	$1,746

In addition, the Company has standard indemnification clauses contained within its various customer contracts whereby the Company indemnifies the parties to whom it sells its products with respect to the Company’s product infringing upon any patents, trademarks, copyrights, or trade secrets, as well as against bodily injury or damage to real or tangible personal property caused by a defective Company product. As of October 29, 2005, there have been no known events or circumstances that have resulted in an indemnification related liability to the Company.

Manufacturing and Purchase Commitments

The Company has a manufacturing agreement with Hon Hai Precision Industry Co. (“Foxconn”) under which the Company provides twelve-month product forecasts and places purchase orders in advance of the scheduled delivery of products to the Company’s customers. The required lead-time for placing orders with Foxconn depends on the specific product. As of October 29,2005, the Company’s aggregate commitment to Foxconn for inventory components used in the manufacture of Brocade products was $42.4 million, net of purchase commitment reserves of $6.6 million, which the Company expects to utilize during future normal ongoing operations. The Company’s purchase orders placed with Foxconn are cancelable, however if cancelled, the agreement with Foxconn requires the

Company to purchase from Foxconn all inventory components not returnable, usable by, or sold to, other customers of Foxconn.

Legal Proceedings

From time to time, claims are made against the Company in the ordinary course of its business, which could result in litigation. Claims and associated litigation are subject to inherent uncertainties and unfavorable outcomes could occur, such as monetary damages, fines, penalties or injunctions prohibiting the Company from selling one or more products or engaging in other activities. The occurrence of an unfavorable outcome in any specific period could have a material adverse affect on the Company’s results of operations for that period or future periods.

On July 20, 2001, the first of a number of putative class actions for violations of the federal securities laws was filed in the United States District Court for the Southern District of New York against the Company, certain of its officers and directors, and certain of the underwriters for the Company’s initial public offering of securities. A consolidated amended class action captioned In Re Brocade Communications Systems, Inc. Initial Public Offering Securities Litigation was filed on April 19, 2002. The complaint generally alleges that various underwriters engaged in improper and undisclosed activities related to the allocation of shares in the Company’s initial public offering and seeks unspecified damages on behalf of a purported class of purchasers of common stock from May 24, 1999 to December 6, 2000. The lawsuit against the Company is being coordinated for pretrial proceedings with a number of other pending litigations challenging underwriter practices in over 300 cases as In Re Initial Public Offering Securities Litigation, 21 MC 92(SAS). In October 2002, the individual defendants were dismissed without prejudice from the action, pursuant to a tolling agreement. On February 19, 2003, the Court issued an Opinion and Order dismissing all of the plaintiffs’ claims against the Company. In June 2004, a stipulation of settlement for the claims against the issuer defendants, including the Company, was submitted to the Court for approval. On August 31, 2005, the Court granted preliminary approval of the settlement. The settlement is subject to a number of conditions, including final approval by the Court.

Beginning on or about May 19, 2005, several securities class action complaints were filed against the Company and certain of its current and former officers. These actions were filed on behalf of purchasers of the Company’s stock from February 2001 to May 2005. These complaints were filed in the United States District Court for the Northern District of California. On January 12, 2006, the Court appointed a lead plaintiff and lead counsel and ordered that a consolidated complaint be filed by March 3, 2006. The securities class action complaints allege, among other things, violations of sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. The complaints seek unspecified monetary damages and other relief against the defendants. The complaints generally allege that the Company and the individual defendants made false or misleading public statements regarding the Company’s business and operations. These lawsuits followed the Company’s restatement of certain financial results due to stock-based compensation accounting issues.

Beginning on or about May 24, 2005, several derivative actions were also filed against certain of the Company’s current and former directors and officers. These actions were filed in the United States District Court for the Northern District of California and in the California Superior Court in Santa Clara County. The complaints allege that certain of the Company’s officers and directors breached their fiduciary duties to the Company by engaging in alleged wrongful conduct including conduct complained of in the securities litigation described above. The Company is named solely as a nominal defendant against whom the plaintiffs seek no recovery. The derivative actions pending in the District Court for the Northern District of California were consolidated and the Court created a Lead Counsel structure. The derivative plaintiffs filed a consolidated complaint on October 7, 2005 and the Company filed a motion to dismiss that action on October 27, 2005. On January 6, 2006, Brocade’s motion was granted and the consolidated complaint was dismissed with leave to amend. The derivative actions pending in the Superior Court in Santa Clara County were consolidated. The derivative plaintiffs filed a consolidated complaint on September 19, 2005. The Company filed a motion to stay that action in deference to the substantially identical consolidated derivative action pending in the District Court, and on November 15, 2005, the Court stayed the action.

No amounts have been recorded in the accompanying Consolidated Financial Statements associated with these matters.

10.	Stockholders’ Equity

Stock Option Exchange Program

On December 9, 2002, the Company announced that its Board of Directors approved a voluntary stock option exchange program (the Exchange Program) for employees. Under the Exchange Program, employees were offered the opportunity to exchange an aggregate of approximately 67.3 million outstanding stock options with exercise prices equal to or greater than $12.00 per share for new stock options to be granted at an exchange ratio determined by the date the exchanged stock options were granted. Participating employees other than the then Chief Executive Officer (CEO) would receive new stock options in exchange for their eligible outstanding stock options at an exchange ratio of either 1 for 1, 1 for 2, or 1 for 3, depending on the grant date of the exchanged stock option. The then CEO would receive new stock options in exchange for eligible outstanding stock options at an exchange ratio of 1 for 10.

In accordance with the Exchange Program, on January 9, 2003, the Company cancelled 58.7 million outstanding stock options and issued promises to grant new stock options to participating employees. On July 10, 2003, the first business day that was six months and one day after the cancellation of the exchanged options, the Company granted to participating employees 26.6 million new stock options at an exercise price of $6.54 per share. The exercise price per share of the new stock options was equal to the fair market value of the Company’s common stock at the close of regular trading on July 10, 2003. As of October 29, 2005, 13.0 million of these options, or approximately five percent of the Company’s outstanding common stock, remain outstanding and could have a dilutive effect on the Company’s future earnings per share to the extent that the future market price of the Company’s common stock exceeds $6.54 per share. No financial or accounting effect to the Company’s financial position, results of operations, or cash flows for the years ended October 29, 2005, October 30, 2004 and October 25, 2003 was associated with this transaction.

Stockholder Rights Plan

On February 5, 2002, the Company’s Board of Directors adopted a stockholder rights plan. Under the plan, the Company declared and paid a dividend of one right for each share of common stock held by stockholders of record as of the close of business on February 19, 2002. Each right initially entitles stockholders to purchase a fractional share of the Company’s preferred stock at $280 per share. However, the rights are not immediately exercisable and will become exercisable only upon the occurrence of certain events. If a person or group acquires or announces a tender or exchange offer that would result in the acquisition of 15 percent or more of the Company’s common stock while the stockholder rights plan remains in place, then, unless the rights are redeemed by the Company for $0.001 per right, the rights will become exercisable by all rights holders except the acquiring person or group for shares of the Company or the third party acquirer having a value of twice the right’s then-current exercise price. The stockholder rights plan may have the effect of deterring or delaying a change in control of Brocade.

Employee Stock Purchase Plan

In March 1999, the Board of Directors approved the adoption of the Company’s 1999 Employee Stock Purchase Plan (the Purchase Plan), and the Company’s shareholders approved the Purchase Plan in April 1999. The Purchase Plan permits eligible employees to purchase shares of the Company’s common stock through payroll deductions at 85 percent of the fair market value at certain plan-defined dates. The maximum number of shares of the Company’s common stock available for sale under the Purchase Plan is 37.2 million shares, plus an annual increase to be added on the first day of the Company’s fiscal year, equal to the lesser of 20.0 million shares, or 2.5 percent of the outstanding shares of common stock at such date. Accordingly, on October 30, 2005 and October 31, 2004, 6.7 million and 6.6 million additional shares, respectively, were made available for issuance under the Purchase Plan. During the years ended October 29, 2005, October 30, 2004, and October 25, 2003, the Company issued 2.8 million shares, 2.3 million shares, and 2.4 million shares, respectively, under the Purchase Plan. At October 29, 2005, 28.3 million shares were available for future issuance under the Purchase Plan.

Deferred Stock Compensation

In the three months ended July 29, 2005, the Company recorded $1.5 million of deferred stock compensation in connection with its acquisition of Therion. In addition, in the second quarter of fiscal 2003, the Company also recorded $1.7 million of deferred stock compensation in connection with its acquisition of Rhapsody. The deferred stock compensation represents the intrinsic value of unvested restricted common stock and assumed stock options, and is being amortized over the respective remaining service periods on a straight-line basis (see Note 3, “Acquisitions,” of the Notes to Consolidated Financial Statements). As of October 29, 2005, the remaining unamortized balance of the deferred stock compensation related to the Therion acquisition was approximately $1.2 million and the deferred stock compensation related to the Rhapsody acquisition has been substantially amortized.

In addition to the deferred stock compensation connected with the Company’s acquisitions of Rhapsody and Therion, the Company has recorded deferred stock compensation arising from stock option grants subject to variable accounting, change in measurement dates and restricted stock award grants to certain employees. Compensation expense resulting from these non-acquisition related grants are included in cost of revenues, R&D, sales and marketing, or G&A, based on the department of the employee receiving the award. Accordingly, the consolidated statements of operations caption entitled “amortization of deferred stock compensation” does not include the compensation expense arising from these awards. As of October 29, 2005, the remaining unamortized balance of non-acquisition related deferred stock compensation was $2.0 million.

Deferred stock compensation is presented as a reduction of stockholders’ equity and amortized ratably over the vesting period of the applicable options. The Company recorded $1.5 million, $0.5 million, and $0.6 million, as amortization of deferred stock compensation during the years ended October 29, 2005, October 30, 2004, and October 25, 2003, respectively. Deferred stock compensation is decreased in the period of forfeiture for any accrued but unvested compensation arising from the early termination of an option holder’s services.

Total stock-based compensation expense recognized for the years ended October 29, 2005, October 30, 2004, and October 25, 2003 was $0.4 million, $5.0 million and $1.7 million, respectively. At October 29, 2005, total unamortized deferred stock compensation was $3.2 million.

1999 Director Option Plan

In March 1999, the Board of Directors approved the 1999 Director Option Plan (the “Director Plan”) and the Company’s shareholders approved the Director Plan in April 1999. The Director Plan provides for the grant of common stock to Directors of the Company. At October 29, 2005, the Company had reserved 1.6 million shares of authorized but unissued shares of common stock for future issuance under the Director Plan. Of this amount, 1.1 million shares were outstanding, and 0.5 million shares were available for future grants.

1999 Stock Plan

In March 1999, the Board of Directors approved the Company’s 1999 Stock Plan (the “1999 Plan”) and the Company’s shareholders approved the 1999 Plan in April 1999. The 1999 Plan provides for the grant of incentive stock options and/or nonstatutory stock options to employees. Per the terms of the 1999 Plan, the maximum number of shares of the Company’s common stock available for sale under the 1999 Plan is 132.0 million shares, plus an annual increase to be added on the first day of the Company’s fiscal year, equal to the lesser of 40.0 million shares, or 5.0 percent of the outstanding shares of common stock at such date. Accordingly, on October 30, 2005 and October 31, 2004, 13.5 million and 13.2 million additional shares, respectively, were made available for grant under the 1999 Plan. At October 29, 2005, the Company had reserved 73.0 million shares of authorized but unissued shares of common stock for future issuance under the 1999 Plan. Of this amount, 32.4 million shares were outstanding, and 40.6 million shares were available for future grants.

1999 Nonstatutory Stock Option Plan

In September 1999, the Board of Directors approved the Company’s 1999 Nonstatutory Stock Option Plan (the “NSO Plan”). The NSO Plan provides for the grant of nonstatutory stock options to employees and consultants. A total of 51.4 million shares of common stock have been reserved for issuance under the NSO Plan. At October 29, 2005, the Company had reserved approximately 45.0 million shares of authorized but unissued shares of common stock for future issuance under the NSO Plan. Of this amount, 11.1 million shares were outstanding, and 33.9 million shares were available for future grants.

Rhapsody Stock Option Plan

In January 2003, in connection with the Rhapsody acquisition, the Company assumed the Rhapsody’s Stock Option Plan (the “Rhapsody Plan”). The Rhapsody Plan provides for the grant of incentive stock options and/or nonstatutory stock options to employees and consultants. At October 29, 2005, there were 0.2 million shares outstanding, and there were no available shares for future grants under the Rhapsody Plan.

Therion Stock Option Plan

In May 2005, in connection with the Therion acquisition, the Company assumed the Therion’s Stock Option Plan (the “TherionPlan”). The Therion Plan provides for the grant of incentive stock options and/or nonstatutory stock options to employees and consultants. At October 29, 2005, there were 0.4 million shares outstanding under the Therion Plan, and there were no available shares for future grants.

Stock Options

The Company, under the various stock option plans (the “Plans”) discussed above, grants stock options for shares of common stock to employees and directors. In accordance with the Plans, the stated exercise price for non-qualified stock options shall not be less than 85 percent of the estimated fair market value of common stock on the date of grant. Incentive stock options may not be granted at less than 100 percent of the estimated fair market value of the common stock, and stock options granted to a person owning more than 10 percent of the combined voting power of all classes of stock of the Company must be issued at 110 percent of the fair market value of the stock on the date of grant. The Plans provide that the options shall be exercisable over a period not to exceed ten years. The majority of options granted under the Plans vest over a period of four years. Certain options granted under the Plans vest over shorter periods. At October 29, 2005, the Company had cumulatively reserved 120.2 million shares of authorized but unissued shares of common stock for future issuance under the Plans. Of this amount, 45.2 million shares were outstanding, and 75.0 million shares were available for future grants.

The following table summarizes stock option plan activity under all of the Plans (in thousands except per share amounts):

	Fiscal Year Ended		Fiscal Year Ended		Fiscal Year Ended
	October 29, 2005		October 30, 2004		October 25, 2003
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price

Outstanding at beginning of year	49,524	$7.12	46,591	$7.70	78,982	$34.71
Granted	11,488	$5.15	15,319	$5.52	42,272	$6.04
Exercised	(3,836)	$4.98	(2,705)	$4.83	(1,113)	$0.61
Cancelled	(11,997)	$8.02	(9,681)	$7.52	(73,550)	$35.82

Outstanding at end of year	45,179	$6.59	49,524	$7.14	46,591	$7.70

Exercisable at end of year	25,963	$7.52	24,654	$7.99	19,475	$8.33

The following table summarizes information about stock options outstanding and exercisable at October 29, 2005 (in thousands except number of years and per share amounts):

	Options Outstanding
		Weighted		Options Exercisable
		Average	Weighted		Weighted
		Remaining	Average		Average
Range of Exercise Prices	Number	Years	Exercise Price	Number	Exercise Price

$0.01 - $4.93	9,041	6.58	$3.72	2,919	$3.34
$4.97 - $6.93	34,071	6.59	$6.08	21,174	$6.19
$7.06 - $25.34	1,552	5.24	$14.93	1,363	$15.45
$28.11 - $45.53	181	4.47	$36.96	181	$36.97
$62.00 - $104.94	334	4.73	$81.39	326	$81.39

$0.01 - $104.94	45,179	6.52	$6.59	25,963	$7.52

From May 1999 through July 2003, the Company granted 98.8 million options subject to variable accounting as the measurement date of the options grant was not certain. As of October 29, 2005, 3.3 million options with a weighted average exercise price of $13.00 and a weighted average remaining life of 6.1 years remain outstanding and continue to be accounted for under variable accounting.

The dilutive impact of potential common shares associated with stock options, by application of the treasury stock method, for the year ended October 29, 2005 were 2.1 million. There was no dilutive impact of potential common shares associated with stock options, by application of the treasury stock method, for the years ended October 30, 2004 or October 25, 2003, as the Company had a net loss for each of those years.

Equity Compensation Plan Information

The following table summarizes information, as of October 29, 2005, with respect to shares of the Company’s common stock that may be issued under the Company’s existing equity compensation plans (in thousands except per share amounts):

	A		B	C
				Number of Securities
				Remaining Available
	Number of		Weighted	for Future Issuance
	Securities to be		Average	Under Equity
	Issued upon		Exercise Price	Compensation Plans
	Exercise of		of Outstanding	(Excluding Securities
Plan Category	Outstanding Options		Options	Reflected in Column A)

Equity compensation plans approved by shareholders(1)	34,093	(3)	$6.17	41,129	(4)
Equity compensation plans not approved by shareholders(2)	11,086	(5)	$7.88	33,828

Total	45,179		$6.59	74,957

(1)	Consists of the Purchase Plan, the Director Plan, the 1999 Plan, the Rhapsody Plan, and the Therion Plan. Both the Rhapsody Plan and Therion Plan were assumed in connection with acquisitions.

(2)	Consists solely of the NSO Plan.

(3)	Excludes purchase rights accruing under the Purchase Plan. As of October 29, 2005, the Purchase Plan had a shareholder-approved reserve of 37.2 million shares, of which 28.3 million shares were available for future issuance.

(4)	Consists of shares available for future issuance under the Purchase Plan, the Director Plan, the 1999 Plan, the Rhapsody Plan, and the Therion Plan.

(5)	Substantially all shares were granted prior to fiscal year ended October 25, 2003.

Employee 401(k) Plan

The Company sponsors the Brocade Communications Systems, Inc. 401(k) Plan (the Plan), which qualifies under Section 401(k) of the Internal Revenue Code and is designed to provide retirement benefits for its eligible employees through tax deferred salary deductions.

Through December 31, 2001, employees could contribute from 1 percent to 20 percent of their eligible compensation to the Plan. Effective January 1, 2002, the employee contribution limit was increased to 60 percent of eligible compensation. Employee contributions are limited to a maximum annual amount as set periodically by the Internal Revenue Service. The Company matches employee contributions dollar for dollar up to a maximum of $1,500 per year per person. Beginning as of the first day of fiscal year 2006, the Company will match employee contributions dollar for dollar up to a maximum of $2,000 per year per person. All matching contributions vest immediately. The Company’s matching contributions to the Plan totaled $1.4 million, $1.5 million, and $1.5 million for the years ended October 29, 2005, October 30, 2004, and October 25, 2003, respectively.

11.	Income Taxes

Income (loss) before provision for income taxes consisted of the following (in thousands):

	Fiscal Year Ended
	October 29,	October 30,	October 25,
	2005	2004	2003

United States	$20,398	$(46,684)	$(137,293)
International	34,800	27,060	2,596

Total	$55,198	$(19,624)	$(134,697)

The provision for income taxes consisted of the following (in thousands):

	Fiscal Year Ended
	October 29,	October 30,	October 25,
	2005	2004	2003

Federal:
Current	$2,942	$—	$—
Deferred	—	—	—

	2,942	—	—

State:
Current	2,826	428	431
Deferred	—	—	—

	2,826	428	431

Foreign:
Current	6,309	13,642	11,421
Deferred	—	—	—

	6,309	13,642	11,421

Total	$12,077	$14,070	$11,852

The difference between the United States federal statutory rate and the Company’s income tax provision for financial statement purposes consisted of the following:

	Fiscal Year Ended
	October 29,	October 30,	October 25,
	2005	2004	2003

Provision for (benefit from) income taxes at statutory rate	35.0%	(35.0)%	(35.0)%
State taxes, net of federal tax benefit	4.1	1.8	0.3
Foreign income taxed at other than U.S. rates	(10.7)	14.7	7.5
In-process research and development	4.9	—	35.0
Research and development credit	(0.3)	(31.5)	(10.7)
Other permanent items	2.9	1.7	(0.9)
Tax on repatriated foreign earnings under Act, net of credits	7.2	—	—
Change in valuation allowance	(21.2)	120.0	12.6

Provision for income taxes	21.9%	71.7%	8.8%

The American Jobs Creation Act of 2004 (the “AJCA”) was enacted on October 22, 2004. One provision of the AJCA effectively reduces the tax rate on qualifying repatriation of earnings held by foreign-based subsidiaries to approximately 5.25 percent. Normally, such repatriations would be taxed at a rate of up to 35 percent. In the fourth quarter of fiscal year 2005, the Company made the decision that it would repatriate approximately $78.2 million under the AJCA. This repatriation of earnings triggered a U.S. federal tax payment of approximately $3.4 million and a state tax payment of approximately $0.6 million. These amounts are reflected in the current income tax expense. Prior to the AJCA, the Company did not provide deferred taxes on undistributed earnings of foreign subsidiaries as the Company intended to utilize these earnings through expansion of its business operations outside the United States for an indefinite period of time.

The Company intends to indefinitely reinvest any undistributed earnings of foreign subsidiaries that are not repatriated under the AJCA and therefore has not provided deferred taxes on approximately $38.9 million of undistributed earnings as of October 29, 2005. If these earnings were distributed to the United States in the form of dividends or otherwise, or if the shares of the relevant foreign subsidiaries were sold or otherwise transferred, the Company could be subject to additional U.S. income taxes, subject to an adjustment for foreign tax credits, and foreign withholding taxes. Determination of the amount of unrecognized deferred income tax liability related to these earnings is not practicable.

The components of net deferred tax assets are as follows (in thousands):

	October 29,	October 30,
	2005	2004

Net operating loss carryforwards	$157,393	$152,744
Variable stock option compensation charge	4,957	5,741
Tax credit carryforwards	66,046	62,883
Reserves and accruals	57,631	70,135
Capitalized research expenditures	22,257	27,526
Net unrealized losses on investments	1,675	3,569
Other	177	262

Total	310,136	322,860
Less: Valuation allowance	(310,136)	(322,860)

Net deferred tax assets	$—	$—

During the year ended October 29, 2005, the Company had a change in valuation allowance of $12.7 million. The cumulative valuation allowance has been placed against the gross deferred tax assets. The valuation allowance will be reduced in the period in which the Company is able to utilize the deferred tax assets on its tax return, resulting in a reduction in income tax payable. The tax benefit of these credits and loss carryforwards attributable to non compensatory stock options will be accounted for as a credit to shareholders’ equity rather than a reduction of income tax expense. Included in the valuation allowance is $162.9 million and $159.1 million as of October 29, 2005 and October 30, 2004, respectively, that would be credited to shareholders’ equity associated with stock options.

As of October 29, 2005, the Company had federal net operating loss carryforwards of $425.7 million and state net operating loss carryforwards of $193.0 million. Additionally, the Company has $36.2 million of federal tax credits and $45.9 million of state tax credits. The federal net operating loss and other tax credit carryforwards expire on various dates between 2016 through 2024; the state net operating loss carryforwards expire on various dates between 2007 through 2024. Under the current tax law, net operating loss and credit carryforwards available to offset future income in any given year may be limited by statute or upon the occurrence of certain events, including significant changes in ownership interests.

12.	Segment Information

The Company is organized and operates as one operating segment: the design, development, manufacturing, marketing and selling of infrastructure for storage area networks (“SANs”). The Chief Executive Officer is the Company’s Chief Operating Decision Maker (CODM), as defined by SFAS 131, “Disclosures about Segments of an Enterprise and Related Information.” The CODM allocates resources and assesses the performance of the Company based on consolidated revenues and overall profitability.

Revenues are attributed to geographic areas based on the location of the customer to which products are shipped. Domestic revenues include sales to certain OEM customers who take possession of Brocade products domestically and then distribute those products to their international customers. Domestic and international revenues were 63 percent and 37 percent of total revenues, respectively, for the year ended October 29, 2005, 65 percent and 35 percent of total revenues, respectively, for the year ended October 30, 2004, and 67 percent and 33 percent of total revenues, respectively, for the year ended October 25, 2003. To date, service revenue has not exceeded 10 percent of total revenues.

For the year ended October 29, 2005, three customers accounted for 29 percent, 21 percent, and 21 percent of total revenues, respectively. For the year ended October 30, 2004, the same three customers accounted for 29 percent, 22 percent, and 19 percent of total revenues, respectively. For the year ended October 25, 2003, also the same three customers accounted for 30 percent, 20 percent, and 17 percent of total revenues, respectively. The level of sales to any single customer may vary and the loss of any one of these customers, or a decrease in the level of sales to any one of these customers, could have a material adverse impact on the Company’s financial condition or results of operations.

Geographic information for the years ended October 29, 2005, October 30, 2004, and October 25, 2003 are presented below (in thousands).

	Fiscal Year Ended
	October 29,	October 30,	October 25,
	2005	2004	2003

Net Revenues:
North America (principally the United States)	$373,710	$387,225	$351,576
Europe, the Middle East, and Africa	139,741	153,114	134,669
Asia Pacific	60,669	55,926	39,032

Total	$574,120	$596,265	$525,277

The majority of the Company’s assets as of October 29, 2005, October 30, 2004, and October 25, 2003 were attributable to its United States operations.

13.	Interest and Other Income, net

Interest and other income, net consisted of the following (in thousands):

	Fiscal Year Ended
	October 29,	October 30,	October 25,
	2005	2004	2003

Interest income	$22,270	$19,619	$19,099
Other income (expense), net	386	(833)	(675)

Total	$22,656	$18,786	$18,424

14.	Gain on Investments, net

Net loss on investments of $5.1 million for the year ended October 29, 2005 consisted of $5.2 million losses on the disposition of portfolio investments primarily associated with the defeasance of the indenture agreement relating to the Company’s 2% Convertible Notes, offset by $0.1 million gains on the disposition of non-marketable private strategic investments. Net gain on investments of $0.4 million for the year ended October 30, 2004 consisted of gains on the disposition of non-marketable private strategic investments. Net gain on investments of $3.6 million for the year ended October 25, 2003 consisted of a gain on the disposition of private strategic investments of $3.1 million, and a gain of $2.7 million that resulted from the acquisition of a non-publicly traded company in which the Company had a minority equity investment, offset by an impairment charge of $2.2 million that resulted from an other-than-temporary decline in the estimated fair value of a equity investment in a different non-publicly traded company. The carrying value of the Company’s equity investments in non-publicly traded companies at October 29, 2005 and October 30, 2004 was $3.8 million and $0.5 million, respectively.

15.	Net Income (Loss) per Share

The following table presents the calculation of basic and diluted net income (loss) per common share (in thousands, except per share amounts):

	Fiscal Year Ended
	October 29,	October 30,	October 25,
	2005	2004	2003

Net income (loss)	$43,121	$(33,694)	$(146,549)

Basic and diluted net income (loss) per share:
Weighted-average shares of common stock outstanding	268,256	260,849	251,275
Less: Weighted-average shares of common stock subject to repurchase	(80)	(403)	(665)

Weighted-average shares used in computing basic net income (loss) per share	268,176	260,446	250,610
Dilutive potential common shares	2,084	—	—

Weighted-average shares used in computing diluted net income per share	270,260	260,446	250,610

Basic net income (loss) per share	$0.16	$(0.13)	$(0.58)

Diluted net income (loss) per share	$0.16	$(0.13)	$(0.58)

For the years ended October 29, 2005, potential common shares in the form of stock options to purchase 30.6 million weighted-average shares of common stock were antidilutive and, therefore, not included in the computation of diluted earnings per share. For the years ended October 30, 2004 and October 25, 2003, stock option outstanding of 49.5 million shares and 46.6 million shares, respectively, were antidilutive as the Company had a net loss and, therefore, not included in the computation of diluted earnings per share. In addition, for the years ended October 29, 2005, October 30, 2004 and October 25, 2003, potential common shares resulting from the potential conversion of the Company’s convertible subordinated debt of 6.8 million, 9.2 million and 12.0 million weighted-average common shares were antidilutive, respectively, and, therefore, not included in the computation of diluted earnings per share.

16.	Related Party and Other Transactions

Larry W. Sonsini was a director of Brocade until March 2005. Mr. Sonsini is a member and Chairman and CEO of Wilson Sonsini Goodrich & Rosati, Professional Corporation (“WSGR”), the Company’s principal outside legal counsel. Aggregate fees billed to the Company by WSGR for legal services rendered, including general corporate counseling, litigation services, merger and acquisition related services, and services related to the Company’s audit committee internal review and SEC investigation, during the years ended October 29, 2005, October 30, 2004, and October 25, 2003, were $6.7 million, $0.6 million, and $1.2 million, respectively. The Company believes that the services rendered to the Company by WSGR have been on terms no more favorable than those with unrelated parties.

The Company reimbursed Mr. Gregory L. Reyes, Brocade’s former Chairman of the Board and Chief Executive Officer, for expenses incurred by Mr. Reyes in the operation of his private plane when used for Brocade business. Mr. Reyes also served as a Director of Brocade until April 2005, and Advisor until July 2005. During fiscal years 2005, 2004 and 2003, the Company incurred expenses of approximately zero, $360,000 and $300,000, respectively, for expenses incurred by Mr. Reyes pursuant to this reimbursement agreement. The amount reimbursed to Mr. Reyes was consistent with the Company’s employee travel expense reimbursement policy and, the Company believes, the amount was at or below the market rate charged by charter carriers for comparable travel arrangements.

The Company also has an agreement with San Jose Sharks, L.P., which is a limited partnership in which Mr. Reyes has a general partnership interest. Under the agreement, Brocade receives marketing and advertising services and use of certain facilities owned by the limited partnership. During fiscal years 2005, 2004 and 2003, we made payments of approximately $149,000, $360,000 and $472,000, respectively, pursuant to this agreement. We entered into this agreement before Mr. Reyes acquired his interest in the limited partnership. We believe that the terms we received under the agreement were no more or less favorable than those with unrelated parties.

During the normal course of business the Company purchases certain equipment from vendors who are also its customers and with whom the Company has contractual arrangements. The equipment purchase by the Company is primarily used for testing purposes in its development labs or otherwise consumed internally. The Company believes that all such transactions are on an arms-length basis and subject to terms no more favorable than those with unrelated parties.

PART I — FINANCIAL INFORMATION
Item 1. Financial Statements
BROCADE COMMUNICATIONS SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	January 28,	January 29,
	2006	2005
Net revenues	$170,082	$161,578
Cost of revenues (1)	69,381	64,406

Gross margin	100,701	97,172
Operating expenses:
Research and development (1)	38,119	31,674
Sales and marketing (1)	30,868	24,825
General and administrative (1)	7,801	6,663
Internal review and SEC investigation costs	4,029	3,741
Provision for SEC settlement	7,000	—
Amortization of acquisition related deferred stock compensation	623	107

Total operating expenses	88,440	67,010

Income from operations	12,261	30,162
Interest and other income, net	7,030	5,190
Interest expense	(1,777)	(2,237)
Gain on repurchases of convertible subordinated debt	—	150

Income before provision for income taxes	17,514	33,265
Income tax provision	7,854	5,322

Net income	$9,660	$27,943

Net income per share – Basic	$0.04	$0.10

Net income per share – Diluted	$0.04	$0.10

Shares used in per share calculation – Basic	269,400	266,218

Shares used in per share calculation – Diluted	272,101	271,422

(1) Amounts for the three months ended January 28, 2006 include stock-based compensation expense recognized under SFAS 123R for stock options and employee stock purchases (see Note 2, “Summary of Significant Accounting Policies,” of the Notes to Condensed Consolidated Financial Statements).
See accompanying notes to condensed consolidated financial statements.

BROCADE COMMUNICATIONS SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except par value)
(Unaudited)

	January 28,	October 29,
	2006	2005
Assets

Current assets:
Cash and cash equivalents	$187,872	$182,001
Short-term investments	262,465	209,865

Total cash, cash equivalents and short-term investments	450,337	391,866
Restricted short-term investments	277,040	277,230
Accounts receivable, net of allowances of $4,684 and $4,942 at January 28, 2006 and October 29, 2005, respectively	76,168	70,104
Inventories	8,164	11,030
Convertible subordinated debt issuance costs	1,025	1,430
Prepaid expenses and other current assets	20,433	18,478

Total current assets	833,167	770,138

Long-term investments	61,740	95,306
Property and equipment, net	106,814	108,118
Other assets	11,955	8,168

Total assets	$1,013,676	$981,730

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$28,040	$23,778
Accrued employee compensation	36,879	37,762
Deferred revenue	50,964	45,488
Current liabilities associated with lease losses	4,470	4,659
Other accrued liabilities	73,692	69,832
Convertible subordinated debt	278,883	278,883

Total current liabilities	472,928	460,402

Non-current liabilities associated with lease losses	11,442	12,481
Commitments and contingencies (Note 7)

Stockholders’ equity:
Preferred stock, $0.001 par value 5,000 shares authorized, no shares outstanding	—	—
Common stock, $0.001 par value, 800,000 shares authorized:
Issued and outstanding: 272,925 and 269,695 shares at January 28, 2006 and October 29, 2005, respectively	273	270
Additional paid-in capital	862,708	855,563
Deferred stock compensation	—	(3,180)
Accumulated other comprehensive loss	(3,503)	(3,974)
Accumulated deficit	(330,172)	(339,832)

Total stockholders’ equity	529,306	508,847

Total liabilities and stockholders’ equity	$1,013,676	$981,730

See accompanying notes to condensed consolidated financial statements.

BROCADE COMMUNICATIONS SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended
	January 28,	January 29,
	2006	2005
Cash flows from operating activities:
Net income	$9,660	$27,943
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,403	12,904
Loss on disposal of property and equipment	41	161
Amortization of debt issuance costs	405	398
Gain on repurchase of convertible subordinated debt	—	(150)
Non-cash compensation expense (benefit)	6,938	(935)
Provision for doubtful accounts receivable and sales returns	598	1,243
Provision for SEC settlement	7,000	—
Changes in operating assets and liabilities:
Accounts receivable	(6,662)	(9,312)
Inventories	2,866	(1,336)
Prepaid expenses and other assets	(2,462)	2,766
Accounts payable	4,262	(1,071)
Accrued employee compensation	(883)	(6,873)
Deferred revenue	5,476	5,737
Other accrued liabilities and long-term debt	(3,391)	5,095
Liabilities associated with lease losses	(1,217)	(1,402)

Net cash provided by operating activities	32,034	35,168

Cash flows from investing activities:
Purchases of property and equipment	(8,174)	(5,827)
Purchases of short-term investments	(60,835)	(16,283)
Proceeds from maturities and sale of short-term investments	52,649	195,452
Purchases of long-term investments	(11,068)	(70,125)
Proceeds from maturities and sale of long-term investments	—	7,500
Purchases of restricted short-term investments	(50)	—
Proceeds from the maturities of restricted short-term investments	1,208	—
Purchases of non-marketable minority equity investments	(3,750)	(500)

Net cash provided by (used in) investing activities	(30,020)	110,217

Cash flows from financing activities:
Purchases of convertible subordinated debt	—	(3,983)
Proceeds from issuance of common stock, net	3,863	21,352

Net cash provided by financing activities	3,863	17,369

Effect of exchange rate fluctuations on cash and cash equivalents	(6)	180

Net increase in cash and cash equivalents	5,871	162,934
Cash and cash equivalents, beginning of period	182,001	79,375

Cash and cash equivalents, end of period	$187,872	$242,309

See accompanying notes to condensed consolidated financial statements.

BROCADE COMMUNICATIONS SYSTEMS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
1. Organization and Operations of Brocade
     Brocade Communications Systems, Inc. (“Brocade” or “the Company”) designs, develops, markets, sells, and supports data storage networking products and services, offering a line of storage networking products that enable companies to implement highly available, scalable, manageable, and secure environments for data storage applications. The Brocade SilkWorm® family of storage area networking (“SAN”) products is designed to help companies reduce the cost and complexity of managing business information within a data storage environment. In addition, the Brocade Tapestry™ family of application infrastructure solutions extends the ability to proactively manage and optimize application and information resources across the enterprise. Brocade products and services are marketed, sold, and supported worldwide to end-user customers through distribution partners, including original equipment manufacturers (“OEMs”), value-added distributors, systems integrators, and value-added resellers.
     Brocade was reincorporated on May 14, 1999 as a Delaware corporation, succeeding operations that began on August 24, 1995. The Company’s headquarters are located in San Jose, California.
     Brocade, the Brocade B weave logo, Fabric OS, Secure Fabric OS, and SilkWorm are registered trademarks and Tapestry is a trademark of Brocade Communications Systems, Inc., in the United States and in other countries. All other brands, products, or service names are or may be trademarks or service marks of, and are used to identify, products or services of their respective owners.
2. Summary of Significant Accounting Policies
Fiscal Year
     The Company’s fiscal year is the 52 or 53 weeks ending on the last Saturday in October. As is customary for companies that use the 52/53-week convention, every fifth year contains a 53-week year. Both fiscal years 2006 and 2005 are 52-week fiscal years.
Basis of Presentation
     The accompanying financial data as of January 28, 2006, and for the three months ended January 28, 2006 and January 29, 2005, has been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. The October 29, 2005 Condensed Consolidated Balance Sheet was derived from audited consolidated financial statements, but does not include all disclosures required by U.S. generally accepted accounting principles. These Condensed Consolidated Financial Statements should be read in conjunction with the Consolidated Financial Statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 29, 2005.
     In the opinion of management, all adjustments (which include only normal recurring adjustments, except as otherwise indicated) necessary to present a fair statement of financial position as of January 28, 2006, results of operations for the three months ended January 28, 2006 and January 29, 2005, and cash flows for the three months ended January 28, 2006 and January 29, 2005 have been made. The results of operations for the three months ended January 28, 2006 are not necessarily indicative of the operating results for the full fiscal year or any future periods.
Reclassifications
     Certain reclassifications have been made to prior year balances in order to conform to the current year presentation.

Cash and Cash Equivalents
     The Company considers all highly liquid investments with an original or remaining maturity of three months or less at the date of purchase to be cash equivalents.
Investments and Equity Securities
     Investment securities with original or remaining maturities of more than three months but less than one year are considered short-term investments. Investment securities with original or remaining maturities of one year or more are considered long-term investments. Short-term and long-term investments consist of auction rate securities, debt securities issued by United States government agencies, municipal government obligations, and corporate bonds and notes. The Company classifies its auction rate securities as short-term investments.
     Short-term and long-term investments are maintained at three major financial institutions, are classified as available-for-sale, and are recorded on the accompanying Condensed Consolidated Balance Sheets at fair value. Fair value is determined using quoted market prices for those securities. Unrealized holding gains and losses are included as a separate component of accumulated other comprehensive income on the accompanying Condensed Consolidated Balance Sheets, net of any related tax effect. Realized gains and losses are calculated based on the specific identification method and are included in interest and other income, net, on the Condensed Consolidated Statements of Operations.
     Restricted short-term investments consists of debt securities issued by the United States government. These investments are maintained at one major financial institution, and are recorded on the accompanying Consolidated Balance Sheets at fair value.
     The Company recognizes an impairment charge when the declines in the fair values of its investments below the cost basis are judged to be other-than-temporary. The Company considers various factors in determining whether to recognize an impairment charge, including the length of time and extent to which the fair value has been less than the Company’s cost basis, the financial condition and near-term prospects of the investee, and the Company’s intent and ability to hold the investment for a period of time sufficient to allow for any anticipated recovery in market value.
     Equity securities consist of equity holdings in public companies and are classified as available-for-sale when there are no restrictions on the Company’s ability to immediately liquidate such securities. Marketable equity securities are recorded on the accompanying Condensed Consolidated Balance Sheets at fair value. Fair value is determined using quoted market prices for those securities. Unrealized holding gains and losses are included as a separate component of accumulated other comprehensive income on the accompanying Condensed Consolidated Balance Sheets, net of any related tax effect. Realized gains and losses are calculated based on the specific identification method and are included in interest and other income, net on the Condensed Consolidated Statements of Operations.
     From time to time the Company makes equity investments in non-publicly traded companies. These investments are included in other assets on the accompanying Condensed Consolidated Balance Sheets, and are generally accounted for under the cost method as the Company does not have the ability to exercise significant influence over the respective company’s operating and financial policies. The Company monitors its investments for impairment on a quarterly basis and makes appropriate reductions in carrying values when such impairments are determined to be other-than-temporary. Impairment charges are included in interest and other income, net on the Condensed Consolidated Statements of Operations. Factors used in determining an impairment include, but are not limited to, the current business environment including competition and uncertainty of financial condition; going concern considerations such as the rate at which the investee company utilizes cash, and the investee company’s ability to obtain additional private financing to fulfill its stated business plan; the need for changes to the investee company’s existing business model due to changing business environments and its ability to successfully implement necessary changes; and comparable valuations. If an investment is determined to be impaired, a determination is made as to whether such impairment is other-than-temporary. As of January 28, 2006 and October 29, 2005, the carrying values of the Company’s equity investments in non-publicly traded companies were $7.5 million and $3.8 million, respectively.

Concentrations
     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents, short-term and long-term investments, and accounts receivable. Cash, cash equivalents, and short-term and long-term investments are primarily maintained at five major financial institutions in the United States. Deposits held with banks may be redeemed upon demand and may exceed the amount of insurance provided on such deposits. The Company principally invests in United States government debt securities, United States government agency debt securities and corporate bonds and notes, and limits the amount of credit exposure to any one entity.
     A majority of the Company’s trade receivable balance is derived from sales to OEM partners in the computer storage and server industry. As of January 28, 2006, two customers accounted for 31 percent and 23 percent, respectively, of total accounts receivable. As of October 29, 2005, three customers accounted for 37 percent, 18 percent, and 10 percent, respectively, of total accounts receivable. The Company performs ongoing credit evaluations of its customers and generally does not require collateral on accounts receivable balances. The Company has established reserves for credit losses, sales returns, and other allowances. While the Company has not experienced material credit losses in any of the periods presented, there can be no assurance that the Company will not experience material credit losses in the future.
     For the three months ended January 28, 2006 and January 29, 2005, three customers and four customers each represented ten percent or more of the Company’s total revenues for combined totals of 72 percent and 82 percent of total revenues, respectively. The level of sales to any one of these customers may vary, and the loss of, or a decrease in the level of sales to, any one of these customers could seriously harm the Company’s financial condition and results of operations.
     The Company currently relies on single and limited supply sources for several key components used in the manufacture of its products. Additionally, the Company relies on one contract manufacturer for the production of its products. The inability of any single and limited source suppliers or the inability of the contract manufacturer to fulfill supply and production requirements, respectively, could have a material adverse effect on the Company’s future operating results.
     The Company’s business is concentrated in the SAN industry, which from time to time has been impacted by unfavorable economic conditions and reduced information technology (“IT”) spending rates. Accordingly, the Company’s future success depends upon the buying patterns of customers in the SAN industry, their response to current and future IT investment trends, and the continued demand by such customers for the Company’s products. The Company’s future success, in part, will depend upon its ability to enhance its existing products and to develop and introduce, on a timely basis, new cost-effective products and features that keep pace with technological developments and emerging industry standards.
Revenue Recognition
     Product revenue. Product revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collection is probable. However, for newly introduced products, many of the Company’s large OEM customers require a product qualification period during which the Company’s products are tested and approved by the OEM customer for sale to their customers. Revenue recognition, and related cost, is deferred for shipments to new OEM customers and for shipments of newly introduced products to existing OEM customers until satisfactory evidence of completion of the product qualification has been received from the OEM customer. Revenue from sales to the Company’s master reseller customers is recognized in the same period in which the product is actually sold by the master reseller (sell through).
     The Company reduces revenue for estimated sales returns, sales programs, and other allowances at the time of shipment. Sales returns, sales programs, and other allowances are estimated based upon historical experience, current trends, and the Company’s expectations regarding future experience. In addition, the Company maintains allowances for doubtful accounts, which are also accounted for as a reduction in revenue. The allowance for doubtful accounts is estimated based upon analysis of accounts receivable, historical collection patterns, customer concentrations, customer creditworthiness, current economic trends, and changes in customer payment terms and practices.
     Service revenue. Service revenue consists of training, warranty, and maintenance arrangements, including post-contract customer support (“PCS”) and other professional services. PCS services are offered under renewable, annual fee-based contracts or as part of multiple element arrangements and typically include upgrades and enhancements to the Company’s software operating system, and telephone support. Service revenue, including revenue allocated to PCS elements, is deferred and recognized ratably over the contractual period. Service contracts are typically one to three years in length. Professional services are offered under fee based contracts or as part of multiple element arrangements. Professional service revenue is recognized as delivery of the underlying service occurs. Training revenue is recognized upon completion of the training. Service and training revenue were not material in any of the periods presented.
     Multiple-element arrangements. The Company’s multiple-element product offerings include computer hardware and software products, and support services. The Company also sells certain software products and support services separately. The Company’s software products are essential to the functionality of its hardware products and are, therefore, accounted for in accordance with Statement of Position 97-2, “Software Revenue Recognition” (“SOP 97-2”), as amended. The Company allocates revenue to each element based upon vendor-specific objective evidence (“VSOE”) of the fair value of the element or, if VSOE is not available, by application of the residual method. VSOE of the fair value for an element is based upon the price charged when the element is sold separately. Revenue allocated to each element is then recognized when the basic revenue recognition criteria are met for each element.
     Warranty Expense. The Company provides warranties on its products ranging from one to three years. Estimated future warranty costs are accrued at the time of shipment and charged to cost of revenues based upon historical experience.
Stock-Based Compensation
     Effective October 30, 2005 the Company began recording compensation expense associated with stock-based awards and other forms of equity compensation in accordance with Statement of Financial Accounting Standards No. 123-R, Share-Based Payment, (“SFAS 123R”) as interpreted by SEC Staff Accounting Bulletin No. 107. The Company adopted the modified prospective transition method provided for under SFAS 123R, and consequently has not retroactively adjusted results from prior periods. Under this transition method, compensation cost associated with stock-based awards recognized in the first quarter of fiscal year 2006 now includes 1) quarterly amortization related to the remaining unvested portion of stock-based awards granted prior to October 30, 2005, based on the grant date fair value estimated in accordance with the original provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, (“SFAS 123”); and 2) quarterly amortization related to stock-based awards granted subsequent to October 30, 2005, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R. In addition, the Company records expense over the offering period and vesting term in connection with 1) shares issued under its employee stock purchase plan and 2) stock options and restricted stock awards. The compensation expense for stock-based awards includes an estimate for forfeitures and is recognized over the expected term of the award under an accelerated vesting method.
     Prior to October 30, 2005, the Company accounted for stock-based awards using the intrinsic value method of accounting in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), whereby the difference between the exercise price and the fair market value on the date of grant is recognized as compensation expense. Under the intrinsic value method of accounting, no compensation expense was recognized in the Company’s Condensed Consolidated Statements of Operations when the exercise price of the Company’s employee stock option grant equals the market price of the underlying common stock on the date of grant, and the measurement date of the option grant is certain. The measurement date is certain when the date of grant is fixed and determinable. Prior to October 30, 2005, when the measurement date was not certain, the Company recorded stock-based compensation expense using variable accounting under APB 25. From May 1999 through July 2003, the Company granted 98.8 million options that were subject to variable accounting under APB 25 because the measurement date of the options granted was not certain. Effective October 30 2005, if the measurement date is not certain, the Company records stock-based compensation expense under SFAS 123R. Under SFAS 123R, the Company remeasures the intrinsic value of the options at the end of each reporting period until the options are exercised, cancelled or expire unexercised. As of January 28, 2006, 3.1 million options with a weighted average exercise price of $13.06 and a weighted average remaining life of 5.8 years remain outstanding and continue to be remeasured at the intrinsic value. Compensation expense in any given period is calculated as the difference between total earned compensation at the end of the period, less total earned compensation at the beginning of the period. Compensation earned is calculated under an accelerated vesting method.
Employee Stock Plans
     The Company has several stock-based compensation plans (the “Plans”) that are described in the Company’s Annual Report on Form 10-K for the fiscal year ended October 29, 2005. The Company, under the various equity plans, grants stock options for shares of common stock to employees and directors. In accordance with the Plans, the stated exercise price for non-qualified stock options shall not be less than 85 percent of the estimated fair market value of common stock on the date of grant. Incentive stock options may not be granted at less than 100 percent of the estimated fair market value of the common stock, and stock options granted to a person owning more than 10 percent of the combined voting power of all classes of stock of the Company must be issued at 110 percent of the fair market value of the stock on the date of grant. The Plans provide that the options shall be exercisable over a period not to exceed ten years. The majority of options granted under the Plans vest over a period of four years. Certain options granted under the Plans vest over shorter periods. At January 28, 2006, an aggregate of 131.1 million shares were authorized for future issuance under the Plans, which includes Stock Options, Employee Stock Purchase Plans, and Restricted Stock Awards. A total of 88.2 million shares of common stock were available for grant under the Plans as of January 28, 2006. Awards that expire, or are cancelled without delivery of shares, generally become available for issuance under the Plans.
Stock Options
     When the measurement date is certain, the fair value of each option grant is estimated on the date of grant using the Black-Scholes valuation model and the assumptions noted in the following table. The expected term of stock options is based on the midpoint of the historical exercise behavior and uniform exercise behavior. The expected volatility is based on an equal weighted average of implied volatilities from traded options of the Company’s stock and historical volatility of the Company’s stock. The risk free interest rate is based on the implied yield on a U.S. Treasury zero-coupon issue with a remaining term equal to the expected term of the option. The dividend yield reflects that Brocade has not paid any cash dividends since inception and does not anticipate paying cash dividends in the foreseeable future.

	Three Months Ended
	January 28,	January 29,
	2006	2005
Stock Options
Expected dividend yield	0.0%	0.0%
Risk-free interest rate	4.5 – 4.6%	3.0 – 3.7%
Expected volatility	52.8%	47.1%
Expected term (in years)	3.3	2.9
     The Company recorded $4.4 million of compensation expense relative to stock options for the quarter ended January 28, 2006 in accordance with SFAS 123R. A summary of stock option activity under the plans for the three months ended January 28, 2006 is presented as follows:

			Weighted
			Average
		Weighted	Remaining	Aggregate
		Average	Contractual	Intrinsic
	Shares	Exercise	Term	Value
	(in thousands)	Price	(Years)	($000)
Outstanding, October 29, 2005	45,179	$6.59
Granted	1,165	$4.19
Exercised	(204)	$0.68
Forfeited or Expired	(3,209)	$6.14

Outstanding, January 28, 2006	42,931	$6.57	6.3	$7,716

Ending Vested and Expected to Vest, January 28, 2006	40,776	$6.66	6.4	$7,079

Exercisable and Vested, January 28, 2006	26,516	$7.46	6.4	$3,356

     The weighted-average fair value of employee stock options granted during the three months ended January 28, 2006 and January 29, 2005 were $1.70 and $2.26, respectively. The total intrinsic value of stock options exercised for the three months ended January 28, 2006 and January 29, 2005 was $0.7 million and $4.6 million, respectively.
     As of January 28, 2006, there was $15.9 million of total unrecognized compensation costs related to stock options. These costs are expected to be recognized over a weighted average period of 3.57 years.
Employee Stock Purchase Plan
     Under Brocade’s Employee Stock Purchase Plan, eligible employees can participate and purchase shares semi-annually through payroll deductions at the lower of 85% of the fair market value of the stock at the commencement or end of the offering period, which is six months. The Purchase Plan permits eligible employees to purchase common stock through payroll deductions for up to 15% of qualified compensation. The Company accounts for the Employee Stock Purchase Plan as a compensatory plan and recorded compensation expense of $0.9 million for the quarter ended January 28, 2006 in accordance with SFAS 123R.
     The fair value of the option component of the Employee Stock Purchase Plan shares were estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

	Three Months Ended
	January 28,	January 29,
	2006	2005
Employee Stock Purchase Plan
Expected dividend yield	0.0%	0.0%
Risk-free interest rate	3.4 – 4.4%	2.0 – 2.5%
Expected volatility	44.3%	50.3%
Expected term (in years)	0.5	0.5
     As of January 28, 2006, there was $1.5 million of total unrecognized compensation costs related to employee stock purchases. These costs are expected to be recognized over a weighted average period of 0.2 years.

Information as Reported in the Financial Statements
     Total stock-based compensation expense of $6.9 million has been included in the Company’s Condensed Consolidated Statement of Operations for the three months ended January 28, 2006. Included in this amount is stock-based compensation expense for restricted stock awards of $0.8 million, options remeasured at their intrinsic value of $0.3 million, amortization of stock compensation expense related to prior acquisitions of $0.6 million, and incremental stock-based compensation of $5.3 million related to the adoption of SFAS 123R. The table below sets out the $5.3 million incremental stock-based compensation expense for stock options and employee stock purchases recognized under the provisions of SFAS 123R (in thousands, except per share data) for the three months ended January 28, 2006.

Three Months Ended
January 28,
2006
Stock-based compensation expense for stock options and employee stock purchases included in operations:
Cost of Revenues	$(1,647)
Research and Development	(1,734)
Sales and Marketing	(1,259)
General and Administrative	(653)

Total	(5,293)
Tax benefit	31

Net decrease in net income	$(5,262)

Effect on:
Net income per share- Basic	$(0.02)

Net income per share- Diluted	$(0.02)

     Prior to our adoption of SFAS 123R, benefits of tax deductions in excess of recognized compensation costs were reported as operating cash flows. SFAS 123R requires that they be recorded as a financing cash inflow rather than as a reduction of taxes paid. For the three months ended January 28, 2006, there was no excess tax benefit generated from option exercises. While our estimate of fair value and the associated charge to earnings materially affects our results of operations, it has no impact on our cash position.
Information Calculated as if Fair Value Method Had Applied to All Awards
     The table below sets out the pro forma amounts of net income and net income per share (in thousands, except per share data) that would have resulted for the three months ended January 29, 2005, if Brocade accounted for its employee stock plans under the fair value recognition provisions of SFAS 123.

Three Months Ended
January 29,
2005
Net income – as reported	$27,943
Add: Stock-based compensation expense (benefit) included in reported net income, net of tax	(935)
Deduct: Stock-based compensation expense determined under the fair value based method, net of tax	(4,636)

Pro forma net income	$22,372

Basic net income per share:
As reported	$0.10
Pro forma	$0.08
Diluted net income per share:
As reported	$0.10
Pro forma	$0.08

Restricted Stock Awards
     For the three months ended January 28, 2006 and January 29, 2005, Brocade issued restricted stock awards of 1.9 million shares and 0.02 million shares, respectively, to certain eligible employees at a purchase price of $0.001 and $0.01 per share, respectively. These restricted shares are not transferable until fully vested and are subject to repurchase for all unvested shares upon termination. The fair value of each award is based on the Company’s closing stock price on the date of grant. Compensation expense computed under the fair value method for stock awards issued is being amortized over the awards’ vesting period and was $0.8 million and $0.3 million, for the three months ended January 28, 2006 and January 29, 2005, respectively.
     The weighted-average fair value of the restricted stock awards granted in the three months ended January 28, 2006 and January 29, 2005 was $4.43 and $7.06, respectively. The total fair value of stock awards vested for both the three months ended January 28, 2006 and January 29, 2005 was zero. At January 28, 2006, unrecognized costs related to restricted stock awards totaled approximately $7.4 million. These costs are expected to be recognized over a weighted average period of 1.8 years. A summary of the nonvested shares for the three months ended January 28, 2006 is presented as follows:

		Weighted
		Average
	Shares	Grant-Date
	(in thousand)	Fair Value
Nonvested, October 29, 2005	13	$7.05
Granted	1,923	$4.43
Vested	(3)	$7.05
Forfeited	—	—

Nonvested, January 28, 2006	1,933	$4.44

     Basic net income per share is computed using the weighted-average number of common shares outstanding during the period, less shares subject to repurchase. Diluted net income per share is computed using the weighted-average number of common shares and dilutive potential common shares outstanding during the period. Dilutive potential common shares result from the assumed exercise of outstanding stock options, by application of the treasury stock method, that have a dilutive effect on earnings per share, and from the assumed conversion of outstanding convertible debt if it has a dilutive effect on earnings per share.
Comprehensive Income
     The components of comprehensive income, net of tax, are as follows (in thousands):

	Three Months Ended
	January 28,	January 29,
	2006	2005
Net income	$9,660	$27,943
Other comprehensive income:
Change in net unrealized gains (losses) on marketable equity securities and investments	477	(2,299)
Cumulative translation adjustments	(6)	180

Total comprehensive income	$10,131	$25,824

3. Balance Sheet Details
     The following tables provide details of selected balance sheet items (in thousands):

	January 28,	October 29,
	2006	2005
Inventories:
Raw materials	$1,399	$1,517
Finished goods	6,765	9,513

Total	$8,164	$11,030

Property and equipment, net:
Computer equipment and software	$69,649	$68,294
Engineering and other equipment	129,708	123,811
Furniture and fixtures	4,353	4,136

	January 28,	October 29,
	2006	2005
Leasehold improvements	42,028	41,696
Land and building	30,000	30,000

Subtotal	275,738	267,937
Less: Accumulated depreciation and amortization	(168,924)	(159,819)

Total	$106,814	$108,118

	January 28,	October 29,
	2006	2005
Other accrued liabilities:
Income taxes payable	$35,591	$36,923
Accrued warranty	1,987	1,746
Inventory purchase commitments	5,976	6,634
Accrued sales programs	9,963	8,327
Other	20,175	16,202

Total	$73,692	$69,832

     Leasehold improvements as of January 28, 2006 and October 29, 2005, are shown net of estimated asset impairments related to facilities lease losses (see Note 5).
4. Investments and Equity Securities
     The following tables summarize the Company’s investments and equity securities (in thousands):

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
January 28, 2006
U.S. government and its agencies and municipal obligations	$391,840	$1	$(2,486)	$389,355
Corporate bonds and notes	213,124	15	(1,249)	211,890
Equity securities	34	6	—	40

Total	$604,998	$22	$(3,735)	$601,285

Reported as:
Short-term investments				$262,465
Restricted short-term investments				277,040
Other current assets				40
Long-term investments				61,740

Total				$601,285

October 29, 2005
U.S. government and its agencies and municipal obligations	$413,574	$—	$(2,629)	$410,945
Corporate bonds and notes	173,021	11	(1,576)	171,456
Equity securities	34	2	—	36

Total	$586,629	$13	$(4,205)	$582,437

Reported as:
Short-term investments				$209,865
Restricted short-term investments				277,230
Other current assets				36
Long-term investments				95,306

Total				$582,437

     For both the three months ended January 28, 2006 and January 29, 2005, no gains were realized on the sale of investments or marketable equity securities. As of January 28, 2006 and October 29, 2005, net unrealized holding losses of $3.7 million and $4.2 million, respectively, were included in accumulated other comprehensive income in the accompanying Condensed Consolidated Balance Sheets.
     The following table summarizes the maturities of the Company’s investments in debt securities issued by United States government and its agencies, municipal government obligations, and corporate bonds and notes as of January 28, 2006 (in thousands):

	Amortized	Fair
	Cost	Value
Less than one year	$542,239	$539,505
Due in 1 – 2 years	60,265	59,319
Due in 2 – 3 years	2,460	2,421

Total	$604,964	$601,245

5. Liabilities Associated with Facilities Lease Losses
     During the three months ended October 27, 2001, the Company recorded a charge of $39.8 million related to estimated facilities lease losses, net of expected sublease income, and a charge of $5.7 million in connection with the estimated impairment of certain related leasehold improvements. These charges represented the low-end of the then estimated range of $39.8 million to $63.0 million and may be adjusted upon the occurrence of future triggering events.
     During the three months ended July 27, 2002, the Company completed a transaction to sublease a portion of these vacant facilities. Accordingly, based on then current market data, the Company revised certain estimates and assumptions, including those related to estimated sublease rates, estimated time to sublease the facilities, expected future operating costs, and expected future use of the facilities. The Company reevaluates its estimates and assumptions on a quarterly basis and makes adjustments to the reserve balance if necessary.
     In November 2003 the Company purchased a previously leased building. In addition, the Company consolidated the engineering organization and development, test and interoperability laboratories into the purchased facilities and vacated other existing leased facilities. As a result, the Company recorded adjustments to the previously recorded facilities lease loss reserve, deferred rent and leasehold improvement impairments, and recorded additional reserves in connection with the facilities consolidation.
     The following table summarizes the activity related to the facilities lease losses reserve, net of expected sublease income (in thousands), as of January 28, 2006:

Lease Loss
Reserve
Reserve balances at October 29, 2005	$17,140
Cash payments on facilities leases	(1,185)
Non-cash charges	(43)

Reserve balance at January 28, 2006	$15,912

     Cash payments for facilities leases related to the above noted facilities lease losses will be paid over the respective lease terms through fiscal year 2010.
6. Convertible Subordinated Debt
     On December 21, 2001, and January 10, 2002, the Company sold, in private placements pursuant to Section 4(2) of the Securities Act of 1933, as amended, an aggregate of $550 million in principal amount, two percent convertible subordinated notes due January 2007 (the notes or convertible subordinated debt). The initial purchasers purchased the notes from the Company at a discount of 2.25 percent of the aggregate principal amount. Under the original term of the Notes, holders of the notes may, in whole or in part, convert the notes into shares of the Company’s common stock at a conversion rate of 22.8571 shares per $1,000 principal amount of notes (approximately 6.4 million shares may be issued upon conversion based on outstanding debt of $278.9 million as of January 28, 2006) at any time prior to maturity on January 1, 2007, subject to earlier redemption. Additionally, under the original term of the Notes, at any time on or after January 5, 2005, the Company was entitled to redeem the notes in whole or in part at the following prices expressed as a percentage of the principal amount:

Redemption Period	Price
Beginning on January 5, 2005 and ending on December 31, 2005	100.80%
Beginning on January 1, 2006 and ending on December 31, 2006	100.40%
On January 1, 2007 and thereafter	100.00%
     On August 23, 2005, in accordance with the terms of the indenture agreement dated December 21, 2001 with respect to the Convertible Subordinated Debt, the Company elected to deposit securities with the trustee of the Notes (the “Trustee”), which fully collateralized the outstanding notes, and to discharge the indenture agreement. Pursuant to this election, the Company provided an irrevocable letter of instruction to the Trustee to issue a notice of redemption on June 26, 2006 and to redeem the Notes on August 22, 2006 (the “Redemption Date”). Over the course of the next year, the Trustee, using the securities deposited with them, will pay to the noteholders (1) all the interest scheduled to become due per the original note prior to the Redemption Date, and (2) all the principal and remaining interest, plus a call premium of 0.4% of the face value of the Notes, on the Redemption Date. As of January 28, 2006, the Company had an aggregate of $277.0 million in interest-bearing U.S. government securities with the Trustee. The securities will remain on the Company’s balance sheet as restricted short-term investments until the Redemption Date.
     The Company is required to pay interest on January 1 and July 1 of each year, beginning July 1, 2002. Under the original term of the notes, debt issuance costs of $12.4 million are being amortized over the term of the notes and will accelerate upon early redemption or conversion of the notes. As of January 28, 2006, the remaining balance of unamortized debt issuance costs was $1.0 million and is being amortized through the redemption date of August 22, 2006. The net proceeds of the convertible subordinated debt remain available for general corporate purposes, including working capital and capital expenditures.
     During the three months ended January 28, 2006, the Company did not repurchase any of its convertible subordinated debt. To date, the Company has repurchased a total of $271.1 million in face value of its convertible subordinated notes. As of January 28, 2006, the remaining balance outstanding of the convertible subordinated debt was $278.9 million.
     The notes are not listed on any securities exchange or included in any automated quotation system; however, the notes are eligible for trading on the PortalSM Market. On January 27, 2006, the average bid and ask price on the Portal Market of the notes was 98.13, resulting in an aggregate fair value of approximately $273.7 million.
7. Commitments and Contingencies
Leases
     The Company leases its facilities and certain equipment under various operating lease agreements expiring through August 2010. In connection with its facilities lease agreements, the Company has signed unconditional, irrevocable letters of credit totaling $8.3 million as security for the leases. Future minimum lease payments under all non-cancelable operating leases as of January 28, 2006 were $67.0 million. In addition to base rent, many of the facilities lease agreements require that the Company pay a proportional share of the respective facilities’ operating expenses.
     As of January 28, 2006, the Company had recorded $15.9 million in facilities lease loss reserves related to future lease commitments, net of expected sublease income (see Note 5).
Product Warranties
     The Company provides warranties on its products ranging from one to three years. Estimated future warranty costs are accrued at the time of shipment and charged to cost of revenues based upon historical experience. The Company’s accrued liability for estimated future warranty costs is included in other accrued liabilities on the accompanying Condensed Consolidated Balance Sheets. The following table summarizes the activity related to the Company’s accrued liability for estimated future warranty costs during the three months ended January 28, 2006 and January 29, 2005 (in thousands), respectively:

	January 28,	January 29,
	2006	2005
Beginning Balance	$1,746	$4,669
Liabilities accrued for warranties issued during the period	394	281
Warranty claims paid during the period	(124)	(104)
Changes in liability for pre-existing warranties during the period	(29)	(2,875)

Ending Balance	$1,987	$1,971

     In addition, the Company has standard indemnification clauses contained within its various customer contracts. As such, the Company indemnifies the parties to whom it sells its products with respect to the Company’s product infringing upon any patents, trademarks, copyrights, or trade secrets, as well as against bodily injury or damage to real or tangible personal property caused by a defective Company product. As of January 28, 2006, there have been no known events or circumstances that have resulted in a customer contract related indemnification liability to the Company.
Manufacturing and Purchase Commitments
     The Company has a manufacturing agreement with Hon Hai Precision Industry Co. (“Foxconn”) under which the Company provides twelve-month product forecasts and places purchase orders in advance of the scheduled delivery of products to the Company’s customers. The required lead-time for placing orders with Foxconn depends on the specific product. As of January 28, 2006, the Company’s aggregate commitment to Foxconn for inventory components used in the manufacture of Brocade products was $51.5 million, net of purchase commitment reserves of $6.0 million, which the Company expects to utilize during future normal ongoing operations. The Company’s purchase orders placed with Foxconn are cancelable, however if cancelled, the agreement with Foxconn requires the Company to purchase from Foxconn all inventory components not returnable, usable by, or sold to, other customers of Foxconn. The Company’s purchase commitments reserve reflects the Company’s estimate of purchase commitments it does not expect to consume in normal operations.
Legal Proceedings
     From time to time, claims are made against the Company in the ordinary course of its business, which could result in litigation. Claims and associated litigation are subject to inherent uncertainties and unfavorable outcomes could occur, such as monetary damages, fines, penalties or injunctions prohibiting the Company from selling one or more products or engaging in other activities. The occurrence of an unfavorable outcome in any specific period could have a material adverse affect on the Company’s results of operations for that period or future periods.
     On July 20, 2001, the first of a number of putative class actions for violations of the federal securities laws was filed in the United States District Court for the Southern District of New York against the Company, certain of its officers and directors, and certain of the underwriters for the Company’s initial public offering of securities. A consolidated amended class action captioned In Re Brocade Communications Systems, Inc. Initial Public Offering Securities Litigation was filed on April 19, 2002. The complaint generally alleges that various underwriters engaged in improper and undisclosed activities related to the allocation of shares in the Company’s initial public offering and seeks unspecified damages on behalf of a purported class of purchasers of common stock from May 24, 1999 to December 6, 2000. The lawsuit against the Company is being coordinated for pretrial proceedings with a number of other pending litigations challenging underwriter practices in over 300 cases as In Re Initial Public Offering Securities Litigation, 21 MC 92(SAS). In October 2002, the individual defendants were dismissed without prejudice from the action, pursuant to a tolling agreement. On February 19, 2003, the Court issued an Opinion and Order dismissing all of the plaintiffs’ claims against the Company. In June 2004, a stipulation of settlement for the claims against the issuer defendants, including the Company, was submitted to the Court for approval. On August 31, 2005, the Court granted preliminary approval of the settlement. The settlement is subject to a number of conditions, including final approval by the Court.
     Beginning on or about May 19, 2005, several securities class action complaints were filed against the Company and certain of its current and former officers. These actions were filed on behalf of purchasers of the Company’s stock from February 2001 to May 2005. These complaints were filed in the United States District Court for the Northern District of California. On January 12, 2006, the Court appointed a lead plaintiff and lead counsel and ordered that a consolidated complaint be filed by March 3, 2006. The securities class action complaints allege, among other things, violations of sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. The complaints seek unspecified monetary damages and other relief against the defendants. The complaints generally allege that the Company and the individual defendants made false or misleading public statements regarding the Company’s business and operations. These lawsuits followed the Company’s restatement of certain financial results due to stock-based compensation accounting issues.
     Beginning on or about May 24, 2005, several derivative actions were also filed against certain of the Company’s current and former directors and officers. These actions were filed in the United States District Court for the Northern District of California and in the California Superior Court in Santa Clara County. The complaints allege that certain of the Company’s officers and directors breached their fiduciary duties to the Company by engaging in alleged wrongful conduct including conduct complained of in the securities litigation described above. The Company is named solely as a nominal defendant against whom the plaintiffs seek no recovery. The derivative actions pending in the District Court for the Northern District of California were consolidated and the Court created a Lead Counsel structure. The derivative plaintiffs filed a consolidated complaint on October 7, 2005 and the Company filed a motion to dismiss that action on October 27, 2005. On January 6, 2006, Brocade’s motion was granted and the consolidated complaint was dismissed with leave to amend. The derivative actions pending in the Superior Court in Santa Clara County were consolidated. The derivative plaintiffs filed a consolidated complaint on September 19, 2005. The Company filed a motion to stay that action in deference to the substantially identical consolidated derivative action pending in the District Court, and on November 15, 2005, the Court stayed the action.
     No amounts have been recorded in the accompanying Condensed Consolidated Financial Statements associated with these matters.
8. Segment Information
     The Company is organized and operates as one operating segment: the design, development, marketing and selling of infrastructure for SANs. The Company’s Chief Executive Officer is the Company’s Chief Operating Decision Maker (CODM), as defined by SFAS 131, “Disclosures about Segments of an Enterprise and Related Information.” The CODM allocates resources and assesses the performance of the Company based on revenues and overall profitability.
     Revenues are attributed to geographic areas based on the location of the customer to which products are shipped. Domestic revenues include sales to certain OEM customers who take possession of Brocade products domestically and then distribute these products to their international customers. Domestic and international revenues were approximately 63 percent and 37 percent of total revenues, respectively, for the three months ended January 28, 2006 compared to 66 percent and 34 percent of total revenues, respectively, for the three months ended January 29, 2005. To date, service revenue has not exceeded 10 percent of total revenues. Identifiable assets located in foreign countries were not material as of January 28, 2006 and October 29, 2005. For the three months ended January 28, 2006, three customers accounted for 72 percent of our total revenues. For the three months ended January 29, 2005, four customers accounted for 82 percent of total revenues.
9. Net Income per Share
     The following table presents the calculation of basic and diluted net income per common share (in thousands, except per share amounts):

	Three Months Ended
	January 28,	January 29,
	2006	2005
Net income	$9,660	$27,943

Basic and diluted net income per share:
Weighted-average shares of common stock outstanding	271,335	266,391
Less: Weighted-average shares of common stock subject to repurchase	(1,935)	(173)

Weighted-average shares used in computing basic net income per share	269,400	266,218
Dilutive effect of common share equivalents	2,701	5,204

Weighted-average shares used in computing diluted net income per share	272,101	271,422

Basic net income per share	$0.04	$0.10

Diluted net income per share	$0.04	$0.10

     For the three months ended January 28, 2006 and January 29, 2005, potential common shares in the form of stock options to purchase 42.5 million and 3.0 million weighted-average shares of common stock, respectively, were antidilutive and, therefore, not included in the computation of diluted earnings per share. For the three months ended January 28, 2006 and January 29, 2005, potential common shares resulting from the potential conversion, on a weighted average basis, of the Company’s convertible subordinated debt of 6.4 million and 8.0 million common shares, respectively, were antidilutive and therefore not included in the computation of diluted earnings per share.
10. Subsequent Events
     On March 6, 2006, the Company completed its acquisition of NuView, Inc. (“NuView”), a privately held software developer based in Houston, Texas. Under the terms of the acquisition agreement, Brocade has acquired all of the outstanding shares of NuView for approximately $60 million in cash, including estimated direct acquisition costs. As a result of this acquisition, the Company expects to record goodwill and other intangible assets in the second quarter of fiscal 2006.

SCHEDULE C
GUIDE TO TAX ISSUES IN CHINA

     The following is a summary of the material tax consequences of participating in the offer for individuals subject to taxation in China. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. Because you also are subject to United States income tax, the information contained in the tax summary below may differ from your specific tax treatment.
     As noted in Section 14 of this Offer to Amend or Cancel, we recommend that you consult a Deloitte tax specialist or other tax advisor with respect to the tax consequences of participating in the offer, as the related tax consequences to you are dependent on your individual tax situation.
     Cash payments.
     The cash payments you will receive as part of your Option Consideration under this offer will be subject to income tax and potentially subject to social insurance contributions. You will be subject to income tax and social insurance contributions (depending on the amount of the cash payment and local practice) on the amount of the cash payment received.
     Amended options.
     If you are an option holder who chooses to accept this offer with respect to outstanding eligible post-August 14, 2003 options, you likely will not be subject to income tax at the time of the acceptance and amendment of such options.
     Withholding and reporting.
     Your employer likely will withhold income tax and social insurance contributions (depending on the amount of the cash payment and local practice) with respect to the cash payments you receive as part of your Option Consideration.
     Should there be a difference between the actual tax liability and the amount withheld, it is your personal responsibility to report and pay any additional taxes resulting from your participation in the offer.

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SCHEDULE D
GUIDE TO TAX ISSUES IN SINGAPORE

     The following is a summary of the material tax consequences of participating in the offer for individuals subject to taxation in Singapore. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. Because you also are subject to United States income tax, the information contained in the tax summary below may differ from your specific tax treatment.
     As noted in Section 14 of this Offer to Amend or Cancel, we recommend that you consult a Deloitte tax specialist or other tax advisor with respect to the tax consequences of participating in the offer, as the related tax consequences to you are dependent on your individual tax situation.
     Cash payments.
     The cash payments you will receive as part of your Option Consideration under this offer likely will be subject to income tax. You will be subject to Central Provident Fund (“CPF”) contributions on such cash payments only if you are a Singapore citizen or Singapore permanent resident.
     Amended options.
     If you are an option holder who chooses to accept this offer with respect to outstanding eligible post-August 14, 2003 options, you likely will not be subject to income tax at the time of the acceptance and amendment of such options.
     Withholding and reporting.
     Your employer is not required to withhold income tax with respect to the cash payments you receive as part of your Option Consideration. However, your employer will report the taxable income you receive upon the receipt of the Option Consideration to the tax authorities. It is your responsibility to report and pay any taxes resulting from your participation in the offer.

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SCHEDULE E
GUIDE TO TAX ISSUES IN SWITZERLAND

     The following is a summary of the material tax consequences of participating in the offer for individuals subject to taxation in Switzerland. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. Because you also are subject to United States income tax, the information contained in the tax summary below may differ from your specific tax treatment.
     As noted in Section 14 of this Offer to Amend or Cancel, we recommend that you consult a Deloitte tax specialist or other tax advisor with respect to the tax consequences of participating in the offer, as the related tax consequences to you are dependent on your individual tax situation.
     Cash payments.
     If you were not taxed at the time of the option grant, then you will be subject to income tax on the amount of the cash payments received as part of your Option Consideration. You will also be subject to social insurance contributions.
     Amended options.
     If you are an option holder who chooses to accept this offer with respect to outstanding eligible post-August 14, 2003 options, you should not be subject to income tax at the time of the acceptance and amendment of such options.
     Withholding and reporting.
     If you are a Swiss national or a foreign employee holding a “C” residence permit, your employer is not required to withhold income tax with respect to the cash payments you receive as part of your Option Consideration. Your employer will report the taxable income you receive on the annual “certificate of salary” which will be issued to you at the end, or shortly after the end, of the calendar year in which you receive the cash payments. It is your responsibility to attach the “certificate of salary” to your tax return and pay any taxes resulting from your participation in the offer.
     If you are a foreign employee holding a “B” permit, or if you are an employee subject to income tax at source, your employer is required to withhold and report income tax and social insurance contributions with respect to the cash payments you receive as part of your Option Consideration. Depending on the amount of your annual income in Switzerland, you may be required to file a tax return and to pay additional taxes (or to receive a refund) when the tax administration computes the exact amount of taxes based on your tax return.

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SCHEDULE F
GUIDE TO TAX ISSUES IN THE UNITED KINGDOM

     The following is a summary of the material tax consequences of participating in the offer for individuals subject to taxation in the United Kingdom. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. Because you also are subject to United States income tax, the information contained in the tax summary below may differ from your specific tax treatment.
     As noted in Section 14 of this Offer to Amend or Cancel, we recommend that you consult a Deloitte tax specialist or other tax advisor with respect to the tax consequences of participating in the offer, as the related tax consequences to you are dependent on your individual tax situation.
     Cash payments.
     The cash payments you will receive as part of your Option Consideration under this offer will be subject to income tax and National Insurance Contributions.
     Amended options.
     If you are an option holder who chooses to accept this offer with respect to outstanding eligible post-August 14, 2003 options, you will not be subject to income tax at the time of the acceptance and amendment of such options.
     Withholding and reporting.
     Your employer is required to withhold and report income tax and National Insurance Contributions with respect to the cash you receive as part of your Option Consideration.

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